    As filed with the Securities and Exchange Commission on May 7, 1997
                                                      Registration No. 333-23533

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________

                            PRE-EFFECTIVE AMENDMENT
                                     NO. 1
                                      TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        COMMUNITY FIRST BANKING COMPANY
                      -----------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

          GEORGIA                     6711                    58-2309605
----------------------------    ------------------      ------------------------
(State or other jurisdiction    (Primary Standard           (I.R.S. Employer
    of incorporation or              Industrial           Identification No.)
       organization)            Classification Code
                                     Number)

                               110 Dixie Street
                          Carrollton, Georgia  30117
                                (770) 834-1071
                         ----------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               GARY D. DORMINEY
                               110 Dixie Street
                          Carrollton, Georgia  30117
                                (770) 834-1071
                              __________________
                    (Name, address, including zip code, and
                   telephone number, including area code, of
                              agent for service)

                                   Copies to:

     WALTER G. MOELING, IV, ESQ.                    RANDALL A. UNDERWOOD
POWELL, GOLDSTEIN, FRAZER & MURPHY                BROOKS, PIERCE, McLENDON,
    191 Peachtree Street, N.E.                     HUMPHREY & LEONARD, LLP
      Atlanta, Georgia 30303                       2000 Renaissance Plaza
          (404) 572-6600                            230 North Elm Street
                                              Greensboro, North Carolina 27401
                                                       (910) 373-8850

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

   If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE:

----------------------------------------------------------------------------------------------------------------------
  Title of Each Class of        Amount to be          Proposed Maximum    Proposed Maximum    Amount of Registration
  Securities to be              Registered /(1)/      Offering Price per  Aggregate Offering  Fee(3)
  Registered                                          Share/(2)/          Price/(2)/
----------------------------------------------------------------------------------------------------------------------

  Common Stock, $.01             2,413,562 Shares           $20.00           $48,271,240              $14,628
  par value
======================================================================================================================

/(1)/ Includes 314,812 shares that may be issued in the event of an over-subscription. See "The Conversion and Reorganization-Stock Pricing and Number of Shares to be Issued."
/(2)/ Estimated solely for the purpose of determining the registration fee.

/(3)/ Previously paid.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        COMMUNITY FIRST BANKING COMPANY
                             CROSS-REFERENCE SHEET



  Registration Statement Item Number
             and Heading                        Caption in Prospectus
             -----------                        ---------------------

  1.   Forepart of the Registration
         Statement and Outside Front
         Cover Page of Prospectus.....  Cover Page; Cross-Reference Sheet;
                                        Outside Front Cover Page of Prospectus


  2.   Inside Front and Outside Back
         Cover Pages of Prospectus....  Inside Front Cover Page of
                                        Prospectus; Outside Back Cover Page
                                        of Prospectus

  3.   Summary Information, Risk
         Factors and Ratio of Earnings
         to Fixed Charges.............  Summary; Risk Factors

  4.   Use of Proceeds................  Use of Proceeds

  5.   Determination of Offering
         Price........................  The Conversion and Reorganization

  6.   Dilution.......................  Not Applicable

  7.   Selling Security Holders.......  Not Applicable

  8.   Plan of Distribution...........  Outside Front Cover Page of
                                        Prospectus; The Conversion and
                                        Reorganization

  9.   Description of the Securities..  Description of Capital Stock

  10.  Interests of Named Experts and
         Counsel......................  Legal Matters; Experts

  11.  Information with Respect to the
         Registrant...................  Prospectus Summary; Risk Factors;
                                        Dividend Policy; Capitalization;
                                        Selected Financial and Other Data;
                                        Community First Banking Company;
                                        Carrollton Federal Bank; CF Mutual
                                        Holdings; Market for Common Stock;
                                        Regulatory Capital; Pro Forma Data;
                                        Management's Discussion and Analysis
                                        of Financial Condition and Results of
                                        Operations; Business of Carrollton
                                        Federal Bank; Regulation; Management
                                        of the Company; Management of the
                                        Savings Bank; Certain Restrictions on
                                        Acquisition of the Company;
                                        Consolidated Financial Statements

12.  Disclosure of Commission Position
       on Indemnification for
       Securities Act  Liabilities....  Part II of the Registration Statement


PROSPECTUS AND PROXY STATEMENT


                        COMMUNITY FIRST BANKING COMPANY
                         (PROPOSED HOLDING COMPANY FOR
                         CARROLLTON FEDERAL BANK, FSB)
                    UP TO 2,098,750 SHARES OF COMMON STOCK
                              (ESTIMATED MAXIMUM)

        CF Mutual Holdings, which owns Carrollton Federal Bank, FSB, is converting from the mutual form to the stock form of organization. As part of the Conversion and Reorganization, Carrollton Federal Bank, FSB, will become a wholly owned subsidiary of Community First Banking Company, which was formed in March 1997. Upon consummation of the Conversion and Reorganization, Community First Banking Company will own all of the shares of Carrollton Federal Bank, FSB. The Common Stock of Community First Banking Company is being offered to the public in the offerings described in this Prospectus and Proxy Statement in accordance with a Plan of Conversion and Agreement and Plan of Reorganization that must be approved by the Office of Thrift Supervision and by a majority of the votes eligible to be cast by members of CF Mutual Holdings. The offerings will not go forward if CF Mutual Holdings does not receive these approvals or if Community First Banking Company does not sell at least the minimum number of shares described below.

                          SPECIAL MEETING OF MEMBERS

        A Special Meeting of Members of CF Mutual Holdings will be held at the main office of Carrollton Federal Bank, FSB, located at 110 Dixie Street, Carrollton, Georgia on June ___, 1997 at __:__ ___m. Eastern Time for the purpose of considering and voting upon the Plan of Conversion which was unanimously adopted by the Boards of Directors of CF Mutual Holdings and Carrollton Federal Bank, FSB, and which, if approved by a majority of the total votes eligible to be cast by the members, will permit CF Mutual Holdings to convert from a mutual holding company to a stock form of holding company. The Conversion is contingent upon the Members' approval of the Plan of Conversion at the Members' Meeting or any adjournment thereof. This document serves as the Proxy Statement of CF Mutual Holdings with respect to the Members' Meeting, as well as the Prospectus of Community First Banking Company with respect to the offerings of Common Stock described herein.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARDS OF DIRECTORS OF CARROLLTON FEDERAL BANK, FSB, AND CF MUTUAL HOLDINGS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN OF CONVERSION. VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO PURCHASE STOCK.

                                 OFFERING TERMS

        An independent appraiser has estimated the pro forma market value of Community First Banking Company and Carrollton Federal Bank to be between $31,025,000 and $41,975,000. As a result of this valuation, between 1,551,250 and 2,098,750 shares are being offered. Subject to Office of Thrift Supervision approval, up to 2,413,562 shares, which includes an additional 314,812 shares (15% more than the maximum number of shares) may be offered. Based on these estimates, Community First Banking Company is offering shares of Common Stock on the following terms:



     .    Price Per Share:                 $20

     .    Number of Shares                 1,551,250 to 2,098,750
          Minimum/Maximum

     .    Underwriting Fees, Commissions   $1,116,890 ($0.72 per share)
          and Expenses                     to
          Minimum/Maximum                  $1,283,111 ($0.61 per share)

     .    Net Proceeds to Community First  $29,908,110 ($19.28 per share)
          Banking Company                  to

     .    Minimum/Maximum                  $40,691,889 ($19.39 per share)



PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE __ OF THIS DOCUMENT.

           THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT
            INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
                     CORPORATION OR ANY GOVERNMENT AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF
         THRIFT SUPERVISION, OR ANY OTHER STATE SECURITIES REGULATORS
           HAVE APPROVED THE SALE OF THESE SECURITIES OR DETERMINED
             THIS PROSPECTUS IS ACCURATE OR COMPLETE.  ANY REPRE-
               SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Company has applied to have its Common Stock quoted on the Nasdaq National Market under the symbol "CFBC." See "Market for Common Stock."
        For information on how to subscribe, call the Stock Information Center at (770) 834-7355.

                           TRIDENT SECURITIES, INC.

                 , 1997

                                     [MAP]

                                 TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

Summary............................................................  0
Selected Financial and Other Data..................................  0
Risk Factors.......................................................  0
Community First Banking Company....................................  0
Carrollton Federal Bank............................................  0
CF Mutual Holdings.................................................  0
Proposed Management................................................  0
Use of Proceeds....................................................  0
Dividend Policy....................................................  0
Market for the Common Stock........................................  0
Capitalization.....................................................  0
Regulatory Capital.................................................  0
Pro Forma Data.....................................................  0
Management's Discussion and Analysis of
 Financial Condition and Results of Operations.....................  0
Business...........................................................  0
Taxation...........................................................  0
Regulation.........................................................  0
Management of the Company..........................................  0
Management of the Savings Bank.....................................  0
The Conversion and Reorganization..................................  0
Certain Restrictions on Acquisition of the Company.................  0
Description of Capital Stock.......................................  0
Experts............................................................  0
Legal Matters......................................................  0
Additional Information.............................................  0
Glossary...........................................................  0
Index to Consolidated Financial Statements.........................  0



        This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page __ of this document.

                                 SUMMARY


        This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the Offerings fully, you should read carefully this entire document, including the consolidated financial statements and the notes to the consolidated financial statements of CF Mutual Holdings. References to the "Savings Bank" refer to Carrollton Federal Bank, FSB. References in this document to the "Company" refer to Community First Banking Company.

        Several abbreviated and defined terms appear in this document. To the extent the abbreviation or definition does not appear with the term, please refer to the Glossary that begins on page A-1 at the end of this document.


THE COMPANY

                        Community First Banking Company
                               110 Dixie Street
                           Carrollton, Georgia 30117
                                (770) 834-7355

        The Company is not an operating company and has not engaged in any significant business to date. It was formed in March 1997 as a Georgia stock corporation to be the holding company for Carrollton Federal Bank after the Conversion and Reorganization. See "Community First Banking Company."

        THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE SAVINGS BANK BELIEVE THAT IT IS IN THE BEST INTERESTS OF THE SAVINGS BANK, THE COMPANY AND THE COMPANY'S SHAREHOLDERS FOR THE COMPANY AND THE SAVINGS BANK TO REMAIN INDEPENDENT, WITH THE OBJECTIVE OF LONG-TERM ENHANCEMENT OF SHAREHOLDER VALUE. ACCORDINGLY, AN INVESTMENT IN THE COMMON STOCK OF THE COMPANY MAY NOT BE SUITABLE FOR INVESTORS WHO ARE SEEKING SHORT-TERM RETURNS THROUGH A SALE OF THE INSTITUTION.


THE SAVINGS BANK

                         Carrollton Federal Bank, FSB
                               110 Dixie Street
                           Carrollton, Georgia 30117
                                (770) 834-7355

        The Savings Bank is a federally chartered stock savings bank organized on August 1, 1994 and operates in Carrollton, Georgia and neighboring communities in western Georgia. Prior to that date, the predecessor of the Savings Bank had operated as a mutual savings bank since 1929. The Savings Bank conducts business through 12 branch offices in Carroll, Douglas, Coweta, Fayette, Haralson, Heard, Henry and Paulding Counties in Georgia. At December 31, 1996, the Savings

Bank had $351 million of total assets, $325 million of total liabilities, including $308 million of deposits, and $26 million of equity or 7.4% of assets. See "Carrollton Federal Bank."



THE MUTUAL HOLDING COMPANY

                              CF Mutual Holdings
                               110 Dixie Street
                           Carrollton, Georgia 30117
                                (770) 834-7355

        The Mutual Holding Company is a federally chartered mutual holding company formed on August 1, 1994. The Mutual Holding Company was not formed to raise capital, but to provide a corporate structure that would facilitate entering new lines of business and possible acquisitions of other financial institutions. Its primary asset is 100 shares of Savings Bank Common Stock, which represents all of the outstanding shares of such stock. As part of the Conversion and Reorganization, the Mutual Holding Company will merge into the Savings Bank and the Mutual Holding Company will cease to exist. All of the assets of the Mutual Holding Company will pass to the Company by virtue of the Conversion and Reorganization. See "CF Mutual Holdings."


INFORMATION RELATING TO VOTING AT THE MEMBERS' MEETING

        The Board of Directors of the Mutual Holding Company has fixed the close of business on [____________], 1997 AS THE RECORD DATE (THE "VOTING RECORD DATE") FOR THE DETERMINATION OF MEMBERS ENTITLED TO NOTICE OF AND TO VOTE AT THE MEMBERS' MEETING. ALL HOLDERS OF THE SAVINGS BANK'S DEPOSIT OR OTHER AUTHORIZED ACCOUNTS AND THE SAVINGS BANK'S BORROWERS AS OF JULY 19, 1990 WHOSE BORROWINGS REMAINED IN EXISTENCE AS OF ___________, 1997 ARE MEMBERS OF THE MUTUAL HOLDING COMPANY UNDER ITS CURRENT FEDERAL MUTUAL CHARTER. ALL MEMBERS OF RECORD AS OF THE CLOSE OF BUSINESS ON THE VOTING RECORD DATE WHO CONTINUE AS SUCH UNTIL THE DATE OF THE MEMBERS' MEETING WILL BE ENTITLED TO VOTE AT THE MEMBERS' MEETING OR ANY ADJOURNMENT THEREOF.

        Each depositor member will be entitled at the Members' Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of his or her savings accounts in the Savings Bank as of the Voting Record Date. Borrower members will be entitled to one vote at the Members' Meeting in addition to any votes such borrower member may have as a result of being a depositor in the Savings Bank. No member may cast more than 1,000 votes.

        Approval of the Plan of Conversion to be presented at the Members' Meeting will require the affirmative vote of at least a majority of the total outstanding votes of the Mutual Holding Company's members eligible to be cast at the Members' Meeting. As of the Voting Record Date for the Members' Meeting, there were approximately [________] VOTES ELIGIBLE TO BE CAST, OF WHICH [________] VOTES CONSTITUTE A MAJORITY.

        Members may vote at the Members' Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by the Mutual Holding Company will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no contrary instructions are given, such proxies will be voted in favor of the Plan of Conversion described herein. If any other matters are properly presented before the Members' Meeting and may properly be voted upon, the proxies will be voted on such matters by the proxy holders named therein as directed by the Board of Directors of the Mutual Holding Company. Valid, previously executed general proxies, which typically are obtained from members when they open their accounts at the Savings Bank, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Members' Meeting and vote in person. Any member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Mutual Holding Company, provided that such written notice is received by the Secretary prior to the Members' Meeting or any adjournment thereof, or by attending the Members' Meeting and voting in person.

        FAILURE TO RETURN AN EXECUTED PROXY FOR THE MEMBERS' MEETING OR TO ATTEND THE MEMBERS' MEETING AND VOTE IN PERSON WOULD HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION AND REORGANIZATION.

        Proxies may be solicited by officers, directors or other employees of the Mutual Holding Company and/or the Savings Bank, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Mutual Holding Company only for their expenses incurred in connection with such solicitation.

        The proxies solicited hereby will be used only at the Members' Meeting and at any adjournment thereof; they will not be used at any other meeting.


PURPOSES OF THE CONVERSION AND REORGANIZATION

        The stock holding company form of organization has several advantages over the existing mutual holding company form. For example, as a stock holding company, the Company and the Savings Bank will be able to diversify their business activities and will have a larger capital base and greater access to capital markets. In addition, the Conversion and Reorganization will result in a public trading market for the Company's common stock. It will also be easier for the Company and the Savings Bank to acquire other financial institutions and attract and retain qualified management. See "The Conversion and Reorganization --Purposes of the Conversion and Reorganization."

DESCRIPTION OF THE CONVERSION AND REORGANIZATION

        Under the Plan of Conversion, (i) the Mutual Holding Company will convert to an interim federal stock savings bank ("Interim Mutual") and simultaneously will merge with and into the Savings Bank, (ii) the Mutual Holding Company will cease to exist and the 100 shares or 100% of the outstanding Savings Bank Common Stock held by the Mutual Holding Company will be cancelled, and (iii) a second interim savings bank ("Interim CFB") formed by the Company solely for such purpose will then merge with and into the Savings Bank. As a result of the merger of Interim CFB with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Company operating under the name "Carrollton Federal Bank." See "The Conversion and Reorganization."

EFFECT OF THE CONVERSION AND REORGANIZATION ON DEPOSITORS AND BORROWERS OF THE SAVINGS BANK

        General. Each depositor in the Savings Bank has a pro rata ownership interest in the Mutual Holding Company's retained earnings based upon the balance in his or her deposit account. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the account. Any other depositor who opens a deposit account obtains a pro rata interest in the Mutual Holding Company's retained earnings without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of his or her account balance but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

        Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings after other claims are paid.

        Upon completion of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the Company. The stock is separate and apart from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Savings Bank. Under the Plan of Conversion, all of the capital stock of the Savings Bank will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Conversion and Reorganization. The Common Stock will represent an ownership interest in the Company and will be issued upon completion of the Conversion and Reorganization to persons who elect to purchase the shares being offered.

        Continuity. During the Conversion and Reorganization process, the Saving Bank's normal business of accepting deposits and making loans will continue without interruption. The Savings Bank will continue to be subject to regulation by the OTS and the FDIC, and FDIC insurance of accounts will continue without interruption. After the Conversion and Reorganization, the Savings

Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

        The Board of Directors serving the Mutual Holding Company at the time of the Conversion and Reorganization will serve as the Company's Board of Directors. All of the Saving Bank's directors and officers at the time of the Conversion and Reorganization will retain their positions after the Conversion and Reorganization.

        Voting Rights. Upon completion of the Conversion and Reorganization, depositor and borrower members as such will have no voting rights in the Company, the Mutual Holding Company or the Savings Bank. As a result, they will not be able to elect directors of any of these institutions or control their affairs. Currently, these rights are accorded to depositors and certain borrowers of the Savings Bank who are the members of the Mutual Holding Company. After the Conversion and Reorganization, only the shareholders of the Company will have voting rights, and the Company will own all of the stock of the Savings Bank. Each holder of Common Stock will be entitled to one vote per share on any matter to be considered by the shareholders of the Company, subject to the provisions of the Company's Articles of Incorporation.

        Deposit Accounts and Loans. SAVINGS BANK DEPOSIT ACCOUNTS, THE BALANCES OF INDIVIDUAL ACCOUNTS AND EXISTING FEDERAL DEPOSIT INSURANCE COVERAGE WILL NOT BE AFFECTED BY THE CONVERSION AND REORGANIZATION. FURTHERMORE, THE CONVERSION AND REORGANIZATION WILL NOT AFFECT THE LOAN ACCOUNTS, THE BALANCES OF THESE ACCOUNTS AND THE OBLIGATIONS OF THE BORROWERS UNDER THEIR INDIVIDUAL CONTRACTUAL ARRANGEMENTS WITH THE SAVINGS BANK.

        Tax Effects. The Company and the Savings Bank have received an opinion of counsel indicating that the Conversion and Reorganization will qualify as a tax-free reorganization for federal and Georgia income tax purposes. See "Risk Factors -- Possible Adverse Income Tax Consequences of Distribution of Subscription Rights" and "The Conversion and Reorganization -- Effects of the Conversion and Reorganization" and "-- Tax Aspects."

        Effect on Liquidation Rights. Were the Mutual Holding Company to liquidate, its creditors' claims would be paid first. Thereafter, if any assets remained, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Savings Bank immediately prior to liquidation. In the unlikely event that the Savings Bank were to liquidate after the Conversion and Reorganization, all creditors' claims (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to the Company as the holder of the Savings Bank's capital stock. Under OTS regulations, a merger, sale of bulk assets or similar transaction with another insured savings institution would not be considered a liquidation for this purpose, and in such a transaction, the surviving institution would be required to assume the liquidation account. See "The Conversion and Reorganization -- Liquidation Rights."

THE OFFERINGS

        Between 1,551,250 and 2,098,750 shares of Common Stock are being offered at $20 per share. As a result of changes in market and financial conditions prior to completion of the Conversion or to fill the order of the Company's ESOP and subject to OTS approval, the Company may increase the number of shares being offered to 2,413,562 without further notice to you. See "The Conversion and Reorganization -- The Offerings" and "-- Stock Pricing and Number of Shares to be Issued."


STOCK PURCHASES

        The shares of Common Stock will be offered on the basis of priorities. Depositors and certain borrowers of the Savings Bank will receive subscription rights to purchase shares in the Subscription Offering. The shares will be offered first in the Subscription Offering and any remaining shares will be offered to the general public in a Community Offering and a Syndicated Community Offering. See "The Conversion and Reorganization -- The Offerings."


PURCHASE LIMITATIONS

        The minimum purchase is 25 shares (or $500). The maximum purchase is 24,135 shares (or $482,700). For purposes of calculating your maximum purchase, your purchase will be grouped together with those of persons or entities who are your "associates" or with whom you are "acting in concert." Also, when more than one person or entity is an owner of a particular deposit account or obligor of a particular loan account, the orders of such persons and entities pursuant to subscription rights related to those accounts may not exceed $482,700 in the aggregate. See "The Conversion and Reorganization -- Purchase Limitations."


PAYMENT FOR SUBSCRIPTIONS FOR COMMON STOCK

        If you subscribe for Common Stock in the Offerings, you may pay for the Common Stock in cash, by check or money order or by authorizing a withdrawal from your deposit account with the Savings Bank. You may not pay for your shares by wire transfer. Your payment will be deposited in a separate account at the Savings Bank and will earn interest at the Savings Bank's passbook rate of interest from the date the Savings Bank receives payment until the Conversion and Reorganization is completed or terminated. If you pay by authorization of withdrawal from a deposit account, the funds to be withdrawn will continue to accrue interest at the contractual rate, but will not be available to you until completion or termination of the Conversion and Reorganization. See "Conversion and Reorganization -- Procedure for Purchasing Shares in the Offering."

SUBSCRIPTION RIGHTS

        You may not transfer or agree to transfer your subscription rights under the Plan or the shares of Common Stock to be issued upon the exercise of your subscription rights. If you subscribe for Common Stock, you will be required to certify that your purchase of Common Stock is solely for your own account and that there is no agreement or understanding regarding the sale or transfer of the shares. A false certification on the subscription form may constitute a federal criminal offense. See "The Conversion and Reorganization --Restrictions on Transfer of Subscription Rights and Shares."

        SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE AND PERSONS FOUND TO BE ATTEMPTING TO TRANSFER SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION. THE COMPANY AND THE SAVINGS BANK WILL REFER TO THE OFFICE OF THRIFT SUPERVISION ANY SITUATION THAT THEY BELIEVE MAY INVOLVE A TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS THAT THEY SUSPECT TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, REFERRALS WILL BE MADE TO THE OFFICE OF THE UNITED STATES ATTORNEY.


THE OFFERING RANGE AND DETERMINATION OF THE PRICE PER SHARE

        The offering range is based on an independent appraisal of the pro forma market value of the Common Stock by Ferguson & Company, an appraisal firm experienced in appraisals of savings institutions. Ferguson has estimated that in its opinion, as of February 27, 1997, the aggregate pro forma market value of the Company and the Savings Bank ranged between $31,025,000 and $41,975,000 (with a midpoint of $36,500,000). This range is called the "Valuation Price Range." The pro forma market value of the Company and the Savings Bank gives effect to the sale of shares in the Offerings. The appraisal was based in part upon the Savings Bank's financial condition and operations and the effect of the additional capital to be raised by the sale of Common Stock in the Offerings. The $20.00 price per share was determined by the Company's Board of Directors. The independent appraisal will be updated prior to the consummation of the Conversion. Subject to OTS approval, the Company may increase or decrease the Valuation Price Range to reflect changes in market and economic conditions or to fill the order of the ESOP before completion of the Conversion and Reorganization. This would result in an increase or decrease in the number of shares of Common Stock sold. The Company will not resolicit subscribers or permit them to modify or cancel their subscriptions unless the final appraised valuation is less than $31,025,000 or more than $48,271,250 (15% above the maximum of the Valuation Price Range). See "The Conversion and Reorganization -- Stock Pricing and Number of Shares to be Issued."

TERMINATION OF THE OFFERINGS

        The Subscription Offering will terminate at 12:00 noon, Eastern Time, on [JUNE 17], 1997 (THE "EXPIRATION DATE"), UNLESS IT IS EXTENDED FOR A PERIOD OF UP TO 45 DAYS OR, WITH OTS APPROVAL, FOR ADDITIONAL PERIODS NOT BEYOND [JUNE 16], 1999. THE COMMUNITY OFFERING AND/OR ANY SYNDICATED COMMUNITY OFFERING MAY TERMINATE AT ANY TIME AFTER SUCH OFFERINGS BEGIN BUT MUST BE COMPLETED ON OR BEFORE [AUGUST 1], 1997, UNLESS EXTENDED WITH OTS APPROVAL. ORDERS SUBMITTED ARE IRREVOCABLE UNTIL THE COMPLETION OF THE CONVERSION AND REORGANIZATION. HOWEVER, IF THE CONVERSION AND REORGANIZATION IS NOT COMPLETED ON OR BEFORE [AUGUST 1], 1997 OR EXTENDED BEYOND THAT DATE WITH OTS APPROVAL, THE COMPANY WILL PROMPTLY RETURN ALL FUNDS TO SUBSCRIBERS WITH INTEREST AND WILL CANCEL ALL WITHDRAWAL AUTHORIZATIONS.


BENEFITS TO MANAGEMENT FROM THE OFFERINGS

        Full-time employees of the Savings Bank and the Company will participate in the Offerings through purchases of Common Stock by the Company's ESOP, which is a form of retirement plan. Following the completion of the Conversion and Reorganization, management intends to implement a stock award plan and a stock option plan. These plans will benefit directors and key employees. However, under OTS regulations, the stock award plan and stock option plan may not be adopted until after the Conversion and are subject to shareholder approval. Certain members of management also have employment agreements with the Savings Bank. See "Management of the Company -- Benefits" and "-- Employment Agreements" and "Risk Factors -- Possible Dilutive Effect of Issuance of Additional Shares."


USE OF PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

        The Company will contribute up to 50% of the net proceeds from the Offerings to the Savings Bank. The balance of the funds will be retained as the Company's initial capitalization, with a portion of those funds being loaned to the ESOP to fund its purchase of Common Stock in the Offerings. The Company may use the funds it retains to support future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, although management has no current plans regarding such activities. Subject to applicable limitations, the Company may also use available funds to repurchase shares of Common Stock and for the payment of dividends. Funds contributed to the Savings Bank will be invested initially in short-to intermediate-term United States government and agency securities. The Savings Bank will also use the proceeds to support its lending and investment activities and to enhance its ability to serve the borrowing and other financial needs of the communities it serves. See "Use of Proceeds."

DIVIDENDS

        The Company intends initially to pay quarterly cash dividends on the Common Stock at an annual rate of at least $0.60 per share (3% of the $20.00 per share purchase price) after the Conversion and Reorganization. However, the payment of dividends will be subject to the discretion of the Board of Directors and to the Company's earnings and financial condition. If the Company's Board of Directors determines in its discretion that the net income, capital and financial condition of the Company, the general economy or the best interests of the Company's shareholders do not support the payment of dividends, the Company may not pay dividends on the Common Stock. A primary source of income to the Company will be dividends periodically declared and paid by the Savings Bank on the Savings Bank common stock held by the Company. The declaration and payment of dividends by the Savings Bank are subject to the Savings Bank's earnings and financial condition, general economic conditions and federal restrictions. Accordingly, dividends may not be paid or, if paid, may be discontinued. See "Dividend Policy" and "Regulation."


MARKET FOR THE COMMON STOCK

        The Company has applied to have the Common Stock listed on Nasdaq under the symbol "CFBC." No assurance can be given that an active and liquid trading market will develop or be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares or at a price equal to or above $20.00. See "Market for Common Stock."


IMPORTANT RISKS IN OWNING COMMON STOCK OF THE COMPANY

        Before you decide to purchase Common Stock in the Offerings, you should read the section of this document entitled "Risk Factors."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth certain selected consolidated financial and other data regarding the Mutual Holding Company and the Savings Bank. The data at December 31, 1996, 1995 and 1994, and for the years then ended, have been derived from audited consolidated financial statements of CF Mutual Holdings and subsidiaries, including the audited Consolidated Financial Statements and related Notes included elsewhere herein. The data at December 31, 1993 and 1992 and for the years then ended have been derived from audited financial statements of the Carrollton Federal Bank, FSB and subsidiary.

                                               1996      1995      1994      1993      1992
                                             --------  --------  --------  --------  --------
Balance Sheet Data (Year End)                             (Dollars in thousands)
  Loans, gross                               272,435   273,171   283,476   262,154   256,224
  Earning assets                             326,443   314,706   330,801   292,047   284,759
  Assets                                     352,532   334,477   353,351   312,109   302,100
  Deposits                                   307,756   289,288   289,328   269,624   270,050
  Retained Earnings                           25,278    25,030    22,083    19,700    17,261

Statement of Earnings Data
  Net interest income                         13,409    13,217    13,224    13,418    11,694
  Provision for loan losses                    1,143       250        99       822     1,061
  Noninterest income                           3,244     3,118     2,137     2,003     1,864
  Noninterest expense(3)                      15,276    11,764    12,324    11,168     9,733
  Deposit insurance premiums(3)                2,340       636       682       717       605
  Net earnings                                   248     2,947     2,384     2,438     1,803

Asset Quality Ratios
  Non-performing assets to total assets(1)      1.82%     0.76%     1.16%     1.45%     1.43%
  Net charge-offs to average loans              0.31%     0.13%     0.14%     0.06%     0.19%
  Allowance for loan losses to total loans      0.95%     0.84%     0.84%     1.02%     0.79%
  [Allowance for loan losses to non-           40.50%    89.74%    58.50%    59.29%    46.77%
  performing assets(1)]

Key Performance Ratios
  Return on average assets                      0.07%     0.86%     0.72%     0.78%     0.59%
  Return on average capital                     0.99%    12.51%    11.41%    13.19%    11.02%
  Net interest margin to earning assets         4.21%     4.07%     4.15%     3.97%     3.74%
  Average capital to average assets             7.32%     6.85%     6.28%     6.02%     5.38%
  Noninterest expense to average assets(3)      4.45%     3.42%     3.70%     3.64%     3.20%
  Noninterest expense to average assets(4)      3.95%     3.42%     3.70%     3.64%     3.20%
  Efficiency ratio(2)(3)                       91.73%    72.01%    80.23%    72.42%    71.78%
  Efficiency ratio(2)(4)                       81.39%    72.01%    80.23%    72.42%    71.78%

Other Data
  Number of full service offices                   12         7         8         8         8


_________________________

(1)  Non-performing assets include nonaccrual loans and other real estate owned.
(2) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(3)  Includes one-time SAIF assessment of $1,722,575 in 1996.
(4)  Excludes one-time SAIF assessment of $1,722,575 in 1996.

                                  RISK FACTORS


          The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered by investors in deciding whether to purchase the Common Stock offered hereby.

     Ability of Executive Officers and Directors to Control Corporate Action

          Directors and executive officers of the Company expect to purchase approximately 12.1% of the shares of Common Stock issued in the Offerings based upon the midpoint of the Valuation Price Range. See "Proposed Management Purchases." Directors, executive officers and employees are also expected to eventually control the voting of 4% of the shares of Common Stock issued through the MRP. In addition, 8% of the shares issued in the Offerings are expected to be acquired by the ESOP. Employees will vote the shares allocated to them under the ESOP. The ESOP trustees will vote unallocated shares and allocated shares for which no voting designation has been made. Accordingly, directors and executive officers as a group, together with the ESOP and the MRP, may have effective control over as much as 24.1%, at the midpoint of the Valuation Price Range, of the Common Stock issued and outstanding at the completion of the Conversion and Reorganization.

          In addition, following the Conversion and Reorganization, executive officers and directors are expected to be granted options under the Option Plan to purchase an amount of Common Stock equal to 10% of the shares of Common Stock issued in the Offerings. If all of the options were issued to directors and executive officers and exercised, and if the Company did not issue any additional shares of Common Stock, the shares held by directors and executive officers and their associates as a group, including (i) shares purchased outright in the Offerings, (ii) all shares issued by the MRP and ESOP and (iii) shares purchased pursuant to the exercise of stock options, would give such persons effective control over as much as 34.1%, at the midpoint of the Valuation Price Range, of the Common Stock issued and outstanding. Because the Company's Articles of Incorporation will require the affirmative vote of 80% of the outstanding shares entitled to vote in order to approve certain mergers, consolidations or other business combinations without the prior approval of two-thirds of the Company's directors, the officers and directors and their associates, as a group, could effectively block such transactions. See "Certain Restrictions on Acquisition of the Company-Mergers, Consolidations and Sales of Assets."

     Intent to Remain Independent; Unsuitability as Short-Term Investment

          The directors and executive officers of the Company and the Savings Bank believe that it is in the best interests of the Savings Bank, the Company and the Company's shareholders for the Company and the Savings Bank to remain independent, with the objective of long-term enhancement of shareholder value. Accordingly, an investment in the Common Stock of the Company may not be suitable for investors who are seeking short-term returns through a sale of the institution.

     Provisions Discouraging Transactions that Might Benefit Shareholders

          The Articles of Incorporation and Bylaws of the Company and the Savings Bank contain certain restrictions that are intended to discourage non-negotiated attempts to acquire control of the Company or Savings Bank. These provisions, among other things, (i) provide that the Board of Directors be divided into three classes, with the members of each class being elected for three-year terms and one class being elected annually;
     (ii) provide the authority to issue preferred stock with such terms as are determined by the Board of Directors; (iii) require a supermajority vote for certain mergers, acquisitions and similar transactions, as well as for the removal of a director without cause or a change in the number of directors; and (iv) state that the Company will be governed by the "business combination" and "fair price" provisions of the Georgia Business Corporation Act. The Company's Board of Directors believes that these provisions encourage potential acquirors to negotiate directly with the Board of Directors. However, these provisions may discourage an attempt to acquire control of the Company that a majority of the shareholders might deem to be in their best interests or in which they might receive a premium over the then market price of their shares. These provisions may also render difficult the removal of a director and may deter or delay changes in control that have not received the requisite approval of the Company's Board of Directors. Other facts, such as voting control of directors and officers and agreements with employees, may also have an anti-takeover effect. See "- Voting Control of Officers and Directors" and "Certain Restrictions on Acquisition of the Company."

     Anticipated Low Return on Equity Following Conversion and Reorganization

          At December 31, 1996, the Savings Bank's ratio of capital to assets was 7.42%. On a pro forma basis at December 31, 1996, assuming the sale of 1,551,250, 1,825,000 and 2,098,750 shares of Common Stock in the Offerings at the minimum, midpoint and maximum of the Valuation Price Range, respectively, and the distribution of 50% of the net proceeds to the Savings Bank, the Savings Bank's ratio of capital to assets would have been 10.93%, 11.58%, and 12.22%, respectively. With its higher capital position as a result of the Conversion and Reorganization, it is doubtful that the Company will be able to quickly deploy the capital raised in the Offerings in loans and other assets in a manner consistent with its business plan and operating philosophies and in a manner which will generate earnings to support its high capital position. As a result, it is expected that the Company's return on equity initially will be below industry norms. Consequently, investors expecting a return on equity which will meet or exceed industry norms for the foreseeable future should carefully evaluate and consider the risk that such returns will not be achieved.

          Following the Conversion and Reorganization, management may consider plans to reduce capital if the opportunities to deploy it are not found. Such plans may include payment of cash dividends and repurchasing shares. Any such steps would be taken based on conditions as they exist following the Conversion and Reorganization, and in compliance with applicable regulations that limit the Company's ability to pay dividends and repurchase its stock. See "Use of Proceeds," "Dividend Policy" and "Regulation."

     Potential Adverse Effects of Changes in Interest Rates and the Current Interest Rate Environment

          Effect on Net Interest Income. The operations of the Savings Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Savings Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. In recent years, the assets of many savings institutions, including the Savings Bank, have been negatively "gapped" -- which means that the dollar amount of interest-bearing liabilities which reprice within specific time periods, either through maturity or rate adjustment, exceeds the dollar amount of interest-earning assets which reprice within such time periods. As a result, the net interest income of these savings institutions, including the Savings Bank, would be expected to be negatively impacted by increases in interest rates.

          At December 31, 1996, the Mutual Holding Company's cumulative one year gap as a percentage of total interest-earning assets was negative 13.06%. The Mutual Holding Company computes its gap position using certain prepayment, deposit decay and other assumptions used by the OTS in making gap computations. The results of the gap computations could be substantially different if other assumptions were used.

          The Savings Bank has actively sought to reduce the vulnerability of its operations to changes in interest rates through an analysis of its interest rate risk undertaken by measuring changes in the market value of its portfolio equity ("NPV") and annual net interest income ("NII") for instantaneous and sustained parallel shifts in market interest rates. These methods have enabled the Savings Bank to maintain its net interest income at a relatively constant level of $13.4 million in 1996 as compared to $13.2 million in each of 1995 and 1994. These strategies have also allowed improvement in the negative gap as a percentage of interest-earning assets from (53.18%) at December 31, 1994 to (13.06%) at December 31, 1996.
     Pursuant to such analysis, the Savings Bank determined that a theoretical 200 basis point increase in market interest rates as of December 31, 1996 would have resulted in a $2.8 million, or 8%, decrease in the Savings Bank's NPV and a decrease in NII of $672,000, or 9.3%, while a theoretical 200 basis point decrease in market interest rates would have resulted as of December 31, 1996 in a $301,000, or 1%, decrease in the Savings Bank's NPV and an increase in NII of $147,000, or 2%. Computations of an interest rate gap and computations of the prospective effects of hypothetical interest rate changes on NPV and NII are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay and should not be relied upon as indicative of actual results. Furthermore, the computations do not incorporate any actions management may undertake in response to changes in interest rates.

          Effect on Securities. In addition to affecting interest income and expenses, changes in interest rates also can affect the value of the Savings Bank's securities portfolio, which is comprised of fixed and adjustable-rate instruments. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. The Savings Bank has sought to reduce the vulnerability to changes in interest rates by managing the nature and composition of its securities portfolio. As a consequence of the fluctuation in interest rates, the carrying value of the Savings Bank's held-to-maturity securities can differ from the market value of such securities. See "Business of Carrollton Federal Bank
     - Investment Securities."

          Prepayment Risk. Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically low interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Savings Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. In periods of declining interest rates, reinvestment of these prepayment proceeds can result in a decrease in the weighted average yield of the loan portfolio. In periods of rising interest rates, the prepayment speed of loans will decrease (fewer refinances and payoffs), resulting in a lower volume of dollars to be reinvested by the bank into higher yielding loans and investments. This situation can also lead to a lower weighted average yield on the portfolio than can be realized in a more stable rate environment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

          Jumbo Certificates. The inflows and outflows of deposits, which are the Savings Bank's primary source of funds for lending and other investment purposes, are significantly influenced by general interest rates and money market conditions. In order to maintain the Savings Bank's desired level of deposits, it must offer rates of interest and other terms that its customers judge to be competitive with those offered by other financial institutions and viable investment alternatives. While all deposits are more susceptible to outflow during periods of low market interest rates or when viable investment alternatives offer higher rates of return, depositors with larger account balances generally review more thoroughly the available options and are more likely to withdraw their funds as the gap between expected returns widens and the perceived risks remain relatively equal.

          As of December 31, 1996, the Savings Bank's total deposit liabilities included 204 certificates of deposit with principal amounts of $100,000 or more. These accounts amounted to $47.2 million or 15.3% of the Savings Bank's total deposit liabilities as of that date. While the holders of these accounts are generally from the Savings Bank's market area and have had relatively large deposits with the Savings Bank for several years, a decision by a relatively small number of depositors to move their deposits to investment alternatives would result in a relatively large outflow of the Savings Bank's total deposits. Under such circumstances, in order to maintain the requisite level of funds for lending and other investment purposes, the Savings Bank would either increase its deposits by seeking funds outside its primary market area or by offering higher interest rates and more attractive account terms than its local competitors. The Savings Bank could also borrow funds from the Federal Home Loan Bank of Atlanta (the "FHLB") or other sources on a short- or long-term basis. The use of these alternative sources of funds may result in an increase in the Savings Bank's total cost of funds which would decrease its net income.

     Risk of Loan Losses from Non-Performing Assets

          At December 31, 1996, the Savings Bank's non-performing assets, which consist of non-accrual loans, accruing loans greater than 90 days delinquent and real estate acquired through foreclosure or by deed in lieu thereof, amounted to $6.4 million or 1.82% of the Savings Bank's total assets. This represents an increase of $3.9 million, or 152%, from non-performing assets at December 31, 1995. One large commercial relationship, totaling approximately $4.75 million or 1.35% of total assets, accounted for this increase. See "Business of Carrollton Federal Bank - Lending Activities - Non-Performing Assets".

     Risk of Loan Losses from Increasing Loan to Deposit Ratio

          The Savings Bank's loan to deposit ratio was 88% at December 31, 1996, as compared to 94% at December 31, 1995. The Savings Bank has significantly increased its consumer and commercial lending in recent years and intends to continue to increase the amounts of such loans in the near future as it continues its transition from a traditional thrift institution to a community retail bank. Such an increase entails additional loan loss and other risks relating to the higher proportion of loans issued by the Savings Bank. See "Business of Carrollton Federal Bank - Lending Activities."

     Risk of Loan Losses from Consumer Lending and Indirect Automobile Lending

          At December 31, 1996, approximately $6.7 million, or 2.5%, of the Savings Bank's loan portfolio consisted of indirect automobile loans originated by the Savings Bank through a network of automobile dealers in the Local Community. The Savings Bank initiated its indirect automobile lending program in 1996 and intends to increase such lending in the future. Originating indirect automobile loans is a relatively new business activity for the Savings Bank, and its ability to maintain or expand its indirect automobile lending business will depend upon the volume of sales of new and used automobiles and demand by consumers for financing in connection therewith. These factors are beyond the Savings Bank's control. While the Savings Bank attempts to employ prudent credit standards in originating indirect automobile loans, there is an inherent risk that a portion of these loans will default. In such instances, the repossessed automobile securing the loan may not be sufficient for repayment of the loan and the Savings Bank may not be able to collect the remaining deficiency. The Savings Bank does not have recourse to the automobile dealer in the event of a default of an indirect automobile loan. Loans secured by assets that depreciate rapidly, such as automobiles, are generally considered to entail greater risk than residential mortgage loans. There is one significant relationship of approximately $500,000 in the consumer portfolio that has defaulted. This customer has been a borrower from the Savings Bank since 1987. The loan is secured by real estate. No additional loss is anticipated due to this credit. At December 31, 1996, management was aware of no material problems associated with the indirect lending program.

          In light of these risks, the Savings Bank currently maintains allowances for loan losses with respect to its indirect automobile loans. There can be no assurance, however, that the allowance for loan losses will prove sufficient to cover actual losses on indirect automobile loans or other loans in the future.

     Risk of Loan Losses from Commercial Lending

          As of December 31, 1996, the Savings Bank had $57.8 million in outstanding commercial loans, representing 21% of its net loan portfolio. At December 31, 1996, one significant commercial loan, totalling approximately $4.75 million, was in default. This loan is secured by commercial real estate. No significant loss is anticipated. Commercial loans, whether or not secured by real estate, generally entail significant additional risks as compared to one-to-four family residential mortgage lending and carry larger loan balances. The increased credit risk is a result of several factors, including the concentration of principal in a smaller number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related property. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Loans secured by commercial real estate may also involve a greater degree of environmental risk.

     Potential Absence of Active, Liquid Market for Common Stock

          The Company and the Savings Bank have never issued capital stock, other than one share of Common Stock issued in connection with the incorporation of the Company, and the 100 shares of Savings Bank stock issued to the Mutual Holding Company in connection with the MHC Reorganization, which shares will be cancelled upon completion of the Conversion and Reorganization. Consequently, there is no existing market for the Common Stock. The Company has applied to have its Common Stock quoted on Nasdaq under the symbol "CFBC" upon completion of the Conversion and Reorganization and will seek to encourage and assist at least two market makers to make a market in its Common Stock. Trident has indicated that it intends to serve as one of the market makers.

          Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Savings Bank, or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that purchasers in the Offering will be able to sell their shares at or above the Purchase Price. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Stock. See "Market for Common Stock."

     Possible Dilutive Effect of Issuance of Additional Shares

          Various possible and planned issuances of Common Stock could dilute the interests of prospective stockholders of the Company or existing stockholders of the Company following consummation of the Conversion and Reorganization, as noted below.

          The number of shares to be sold in the Conversion and Reorganization may be increased as a result of an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion and Reorganization or to allow the ESOP to purchase up to 8% of the shares offered in the Offerings. In the event that the Valuation Price Range is so increased, it is expected that the Company will issue up to 2,413,562 shares of Common Stock at the Purchase Price for an aggregate price of up to $48,271,250. An increase in the number of shares will decrease net income per share and equity per share on a pro forma basis and will increase the Company's consolidated equity and net income. See "Capitalization" and "Pro Forma Data."

          The ESOP intends to purchase 8.0% of the Common Stock to be issued in the Offerings. In the event that there are insufficient shares available to fill the ESOP's order due to an oversubscription by Eligible Account Holders, the Company may issue authorized but unissued shares of Common Stock to the ESOP in an amount sufficient to fill the ESOP's order and/or the ESOP may purchase such shares in the open market. In the event that additional shares of Common Stock are issued to the ESOP to fill its order, stockholders would experience dilution of their ownership interests (by up to 7.4% at the maximum of the Valuation Price Range, assuming the ESOP purchased no shares in the Offerings) and pro forma per share equity and pro forma per share net income would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Management of the Company - Benefits - Employee Stock Ownership Plan" and "The Conversion and Reorganization - The Offerings - Subscription Offering" and "- Priority 2:
     ESOP."

          If the Recognition Plan is approved by stockholders at a special or annual meeting of the Company's stockholders not earlier than six months after the completion of the Conversion and Reorganization, an amount of Common Stock equal to 4.0% of the shares of Common Stock issued in the Offerings will be reserved under the Recognition Plan. Such shares of Common Stock may be acquired in the open market or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the Recognition Plan, shareholders would experience dilution of their ownership interests (by 3.8% at the maximum of the Valuation Price Range) and pro forma per share equity and pro forma per share net income would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Pro Forma Data" and "Management of the Company - Benefits - Management Recognition Plan and Trust."

          If the Company's Option Plan is approved by stockholders at a special or annual meeting of the Company's stockholders not earlier than six months after the completion of the Conversion and Reorganization, the Company will reserve for future issuance pursuant to such plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Offerings (209,875 shares, based on the maximum of the Valuation Price Range). Alternatively, the Company could purchase shares in the open market to be distributed when options are exercised. If additional shares of Common Stock are issued, shareholders would experience dilution in their ownership interests (by 9.1% at the maximum of the Valuation Price Range) and, if all options were exercised at a Purchase Price of $20.00 per share, pro forma per share equity and pro forma per share net income would decrease as a result of the increase in the number of shares outstanding. See "Pro Forma Data" and "Management of the Company
     - Benefits - 1997 Stock Option Plan."

     Potential Adverse Impact of Changes in Regulation and Legislation

          The Savings Bank is subject to regulation by the OTS, as its chartering authority and by the Federal Deposit Insurance Corporation ("FDIC"), which regulates the Savings Bank and insures its deposits to the fullest extent provided by law. The Company is regulated by the OTS as a registered savings and loan holding company. The Savings Bank also is subject to certain regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and is a member of the FHLB of Atlanta, one of the 12 regional banks which comprise the FHLB System. Such supervision and regulation establish a comprehensive framework of activities in which an institution may engage, and are intended primarily for the protection of the SAIF and depositors. This regulatory structure also provides the OTS and the FDIC with significant discretion in connection with their supervisory and enforcement activities. Any change in such regulation, whether by the OTS or the FDIC or as a result of legislation subsequently enacted by the Congress of the United States, could have a substantial impact on the Savings Bank and its operations.
     See "Regulation."

     Competition

          The Savings Bank faces significant competition both in making loans and in attracting deposits principally from national, regional and local commercial banks, savings banks, savings and loan associations, credit unions, broker-dealers, mortgage banking companies (including FNMA) and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. The Savings Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies. In addition, the Savings Bank may face additional competition from commercial banks headquartered outside of the State of Georgia as a result of the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which becomes fully effective on June 1, 1997. The "Georgia Interstate Banking Act," which became effective July 1, 1995, provides that (i) interstate acquisitions by institutions located in Georgia are permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia are permitted by institutions located in states which also allow national interstate acquisitions; provided, however, that if the board of directors of a Georgia savings and loan institution adopts a resolution to except such thrift or holding company from being acquired pursuant to the provisions of the Georgia Interstate Banking Act and properly files a certified copy of such resolution with the Georgia Department, such savings and loan institution or holding company may not be acquired by an institution located outside of the State of Georgia.


     Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

          The Primary Parties have received an opinion of Ferguson that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no ascertainable value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and Reorganization - Effects of the Conversion and Reorganization" and "- Tax Aspects."

                        COMMUNITY FIRST BANKING COMPANY

          The Company was organized in March 1997 at the direction of the Board of Directors of the Savings Bank for the purpose of holding all of the capital stock of the Savings Bank and in order to facilitate the Conversion and Reorganization. The Company has applied for the approval of the OTS to become a savings institution holding company and as such will be subject to regulation by the OTS. After completion of the Conversion and Reorganization, the Company will conduct business initially as a unitary savings institution holding company. See "Regulation - The Company." Upon consummation of the Conversion and Reorganization, the Company will have no significant assets other than all of the outstanding shares of Savings Bank Common Stock, the note evidencing the Company's loan to the ESOP and the portion of the net proceeds from the Offerings retained by the Company, and the Company will have no significant liabilities. See "Use of Proceeds." Initially, the management of the Company and the Savings Bank will be substantially similar and the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Savings Bank. At the present time, the Company does not intend to employ any persons other than officers who are also officers of the Savings Bank, and the Company will utilize the support staff of the Savings Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

          Management believes that the stock holding company structure will provide the Company with additional flexibility to diversify and expand, should it decide to do so, its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements understandings or agreements regarding any such opportunities or transactions, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon, as well as dividends from the Savings Bank. See "Dividend Policy."

          The directors and executive officers of the Company believe that it is in the best interests of the Company and its shareholders for the Company to remain an independent company, and the Articles of Incorporation of the Company contain a number of provisions that may have an anti-takeover effect. See "Certain Restrictions on Acquisition of the Company."

          The Company's principal executive office is located at the home office of the Savings Bank at 110 Dixie Street, Carrollton, Georgia 30117, and its telephone number is (770) 834-7355.

                            CARROLLTON FEDERAL BANK

          Carrollton Federal Bank, a federally chartered stock savings bank that was organized on August 1, 1994 as a subsidiary of the Mutual Holding Company, operates in Carrollton, Georgia and neighboring communities in western Georgia. Prior to that date, the Savings Bank's predecessor, the Mutual Bank, had operated since 1929. The Savings Bank operates 12 branch offices in Carroll, Douglas, Coweta, Fayette, Haralson, Heard, Henry and Paulding counties in Georgia (the "Primary Market Area").

          The Savings Bank is primarily engaged in attracting deposits from the general public and using that and other available sources of funds to originate mortgage loans primarily located in the counties in which it has offices and to originate commercial and consumer and other secured and unsecured loans. At December 31, 1996, mortgage loans amounted to $147 million or 54% of the Savings Bank's total net loan portfolio; commercial loans amounted to $58 million or 21% of the Savings Bank's total net loan portfolio; and consumer and other installment loans had a total balance of $68 million or 25% of the Savings Bank's total net loan portfolio. The Savings Bank also has an investment portfolio consisting of U.S. Government and agency obligations, obligations of the State of Georgia and its political subdivisions and FHLB stock. As of December 31, 1996, the carrying value of securities that management has the intent and ability to hold until maturity was $7.8 million, the carrying value of securities that were available for sale was $33.9 million, and the carrying value of other investments, including FHLB stock, was $2.5 million. In addition, as of that same date, the Savings Bank's aggregate cash and interest-bearing deposits in other banks totaled $14.4 million and federal funds sold balances were $7.4 million.

          The Savings Bank is a community-oriented retail banking institution that emphasizes customer service and convenience. To enhance its earnings, the Savings Bank has adopted a business strategy that emphasizes retail lending and deposit products and an increased emphasis on commercial and consumer lending. The Savings Bank is subject to regulation by the OTS and by the FDIC, which insures the Savings Bank's deposits up to applicable limits.

        The Mutual Holding Company and the Savings Bank have recently formed three operating units to engage in new businesses: CFB Securities, CFB Financial and CFB Insurance. CFB Securities offers traditional brokerage services and products such as mutual funds, stocks and bonds through an NASD member firm. CFB Financial services the loan needs of consumers traditionally associated with small loan companies. CFB Insurance has not commenced operations, but intends to offer various insurance products, including property and casualty insurance, to existing customers of the Savings Bank and to the general public.


                          CF MUTUAL HOLDINGS

        CF Mutual Holdings is a federally chartered mutual holding company chartered on August 1, 1994 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 100 shares of Savings Bank Common Stock, which represents 100% of the shares of Savings Bank Common Stock outstanding as of the date of this Prospectus. The Mutual Holding Company's other assets consist of a deposit account with the Savings Bank in the amount of $2,044 and a correspondent bank account and federal funds sold totalling $1,325,290. The Mutual Holding Company also holds 3,500 shares of West Georgia National Bank (WGNB) stock with a cost basis of $112,000 or $32 per share. This investment represents less than 1% of the outstanding common stock of WGNB and is carried at cost. As part of the MHC Reorganization, the Mutual Holding Company will convert to Interim Mutual and simultaneously merge into the Savings Bank, with the Savings Bank being the surviving entity.


                         PROPOSED MANAGEMENT PURCHASES

        The following table sets forth, for each of the Company's directors and executive officers and for all of the directors and executive officers as a group, their proposed purchases of Common Stock, assuming sufficient shares are available to satisfy their subscriptions and in each case assuming that 1,825,000 shares of Common Stock are sold, which is the midpoint of the Valuation Price Range.

                                              Percentage of
                                  Number of   Common Stock
        Name             Amount     Shares      to be Held
        ----             ------   ---------   -------------
T. Aubrey Silvey      $  482,700     24,135           1.32%
Gary M. Bullock          200,000     10,000            .55
Dean B. Talley           482,700     24,135           1.32
Anna L. Berry            150,000      7,500            .41
Michael P. Steed         482,700     24,135           1.32
Thomas S. Upchurch       375,000     18,750           1.03
Jerry L. Clayton         482,700     24,135           1.32
Gary D. Dorminey         482,700     24,135           1.32
T. E. Reeve, Jr.         482,700     24,135           1.32
D. Lane Poston           482,700     24,135           1.32




Anyce C. Fox             200,000     10,000            .55
C. Lynn Gable            100,000      5,000            .27
                      ----------    -------          -----
  Total               $4,403,900    220,195          12.07%
                      ==========    =======          =====


        In addition, the ESOP intends to purchase 8.0% of the Common Stock issued in the Conversion for the benefit of officers and employees. Stock option and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of the Company's proposed stock benefit plans. See "Management of the Company - Benefits" for a description of these plans.


                                USE OF PROCEEDS

        Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Offerings are completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $29.9 million and $40.7 million ($46.9 million assuming an increase in the Valuation Price Range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.

        While the amount of net proceeds received by the Savings Bank will further strengthen the Savings Bank's capital position, which already exceeds all regulatory requirements, it should be noted that the Savings Bank is not converting primarily to raise capital. After the Conversion and Reorganization, the Savings Bank's tangible capital ratio (at the midpoint of the Valuation Price Range) on a pro forma basis at December 31, 1996 is expected to be 11.02% (after receipt by the Savings Bank of 50% of the net Conversion proceeds).
See "Regulatory Capital." As a result, the Savings Bank will continue to be a highly capitalized institution. The Savings Bank intends to continue after the Conversion and Reorganization with its strategy of emphasizing capital strength and continued growth in assets and earnings.

        It is expected that the Company's return on equity will initially be lower than historical levels as the Company and the Savings Bank deploy the proceeds from the Offerings. While the Board of Directors and management recognize this challenge will exist for the foreseeable future, the Company intends to manage capital through controlled growth, the payment of regular cash dividends and the possible payment of periodic special dividends. Management does not expect to pay any dividends that would be characterized as a tax-free return of capital. The Company may repurchase the Common Stock as market and regulatory limits permit. However, there can be no assurance that any dividends will be paid on the Common Stock or that the Company will repurchase any shares. See "Dividend Policy" and "Regulation."

        The Company will purchase all of the capital stock of the Savings Bank to be issued in the Conversion in exchange for up to 50% of the net Conversion proceeds, and the Company will retain the remaining 50% of the net proceeds or more, if permitted. The Company intends to use a portion of the net proceeds that it retains to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Common Stock. Based upon the issuance of 1,551,250 shares or 2,098,750 shares at the minimum and maximum of the Valuation Price Range, respectively, the loan to the ESOP would be $2.5 million and $3.4 million, respectively. See "Management of the Company -Benefits- Employee Stock Ownership Plan." The remaining net proceeds retained by the Company will be initially used to invest primarily in short-term investment securities and deposits in or loans to the Savings Bank. The portion of the net proceeds retained by the Company may ultimately be used to support the Savings Bank's lending activities, to support the future expansion of operations through establishment of additional branch offices or other customer facilities, acquisitions of other financial institutions, expansion into other lending markets or diversification into other banking related businesses (although no such transactions are specifically being considered at this time), and for other business and investment purposes, including the payment of regular cash dividends and possible repurchases of the Common Stock and special dividends. Management of the Company may consider expanding or diversifying, should such opportunities become available. Funds contributed to the Savings Bank will be invested initially in short- to intermediate-term United States government and agency securities. The proceeds also will be used to support the Savings Bank's lending and investment activities and thereby enhance the Savings Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. Neither the Savings Bank nor the Company has any specific plans, arrangements, or understandings regarding any acquisitions or diversification of activities at this time, nor have criteria been established to identify potential candidates for acquisition.

        Following the one-year anniversary of the completion of the Conversion (or sooner if permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but are not limited to
(i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that both the Company and the Savings Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and to receipt of necessary regulatory approvals or non-objections from the OTS. The payment of dividends or repurchase of stock, however, would be prohibited if equity would be reduced below the amount required for the liquidation account. See "Dividend Policy," "Regulation - Bank Regulation - Prompt Corrective
Action -Capital Distributions," and "The Conversion and Reorganization - Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization."

        The Company will be a unitary savings and loan holding company which, under existing laws, would generally not be restricted as to the types of business activities in which it may engage, provided that the Savings Bank continues to be a qualified thrift lender ("QTL"). See "Regulation - The Company" for a description of certain regulations applicable to the Company. Any portion of the net proceeds in excess of the amount retained by the Company will be added to the Savings Bank's general funds to be used for general corporate purposes, including increased lending activities and purchases of investment and mortgage-backed securities.

        The net proceeds may vary because total expenses of the Conversion and Reorganization may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Offerings is adjusted to reflect a change in the estimated pro forma market value of the Savings Bank. Payments for shares made through withdrawals from existing deposit accounts at the Savings Bank will not result in the receipt of new funds for investment by the Savings Bank but will result in a reduction of the Savings Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                                DIVIDEND POLICY

        Upon completion of the Conversion and Reorganization, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors of the Company intends to adopt a policy of paying quarterly cash dividends on the Common Stock following consummation of the Conversion and Reorganization at an initial annual rate of not less than 3.0% of the $20.00 per share purchase price of the Common Stock ($0.60 per share) commencing with the first full quarter following consummation of the Conversion and Reorganization. Declarations of dividends by the Board of Directors will depend upon a number of factors including the amount of net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Savings Bank, capital requirements, regulatory limitations, the Company's and the Savings Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

        Dividends from the Company will depend, in part, upon receipt of dividends from the Savings Bank, because the Company initially will have no source of income other than dividends from the Savings Bank, earnings from the investment of the portion of the net proceeds from the sale of Common Stock retained by the Company, and interest payments with respect to the Company's loan to the ESOP. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings institutions and the least flexibility being afforded to under-capitalized or Tier 3 savings institutions. As of December 31, 1996, the Savings Bank was a Tier I savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion and Reorganization. See "Regulation -Bank Regulation - Prompt Corrective Action - Capital Distributions."

        Unlike the Savings Bank, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Savings Bank in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Georgia law which state that a corporation may not pay dividends if, as a result of the dividend, the corporation would be unable to pay its debts as they come due in the ordinary course of business or its total assets would be less than the sum of its total liabilities plus liquidation preferences.


                            MARKET FOR COMMON STOCK

        The Company has never issued capital stock and consequently there is no established market for its Common Stock. Therefore, there can be no assurance that an active and liquid trading market for the Common Stock will develop or if developed, will be maintained. The Company has applied to have the Common Stock quoted on Nasdaq under the symbol "CFBC." The Common Stock can be quoted on Nasdaq if, among other qualifications, the Company has at least 400 stockholders of record and two market makers. Trident has agreed to act as a market maker for the Common Stock following the Conversion and Reorganization. The Company believes that it will meet all of these qualifications.

        The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Savings Bank or any market maker. Since there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock.

                                 CAPITALIZATION

     The following table presents the consolidated historical capitalization of the Mutual Holding Company at December 31, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and Reorganization based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."


                                                           The Company - Pro Forma Consolidated Capitalization
                                                                    Based Upon Sale at $20.00 Per Share
                                                        -----------------------------------------------------------
                                        The Mutual
                                       Holding Company   1,551,250      1,825,000      2,098,750      2,413,562
                                        - Historical       Shares         Shares         Shares        Shares(1)
                                        Consolidated    (Minimum of    (Midpoint of   (Maximum of     (15% above
                                       Capitalization      Range)         Range)         Range)    Maximum of Range)
                                       -----------------------------------------------------------------------------
                                                                      (In Thousands)
Deposits(2)                               $  307,756     $  307,756    $  307,756     $  307,756     $  307,756
Borrowings                                    18,295         18,295        18,295         18,295         18,295
                                          ----------     ----------    ----------     ----------     ----------
 Total deposits and borrowings            $  326,051     $  326,051    $  326,051     $  326,051     $  326,051
                                          ==========     ==========    ==========     ==========     ==========
Capital stock:
 Preferred stock, no par
 value per share: authorized
 10,000,000 shares; assumed
 outstanding - none                       $        -     $        -    $        -     $        -     $        -
 Common Stock, $.01 par value
 per share, authorized -
 10,000,000 shares; shares to
 be outstanding - as shown(3)                      -             16            18             21             24
 Paid-in capital(3)                                -         29,892        35,282         40,671         46,869
 Less:
   Common stock acquired
    by ESOP(4)                                     -         (2,482)       (2,920)        (3,358)        (3,862)
   Common Stock attributable
    to MRP(5)                                      -         (1,241)       (1,460)        (1,679)        (1,931)
 Retained earnings - substantially
  restricted(6)                               25,278         25,278        25,278         25,278         25,278
 Net unrealized loss on
  available for sale securities                  (20)           (20)          (20)           (20)           (20)
                                          ----------     ----------    ----------     ----------     ----------
 Total capital(6)                         $   25,258     $   51,443    $   56,178     $   60,913     $   66,358
                                          ==========     ==========    ==========     ==========     ==========

------------------

(1) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion and Reorganization or to fill the order of the ESOP.

(2) Withdrawals from deposit accounts for the purchase of Common Stock have not been reflected. Any such withdrawals will reduce pro forma deposits by the amount thereof.

(3) The sum of the par value and paid-in capital accounts equals the net proceeds from the Offerings. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's proposed Option Plan. The Company intends to adopt the Option Plan and to submit it to stockholders at a special or annual meeting no earlier than six months after the completion of the Conversion and Reorganization. If the Option Plan is approved by stockholders, an amount equal to 10% of the shares of Common Stock will be reserved for issuance under the plan. See "Pro Forma Data" and "Management of the Company -Benefits - 1997 Stock Option Plan."

(4) Assumes that 8.0% of the Common Stock sold in the Offerings will be purchased by the ESOP. The Common Stock acquired by the ESOP is reflected as a reduction of equity. Assumes the funds used to acquire the ESOP shares will be borrowed from the Company. See Note 1 to the table set forth under "Pro Forma Data" and "Management of the Company- Employee Stock Ownership Plan."

(5) Gives effect to the Recognition Plan, which is expected to be adopted by the Company following the Conversion and Reorganization and presented to stockholders for approval at a special or annual meeting of stockholders no earlier than six months following the Conversion and Reorganization. If the Recognition Plan is approved by stockholders, it is expected to issue a number of shares of Common Stock equal to 4.0% of the shares of Common Stock issued in the Offerings or 62,050, 73,000, 83,950 and 96,542 shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range. The table assumes that stockholder approval has been obtained and that shares purchased in the open market will be used to fund the awards. The Common Stock thus issued by the Recognition Plan is reflected as a reduction in equity. If the shares are purchased at prices higher or lower than the Purchase Price, such purchases would have a greater or lesser impact, respectively, on equity. If the Recognition Plan utilizes authorized but unissued shares from the Company, such issuance would dilute the voting interests of existing shareholders by approximately 3.8% if 2,098,750 shares are sold in the Offerings. See "Pro Forma Data" and "Management of the Company-Benefits - 1997 Management Recognition Plan and Trust."

(6) The retained earnings of the Savings Bank will be substantially restricted after the Conversion and Reorganization. See "Dividend Policy" and "The Conversion and Reorganization - Liquidation Rights."

                               REGULATORY CAPITAL

     The following table presents the historical regulatory capital of the Savings Bank, assuming the merger of the Mutual Holding Company into the Savings Bank after its conversion to Interim Mutual at December 31, 1996, and the pro forma regulatory capital of the Savings Bank after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."


                                 Historical         1,551,250 Shares     1,825,000 Shares     2,098,750 Shares    2,413,562 Shares
                             Regulatory Capital      Sold at $20.00       Sold at $20.00       Sold at $20.00      Sold at $20.00
                               at December 31,         Per Share             Per Share           Per Share           Per Share
                                 1996(1)(2)           (min)(1)(2)           (mid)(1)(2)         (max)(1)(2)         (max)(1)(2)
                             ------------------------------------------------------------------------------------------------------
                                          % of                 % of                  % of                % of                % of
                              Amount     Assets    Amount     Assets     Amount     Assets    Amount    Assets    Amount    Assets
                             ---------  --------  ---------  ---------  ---------  --------  --------  --------  --------  --------
                                                                       (Dollars in Thousands)
Capital under GAAP             $25,258     7.16%    $40,212     10.93%    $42,908    11.58%   $45,604    12.22%   $48,704    12.94%
                               =======    =====     =======     =====     =======    =====    =======    =====    =======    =====

Tangible capital               $22,946     6.54%    $37,900     10.36%    $40,596    11.02%   $43,292    11.67%   $46,392    12.40%
Tangible capital
 requirement                     5,261     1.50%      5,485      1.50%      5,526     1.50%     5,566     1.50%     5,613     1.50%
                               -------    -----     -------     -----     -------    -----    -------    -----    -------    -----
 Excess                        $17,685     5.04%    $32,415      8.86%    $35,070     9.52%   $37,726    10.17%   $40,779    10.90%
                               =======    =====     =======     =====     =======    =====    =======    =====    =======    =====

Core capital                   $22,946     6.54%    $37,900     10.36%    $40,596    11.02%   $43,292    11.67%   $46,392    12.40%
Core capital requirement(3)     10,522     3.00%     10,971      3.00%     11,052     3.00%    11,133     3.00%    11,226     3.00%
                               -------    -----     -------     -----     -------    -----    -------    -----    -------    -----
 Excess                        $12,424     3.54%    $26,929      7.36%    $29,544     8.02%   $32,159     8.67%   $35,166     9.40%
                               =======    =====     =======     =====     =======    =====    =======    =====    =======    =====

Total risk-based
 capital(4)(5)                 $24,976    10.56%    $39,930     16.67%    $42,626    17.76%   $45,322    18.84%   $48,422    20.08%
Total risk-based capital
requirement                     18,920     8.00%     19,159      8.00%     19,202     8.00%    19,245     8.00%    19,295     8.00%
                               -------    -----     -------     -----     -------    -----    -------    -----    -------    -----
 Excess                        $ 6,056     2.56%    $20,771      8.67%    $23,424     9.76%   $26,077    10.84%   $29,127    12.08%
                               =======    =====     =======     =====     =======    =====    =======    =====    =======    =====

-------------------

(1) Under OTS policy, net unrealized gains or losses on debt securities classified as available for sale are excluded for purposes of computing regulatory capital.

(2) Tangible and core capital are computed as a percentage of adjusted total assets of $351 million prior to the consummation of the Offerings and $366 million, $368 million, $371 million and $374 million following the issuance of 1,551,250, 1,825,000, 2,098,750 and 2,413,562 shares in the Conversion and
Reorganization, respectively. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $236 million prior to the consummation of the Offerings and $239 million, $240 million, $241 million and $241 million following the issuance of 1,551,250, 1,825,000, 2,098,750 and 2,413,562 shares in the Conversion and Reorganization, respectively.

(3) Does not reflect, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - The Savings Bank - Prompt Corrective Action."

(4) The pro forma risked-based capital ratios (i) reflect the receipt by the Savings Bank of the assets held by the Mutual Holding Company and of 50% of the estimated net proceeds from the Offerings, (ii) assume the investment of the net remaining proceeds received by the Savings Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 1996.

(5) Includes the $2.0 million general allowance for loan losses that was included in risk-based capital as of December 31, 1996.

                                PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion and Reorganization are completed. However, net proceeds are currently estimated to be between $29.9 million and $40.7 million (or $46.9 million in the event the Valuation Price Range is increased by 15%) based upon the following assumptions: (i) all shares of Common Stock will be sold in the Subscription Offering and Community Offering; (ii) 22.2%, 20.3%, 18.5% and 17.1% of the Common Stock sold in the Subscription Offering at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range will be sold to the ESOP, directors and executive officers and their associates; (iii) fees will be payable to Trident as set forth in "The Conversion and Reorganization -Marketing Arrangements;" and (iv) expenses, excluding the marketing fees paid to Trident, will approximate $699,000. Actual expenses may vary from those estimated, and the fees paid to Trident will vary from the amounts estimated if the amount of Common Stock sold in the different categories varies from the amounts assumed above.

     Pro forma net income and equity have been calculated for the year ended December 31, 1996 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the period and the net proceeds had been invested at 5.5%, which represents the yield on one-year U.S. Government securities at December 31, 1996 (which, in light of changes in interest rates in recent periods, are deemed to more accurately reflect pro forma reinvestment rates than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. An effective combined federal and state income tax rate of 38% has been assumed for the period, resulting in after-tax yield of 3.41% for the year ended December 31, 1996. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP. See Note 4 to the tables below. No effect has been given in the pro forma equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to contribute up to 50% of the net proceeds from the Offerings to the Savings Bank.


     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. No effect has been given in the tables to (i) the Company's results of operations after the Conversion and Reorganization or (ii) the market price of the Common Stock after the Conversion and Reorganization.

     The following tables summarize historical data of the Mutual Holding Company and consolidated pro forma data of the Company at or for the dates and periods indicated based on assumptions set forth above and in the tables and should not be used as a basis for projections of the market value of the Common Stock following the Conversion and Reorganization.

                                             At or For the Year Ended December 31, 1996
                                        -------------------------------------------------------
                                                                                   2,413,562
                                          1,551,250     1,825,000     2,098,750    Shares Sold
                                        Shares Sold   Shares Sold   Shares Sold   at $20.00 Per
                                         at $20.00     at $20.00     at $20.00      Share (15%
                                         Per Share     Per Share     Per Share         above
                                        (Minimum of    (Midpoint    (Maximum of      Maximum of
                                          Range)       of Range)      Range)         Range)(7)
                                        -----------   -----------   -----------   -------------
                                           (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds                           $   31,025    $   36,500    $   41,975      $   48,271
Less offering expenses and commissions       (1,117)       (1,200)       (1,283)         (1,379)
                                         ----------    ----------    ----------      ----------
    Estimated net Conversion proceeds        29,908        35,300        40,692          46,892
    Less Common Stock acquired by ESOP(1)    (2,482)       (2,920)       (3,358)         (3,862)
    Less Common Stock attributable to
    MRP(2)                                   (1,241)       (1,460)       (1,679)         (1,931)
                                         ----------    ----------    ----------      ----------
    Estimated proceeds available for
    investment(3)                        $   26,185    $   30,920    $   35,655      $   41,099
                                         ==========    ==========    ==========      ==========
Net Earnings
   Historical                            $      248    $      248    $      248      $      248
   Pro Forma adjustments:
   Net earnings from proceeds                   893         1,054         1,216           1,401
   ESOP(1)                                    (220A)        (259A)        (297A)          (342A)
   MRP(2)                                     (154A)        (181A)        (208A)          (239A)
                                         ----------    ----------    ----------      ----------
   Pro forma net earnings                $      767    $      862    $      959      $    1,068
                                         ==========    ==========    ==========      ==========
Per share(4)
   Historical                            $     0.17    $     0.15    $     0.13      $     0.11
   Pro Forma Adjustments:
   Net income from proceeds                    0.62          0.62          0.62            0.62
   ESOP(1)                                   (0.15A)       (0.15A)       (0.15A)         (0.15A)
   MRP(2)                                    (0.11A)       (0.11A)       (0.11A)         (0.11A)
                                         ----------    ----------    ----------      ----------
   Pro Forma                             $     0.53    $     0.51    $     0.49      $     0.47
                                         ==========    ==========    ==========      ==========
Number of shares used in calculating
earnings per share                        1,444,879     1,699,857     1,954,836       2,248,061
                                         ==========    ==========    ==========      ==========
Stockholders' equity (book value)
   Historical(5)(6)                      $   25,258    $   25,258    $   25,258      $   25,258
   Estimated net Conversion proceeds         29,908        35,300        40,692          46,892
   Less common stock acquired
   by/attributable to:
     ESOP(1)                                (2,482A)      (2,920A)      (3,358A)        (3,862A)
     MRP(2)                                 (1,241A)      (1,460A)      (1,679A)        (1,931A)
                                         ----------    ----------    ----------      ----------
     Pro Forma(6)(8)                     $   51,443    $   56,178    $   60,913      $   66,357
                                         ==========    ==========    ==========      ==========
Per Share(4)
   Historical                            $    16.28    $    13.84    $    12.03      $    10.47
Estimated net Conversion proceeds             19.28         19.34         19.39           19.43
Less common stock acquired
 by/attributable to:
   ESOP(1)                                    (1.60)        (1.60)        (1.60)          (1.60)
   MRP(2)                                     (0.80)        (0.80)        (0.80)          (0.80)
                                         ----------    ----------    ----------      ----------
   Pro Forma(6)(8)                       $    33.16    $    30.78    $    29.02      $    27.50
                                         ==========    ==========    ==========      ==========
Pro forma price to book
 value(3)(5)(6)(8)                             60.3%         65.0%         68.9%           72.7%
                                         ==========    ==========    ==========      ==========
Pro forma price to earnings (P/E
 ratio)                                        37.7          39.2          40.8            42.6
                                         ==========    ==========    ==========      ==========

Number of shares used in calculating
book value per share(4)                   1,551,250     1,825,000     2,098,750       2,413,562
                                         ==========    ==========    ==========      ==========

------------------------

(1) It is assumed that 8.0% of the shares of Common Stock issued in the Conversion and Reorganization will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The Company intends to make annual contributions to the ESOP over a seven-year period in an amount at least equal to the principal and interest requirement (which interest rate shall be at the prime rate) of the debt. The pro forma net earnings assumes (i) that the ESOP expense for each respective period is equivalent to the principal payment for the respective period and was made at the end of each respective period; (ii) that 17,729, 20,857, 23,986 and 27,584 shares were committed to be released at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively; and (iii) only ESOP shares committed to be released during the respective period were considered outstanding for purposes of the net earnings per share calculations.

     (2) The adjustment is based upon the assumed share repurchases to fund awards under the Recognition Plan of 62,050, 73,000, 83,950 and 96,542 shares at the minimum, midpoint maximum and 15% above the maximum of the Valuation Price Range, assuming that: (i) stockholder approval of the Recognition Plan has been received; (ii) the shares were repurchased at the beginning of the period shown through open market purchases at the Purchase
     Price: (iii) the amortized expense for the year ended December 31, 1996 was 20% of the amount contributed; and (iv) the effective tax rate applicable to such employee compensation expense was 38%. If the Recognition Plan issues authorized but unissued shares instead of repurchasing shares, the voting interests of existing stockholders would be diluted by approximately 3.8% and pro forma net earnings per share for the year ended December 31, 1996 would be $0.53, $0.51, $0.50 and $0.48, and pro forma stockholders' equity per share at December 31, 1996 would be $32.66, $30.37, $28.68 and $27.21, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively. See "Management of the Company - Benefits - Management Recognition Plan and Trust."

     (3) Estimated proceeds available for investment consist of the estimated net proceeds from the Offerings less (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be issued by the Recognition Plan, subject to shareholder approval, after the Conversion and Reorganization at an assumed purchase price of $20.00 per share.

     (4) Net earnings per share computations are determined by taking the number of shares assumed to be sold in the Conversion and Reorganization and subtracting the ESOP shares which have not been committed for release during the respective period. See Note 1 above.

     (5) Assumes the merger of the Mutual Holding Company after its conversion to Interim Mutual into the Savings Bank.

     (6) The retained earnings of the Savings Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "Dividend Policy" and "The Conversion and Reorganization - Liquidation Rights."

     (7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Valuation Price Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion and Reorganization or to satisfy the subscription of the ESOP.

     (8) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Option Plan. If the Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion and Reorganization, or 155,125, 182,500, 209,875 and 241,356 shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Option Plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     General

          As is the case with most savings institutions, the profitability of the Savings Bank depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits. The Savings Bank's net earnings also are dependent, to a lesser extent, on the level of provision for loan losses, its non-interest income and non-interest expenses, such as salaries and related benefits, occupancy and equipment, deposit insurance premiums, and miscellaneous other expenses, as well as provisions for federal and state income tax.

          The Savings Bank has historically operated as a traditional savings and loan, raising money by offering savings products of relatively short duration and lending this money for the purpose of home financing. As regulations affecting the savings and loan industry changed, the Savings Bank began offering primarily adjustable rate mortgages (ARM's) in 1981. Additional authority for checking accounts and consumer and commercial loans also allowed the Savings Bank to offer additional services to its traditional customer bases.

          The change from primarily mortgage loans in the 1980s to the current loan portfolio mix of approximately 54% mortgage and 46% consumer/commercial has allowed the Savings Bank to better manage its asset and liability maturities and increase its net interest margin. The institution's emphasis on shorter term consumer lending and prime rate based commercial lending, along with one-year ARMs tied to an index, has dramatically reduced the institution's interest rate risk.

          The change from a traditional thrift investing in mortgages to a financial institution offering a wider array of financial services has also been necessary to counteract increasing competition from government-sponsored entities for mortgage loans. The change from mortgage lender to a financial services provider has lessened the institution's exposure to any single economic cycle, while at the same time more closely tying the institution's products and services to the customer's financial needs. At December 31, 1996, approximately 31.6% of the Savings Bank's deposits were in the form of transaction accounts and 46% of its net loans are classified consumer or commercial, thus allowing a balanced source of funds and a balanced investment opportunity.

     Tradition and Market Share

          The Savings Bank has operated in its local community since 1929. Management estimates that the Savings Bank has a 30% market share in Carroll County, a 20% market share in each of Haralson and Heard Counties, and a one percent market share in each of Coweta, Douglas, Fayette, Henry and Paulding Counties.

     Interest Rate Risk

          The change from primarily providing traditional long-term fixed rate mortgages to primarily providing a variety of shorter term and interest-sensitive loan products has resulted in a significant reduction in the risk associated with vulnerability to changes in interest rates.

     High Levels of Regulatory Capital and Moderate Growth

          The Savings Bank seeks to maintain capital levels that will permit it to be characterized as "well-capitalized" by regulatory standards in order to give it maximum flexibility in the changing regulatory environment and to respond to changes in the market and economic conditions. The Savings Bank has sought to strengthen its capital position through consistent earnings. At December 31, 1996, the Savings Bank's tangible, core and total risk-based capital ratios amounted to 6.9%, 6.9% and 10.9%, respectively, which exceeded the requirements for a well capitalized institution of 5%, 5% and 10%, respectively, by $6.1 million, $6.1 million and $2.0 million, respectively. As a result of the Conversion and Reorganization, assuming that 1,825,000 shares of Common Stock are sold in the Offerings, the Savings Bank's pro forma tangible, core and risk-based capital ratios at December 31, 1996 would be 11.02%, 11.02% and 17.76%, respectively. See "Regulatory Capital."

     Proactive Responses to Economic Changes

          Deregulation of financial service providers throughout the United States has necessitated the expansion of the Savings Bank's products and services from traditional mortgages to a full array of financial products and services. Management believes the Savings Bank has the largest deposit market share of any local institution in the Carroll County, Georgia area. Accordingly, it has been necessary for the Savings Bank to expand its service territory in order to attain necessary growth.

          These changes in product mix have created a need for more sophisticated technology and a more labor-intensive service delivery system. Additionally, the need for expansion to fuel growth has increased the cost of the delivery system. Now that its infrastructure has been expensed, management believes the Savings Bank is poised for asset growth without the necessity of corresponding expenses. While the Savings Bank has higher non-interest expense than traditional savings institutions, its noninterest expense ratio compares favorably with that of full service banking institutions.

     Asset Quality

          At December 31, 1996, the Savings Bank's non-performing assets, which consist of non-accrual loans, accruing loans greater than 90 days delinquent and real estate acquired through foreclosure or by deed in lieu thereof, amounted to $6.4 million or 1.82% of the Savings Bank's total assets. The ratio of non-performing assets to total assets at year end has averaged 1.2% over the last five years. See "Business of Carrollton Federal Bank - Lending Activities - Asset Quality" and "- Non-Performing Assets" for an explanation of the increase in non-performing assets.

     Asset/Liability Management

          The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a given period exceeds the amount of interest rate sensitive liabilities maturing or repricing within such period, and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing within a given period exceeds the amount of interest rate sensitive assets maturing or repricing within such period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.

          The lending activities of savings associations have historically emphasized long-term, fixed-rate loans secured by one-to-four family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature, or are subject to repricing, within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by savings associations on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds.

          The Savings Bank originates consumer, commercial and traditional mortgage products in its primary service areas. Terms are limited primarily to five years or less with the emphasis being prime based commercial lending, consumer loans of five years or less and mortgage loans with terms not to exceed 30 years, repricing annually with the one-year treasury constant maturity.

          At December 31, 1996, the Savings Bank had $146.6 million in real estate mortgage loans, of which $88.1 million were one-year ARMs and $30.8 million were fixed rate loans. In addition, $68.0 million of consumer loans and $57.8 million of commercial loans were outstanding at December 31, 1996. Both consumer and commercial loans include some loans secured by real estate, such as consumer home equity loans and commercial real estate loans.

          As market demand for mortgage loans has declined and the Savings Bank has been unable to replace all of the amortized mortgage portfolio with consumer or commercial loans, excess funds have been placed in the investment portfolio with the emphasis being in U.S. government agency obligations, collateralized mortgage obligations, tax free municipal securities and preferred agency stocks.

          Management anticipates continuing its efforts to shorten asset term by offering a broad array of consumer loans primarily for area families and prime based commercial loans primarily for small to medium sized community businesses, as well as residential adjustable rate mortgages. In addition to shortening asset maturities, the Savings Bank has placed a significant emphasis on changing its mix of liabilities from almost entirely savings products to a larger number of transaction based accounts.

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996 that are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liability. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Mutual Holding Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                     Terms to Repricing at December 31, 1996
                                                   -----------------------------------------------------------------------

                                                     One Through   Four Through
                                                        Three         Twelve      One Through      Over
                                                        Months        Months      Five Years    Five Years     Total
                                                        ------        ------      -----------   ----------     -----
                                                                            (Dollars in Thousands)
Interest earning assets:
  Interest bearing deposits and federal funds sold     $ 12,036      $      -       $     -      $     -      $ 12,036
  Investment securities                                   9,178         5,303        15,677       11,533        41,691
  Other investments                                       2,000             -             -          600         2,600
  Loans (including mortgage loans held for sale)         72,166       109,427        66,317       22,207       270,117

      Total interest earning assets                      95,380       114,730        81,994       34,340       326,444

Interest-bearing liabilities:
  Interest-bearing demand and savings deposits           81,365             -             -            -        81,365
  Time deposits                                          38,864        94,862        76,762                    210,488
  FHLB advances                                          10,000             -         3,007        3,288        16,295
  Subordinated debentures                                     -             -         2,000            -         2,000

      Total interest-bearing liabilities                130,229        94,862        81,769        3,288       310,148

Interest sensitivity gap per period                     (34,849)       19,868           225       31,062        16,296

Cumulative interest sensitivity gap                     (34,849)      (14,981)      (14,756)      16,296

Cumulative gap as a percentage of total
  interest-earning assets                                -36.54%       -13.06%       -18.00%       47.45%

Cumulative interest-earning assets as a percentage
  of cumulative interest-bearing liabilities              73.24%        93.34%        95.19%      105.25%

          Presented below, as of December 31, 1996, is an analysis of the Savings Bank's interest rate risk as measured by changes in net portfolio value ("NPV") and net interest income ("NII") for instantaneous and sustained parallel shifts in market interest rates. The NPV table also contains the change limits that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Savings Bank's current capital position.

                            Net Portfolio Value
--------------------------------------------------------------------------------

                           Estimated
  Change in                 NPV as a
Interest Rates  Estimated  Percentage    Amount              Board
(basis points)      NPV    of Assets    of Change  Percent   Limit
--------------  ---------  ----------  ----------  -------   -----

                        (Dollars in Thousands)

+400            $28,956           7.9%   $(7,695)     (21)%    (75)%
 300             31,592           8.6     (5,059)     (14)     (50)
 200             33,896           9.3     (2,755)      (8)     (30)
 100             35,639           9.7     (1,012)      (3)     (15)
 0               36,651          10.0
-100             36,757          10.0        106        0      (15)
 200             36,350           9.9       (301)      (1)     (30)
 300             36,628          10.0        (23)       0      (50)
 400             37,824          10.3      1,173        3      (75)

                              Net Interest Income

                                                                  Interest     12/31/96        +200 bp        12/31/96     -200 bp
                                   12/31/96         12/31/96      Income       Weighted       Anticipated     Weighted   Anticipated
                              Assets/Liabilities    Weighted     or Expense     Average         Interest      Average      Interest
                                Repricing with      Average      Anticipated      Rate           Income        Rate        Income
                                   One Year           Rate       at 12/31/96    +200 bp        or Expense     -200 bp    or Expense
                                   --------           ----       -----------    -------        ----------     -------    ----------
   Assets                                                        (Dollars in thousands)

Cash                              $   3,356           5.20%       $     174        7.20%            242         3.20%         107

Fed funds                             7,360           5.20              383        7.20             530         3.20          236

Fixed rate investments/(1)/          11,975           7.13              853        7.13             854         5.13          614

Lagging/(3)/                         66,200           7.50            4,965        9.50           6,289         5.50        3,641

Current/(3)/                         88,472           9.00            7,963       11.00           9,732         7.00        6,193

Colonial/(3)/                           815           8.00               65       10.00              81         6.00           49

Stock                                 4,506           7.50              338        9.50             428         5.50          248

Fixed Loans                          25,571           9.90            2,532       11.90           3,043         7.90        2,020
                                  ---------                       ---------                     -------                   -------
                                  $ 208,255                       $  17,273                      21,199                    13,107

   Liabilities

Variable rate deposits/(2)/       $  86,137           2.67%           2,300        4.67%          4,023         1.00%         861

Fixed rate deposits                 133,727           5.40            7,221        7.40           9,896         3.40        4,547

Advances                             10,000           5.52              552        7.52             752         3.52          352
                                  ---------                       ---------                     -------                   -------
                                  $ 229,864                          10,073                      14,671                     5,760

Net Interest Income                                                   7,200                       6,528                     7,347

Change in net interest income from rate shock                                                      (672)                      147
-------------------------------

/(1)/ Fixed rate investments include callable U.S. government agency obligations that will be called in a falling interest rate environment but will not increase in rate in a rising rate environment.

/(2)/ A floor of 1.0% is assumed on variable rate deposits.

/(3)/ Variable rate assets and liabilities will reprice up or down within contractual limits.

          In May 1996, all regulatory agencies adopted risk-focused safety and soundness examination procedures that include interest rate risk (now referred to as "market risk") factors in the regulatory rating of the institution. Each financial institution is responsible for monitoring changes in net portfolio value of equity and net interest income from both parallel and non parallel shifts in the yield curve. The Savings Bank will be subject to these modified procedures in 1997.

Changes in Financial Condition

          At December 31, 1996, the Mutual Holding Company's consolidated assets totalled $353 million, as compared to $334 million at December 31, 1995. Total deposits grew $19 million, or 6%, in 1996 as compared to 1995. This increase is primarily due to the Savings Bank's increased branch expansion and marketing efforts related thereto. The increase was funded primarily by increases in time deposits during 1996. Other liabilities and capital grew marginally in 1996. Total capital at December 31, 1996 was $25.3 million, as compared to $25.0 million at December 31, 1995.

          The Savings Bank opened four branch facilities within Wal*Mart discount stores during 1996. This expansion helped attract approximately $15 million in deposits during the year. Most of these deposits were invested in medium term U.S. agency and mortgage backed securities designated as available for sale to maintain liquidity.

       Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yield, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Dividends received are included as interest income. All average balances are based on month-end balances. Management believes that the use of average month balances is representative of its operations.

                                                                    Year Ended December 31,
                                         -----------------------------------------------------------------------------

                                                        1996                                     1995
                                         ------------------------------------     ------------------------------------
                                          Average      Interest                    Average      Interest
                                         Balances   Income/Expense Yield/Rate     Balances   Income/Expense Yield/Rate
                                         --------   -------------- ----------     --------   -------------- ----------

                                                                  (Dollars in Thousands)
Assets:
Interest-earning assets:

  Interest earning
   deposits and fed funds sold           $ 15,158          822       5.42%        $  7,993          473      5.92%
  Investment securities:
   Taxable                                 30,387        2,411       7.93           36,076        2,652      7.35
   Nontaxable                               1,236          127      10.28                0            0         0
   Total investment securities             31,623        2,538       8.03           36,076        2,652      7.35
  Loans (including loan fees)(1)          272,786       24,874       9.12          280,613       24,588      8.76

   Total interest-earning assets          319,567       28,234       8.84          324,682       27,713      8.54
Allowance for loan losses                  (2,446)                                  (2,341)
Cash and due from banks                     9,005                                    7,857
Premises and equipment                      8,327                                    7,782
Other assets                                9,322                                    5,649
                                         --------                                 --------

   Total assets                          $343,775                                 $343,629
                                         ========                                 ========

Liabilities and capital:
Interest bearing liabilities:
  Deposits:
   Demand                                $ 46,821        1,386       2.96%        $ 47,566        1,366      2.87%
   Savings                                 32,991          889       2.69           33,280          828      2.49
   Time                                   202,641       11,338       5.60          195,200       10,444      5.35
Other borrowings                           18,650        1,169       6.27           30,555        1,858      6.08

  Total interest bearing liabilities      301,103       14,782       4.91          306,601       14,496      4.73

Non-interest bearing demand deposits       15,635                                   11,104
Other liabilities                           1,893                                    2,367
Capital                                    25,144                                   23,557
                                         --------                                 --------
  Total liabilities and capital          $343,775                                 $343,629
                                         ========                                 ========


                                                Year Ended December 31,
                                         ------------------------------------

                                                        1994
                                         ------------------------------------
                                          Average      Interest
                                         Balances   Income/Expense Yield/Rate
                                         --------   -------------- ----------

                                               (Dollars in Thousands)

Assets:
Interest-earning assets:

  Interest earning
   deposits and fed funds sold           $ 11,110          406       3.65%
  Investment securities:
   Taxable                                 33,470        2,414       7.21
   Nontaxable                                   0            0          0
   Total investment securities             33,470        2,414       7.21
  Loans (including loan fees)(1)          274,135       23,000       8.39

   Total interest-earning assets          318,715       25,820       8.10
Allowance for loan losses                  (2,539)
Cash and due from banks                     9,121
Premises and equipment                      7,625
Other assets                                6,961
                                         --------

   Total assets                          $339,883
                                         ========

Liabilities and capital:
Interest bearing liabilities:
  Deposits:
   Demand                                $ 52,867        1,184       2.24%
   Savings                                 37,892        1,094       2.89
   Time                                   188,343        8,652       4.59
Other borrowings                           28,007        1,666       5.95

  Total interest bearing liabilities      307,109       12,596       4.10

Non-interest bearing demand deposits        7,137
Other liabilities                           4,386
Capital                                    21,251
                                         --------
  Total liabilities and capital          $339,883
                                         ========

                                                                    Year Ended December 31,
                                         -----------------------------------------------------------------------------

                                                        1996                                     1995
                                         ------------------------------------     ------------------------------------
                                          Average      Interest                    Average      Interest
                                         Balances   Income/Expense Yield/Rate     Balances   Income/Expense Yield/Rate
                                         --------   -------------- ----------     --------   -------------- ----------
                                                                  (Dollars in Thousands)

Excess of interest-bearing
 assets over interest-bearing
 liabilities                             $ 18,464                                 $ 18,081

Ratio of interest-bearing assets to
 interest-bearing liabilities              106.13%                                  105.90%


Net interest income                                     13,452                                   13,217

Net interest rate spread                                             3.93%                                   3.81%

Net interest margin (2)                                              4.21%                                   4.07%

Tax equivalent adjustments
    Investment securities                                  (43)                                       0

Net interest income                                     13,409                                   13,217


                                                Year Ended December 31,
                                         ------------------------------------

                                                        1994
                                         ------------------------------------
                                          Average      Interest
                                         Balances   Income/Expense Yield/Rate
                                         --------   -------------- ----------
                                               (Dollars in Thousands)

Excess of interest-bearing
 assets over interest-bearing
 liabilities                             $ 11,606

Ratio of interest-bearing assets to
 interest-bearing liabilities              103.78%


Net interest income                                     13,224

Net interest rate spread                                             4.00%

Net interest margin (2)                                              4.15%

Tax equivalent adjustments
    Investment securities                                    0

Net interest income                                     13,224

-------------------------------
(1) Average balances include nonaccrual loans.
(2) Calculated before provision for loan losses.

     Rate/Volume Analysis

          The banking industry often utilizes two key ratios to measure relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of noninterest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing noninterest bearing deposits.

          The net interest spread was 3.93% in 1996, 3.81% in 1995 and 4.00% in 1994, while the net interest margin was 4.21% in 1996, 4.07% in 1995 and 4.15% in 1994. The increase in the margin and spread during 1996 was primarily due to reinvestment of maturing mortgage loans into higher yielding commercial and consumer loans. The decreases in 1995 were a result of changes in the overall asset and liability mix. The table below shows the change in net interest income for the past two years due to changes in volume and rate.

                                             1996 Compared to 1995          1995 Compared to 1994
                                             ---------------------          ---------------------
                                              Increase (decrease)            Increase (decrease)
                                               due to changes in              due to changes in
                                         ----------------------------   ------------------------------

                                                    Yield/    Net                 Yield/      Net
                                         Volume     Rate      Change    Volume    Rate        Change
                                         ------     ------    ------    ------    ------      ------

                                                             (In thousands)
     Interest income on:

     Interest earning deposits
       and federal funds sold          $ 392        (43)       349     (136)     203              67

     Investment securities:
       Taxable                          (439)       198       (241)     190       48             238
       Nontaxable                        127          -        127        -        -               -

     Loans (including loan fees)        (697)       983        286      552    1,036           1,588
                                        -----       ---        ---      ---    -----           -----

     Total interest-earning assets      (617)     1,138        521      606    1,287           1,893

     Interest expense on:
     Deposits:
       Demand                            (22)        42         20     (128)     310             182
       Savings                            (7)        68         61     (125)    (141)           (266)
       Time                              402        492        894      324    1,468           1,792
     Other borrowings                   (745)        56       (689)     155       37             192
                                        -----        --       -----     ---       --             ---

     Total interest bearing
       liabilities                   $  (372)       658        286      226    1,674           1,900
                                     --------       ---        ---      ---    -----           -----

     Net interest income                (245)       480        235      380     (387)             (7)
                                        =====       ===        ===      ===     =====             ===

     Results of Operations for the Years Ended December 31, 1996, 1995 and 1994

          Net earnings totalled approximately $248,000 for 1996, a decrease of 92% from the $2.9 million earned in 1995. Return on average assets and return on average equity for the year ended December 31, 1996 were .07% and .99%, respectively, as compared to .86% and 12.5%, respectively, at December 31, 1995. These decreases are attributable to the $1.7 million increase in deposit insurance premiums during 1996, which was entirely due to the special one-time SAIF assessment of 65.7 cents per $100 of assessable SAIF deposits effective September 30, 1996. An $893,000 increase in the provision for loan losses during 1996 also contributed to the reduction in earnings in 1996, as well as additional expenses due to the opening of four new branch locations during 1996. See "Business of Carrollton Federal Bank - Allowance for Loan Losses." Net earnings of $2.9 million in 1995 represented a 24% increase over 1994 primarily due to increases in noninterest income.

     Net Interest Income

          Net interest income (the difference between interest earned on assets and the interest paid on deposits and liabilities) is the single largest component of the Savings Bank's operating income. The Savings Bank actively manages this income source to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

          Net interest income, on a taxable equivalent basis, was $13.4 million in 1996, compared to $13.2 million in 1995 and 1994. The 2% increase in 1996 was the result of the reinvestment of maturing investments and mortgage loans into higher yielding investments and commercial and consumer loans, slightly offset by increases in the cost of funds that were primarily due to promotions offered as part of the opening of the four new branches in Wal*Mart stores during 1996. During 1995, increases in the volumes and rates of interest of earning assets were entirely offset by rate increases on interest bearing deposits and other liabilities. Total interest income increased 1.7% and 7.3% in 1996 and 1995, respectively.

     Provision for Loan Losses

          The Savings Bank's provision for loan losses was $1.1 million during 1996 as compared to $250,000 and $99,400 during 1995 and 1994, respectively. Provisions for loan losses are charged to earnings to bring the total loan loss allowance to a level deemed appropriate by management based on the volume and type of lending conducted by the Savings Bank and as required by the Savings Bank's loan loss methodology.

          The increase in the provision for loan losses over the last two years is primarily attributable to the increase in non-performing loans to $6.2 million at December 31, 1996 from $2.3 million at December 31, 1995, as well as the change in the mix of the loan portfolio from mortgage loans to commercial and consumer loans. See "Business of Carrollton Federal Bank - Allowance for Loan Losses."

          The Savings Bank's methodology for evaluating the adequacy of its allowance for loan losses conforms with generally accepted accounting principles and the Interagency Policy Statement on Allowance for Loan and Lease Losses. The Savings Bank considers collateral valuation, changes in the loan portfolio mix, the past three years' net charge-offs and other factors. The methodology also incorporates economic indicators such as growth in personal income and unemployment rates as well as other economic indicators affecting the Savings Bank's market area.

     Noninterest Income

          Noninterest income consists primarily of revenues generated from service charges and fees on deposit accounts, and profits earned through sales of credit life insurance. In addition, gains or losses realized from the sale of investment portfolio securities are included in noninterest income. Total noninterest income for 1996 increased 4% or $126,000 above that for 1995. Noninterest income for 1995 showed an increase of 46% from 1994. The primary contributor to noninterest income growth in both 1996 and 1995 was the continued growth in service charges on deposits resulting from an increase in the number of transaction accounts. Approximately 37% of the 1995 increase is attributable to the increase in sales of securities available for sale, while the remaining increase was primarily due to higher service charge revenue.

          The growth in noninterest income was the result of management's continuing efforts to build stable sources of fee income, which includes service charges on deposits and loans and sales of credit life insurance. This growth is being accomplished through expansion of the Savings Bank's locations.

          Fee income from service charges on deposit accounts increased over 17% in 1996 following a 39% increase in 1995. Continued emphasis on low cost checking account services, appropriate pricing for transaction deposit accounts and fee collection practices for other deposit services contributed to the increased levels of income for both years. Increases during 1996 and 1995 were further influenced by the increase in transaction deposit accounts.

          Net gains on sales of investment securities were $178,000 and $367,000, respectively, during 1996 and 1995 as management liquidated certain investment securities to meet loan demand.

     Noninterest Expense

          Noninterest expense for 1996 increased 30% following a decrease of 5% in 1995. Salaries and employee benefits increased 21% during 1996 due primarily to employee additions resulting from the four new branches in Wal*Mart stores together with increases required to maintain continued growth. The decrease from 1994 to 1995 was the result of the reorganization of the loan administration and customer service function which resulted in staff reductions at the Savings Bank. Net occupancy expense increased $114,000 or 7.6% in 1996 following a 13.7% increase in 1995. The increases were due primarily to increased depreciation related to new banking facilities and costs to operate new branches.

          Deposit insurance premiums increased $1.7 million as a result of the September 30, 1996 SAIF assessment. As described earlier, a special one-time assessment of 65.7 cents per $100 of assessable deposits amounted to an additional deposit insurance premium of $1,723,000. Other operating expenses, including advertising, office supplies, and data processing increased 13.7 % compared to a 5.3% increase in 1995. Management continues to emphasize the importance of expense management and productivity throughout the Savings Bank in order to further decrease the cost of providing expanded banking services to a growing market base.

     Income Taxes

          An income tax benefit of $13,000 was recognized for the year ended December 31, 1996. The effective tax rate differed from the expected 34% federal rate applied to earnings before income taxes primarily due to tax exempt interest income. Income tax expense in 1995 and 1994 totalled $1,375,000 and $553,000, respectively, and represented an effective tax rate of 32% and 18%, respectively. During 1996 and 1995, the effective tax rate differed from the expected 34% Federal rate primarily due to tax-exempt interest income. The effective rate in 1994 was further reduced by an adjustment to the valuation allowance for deferred tax amounts totalling $272,443. See Note (8) of the Notes to Consolidated Financial Statements.

     Liquidity and Capital Resources

          The Savings Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At December 31, 1996, the Savings Bank's liquidity, as measured for regulatory purposes, was 13.1% or $24.0 million in excess of the minimum OTS requirement.

          Cash was generated by the Savings Bank's operating activities during the years ended December 31, 1996, 1995 and 1994, primarily as a result of net income. The adjustments to reconcile net income to cash provided by operating activities during the periods presented consisted primarily of amortization of premiums and discounts, proceeds from the sale of loans, and increases or decreases in interest and dividends receivable, prepaid income taxes, accrued interest payable, and accrued expenses and other liabilities. The primary investing activity of the Savings Bank is lending, which is funded with cash provided by operations, as well as principal collections and maturities on securities, securities available for sale and mortgage-backed and related securities, and maturities of interest-bearing deposits in banks. For additional information about cash flows from the Savings Bank's operating, financing and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

          At December 31, 1996, the Savings Bank had outstanding $130,000 in commitments to originate loans, $16.0 million in undisbursed open end consumer equity lines and credit cards, $4.1 million in commercial lines of credit and $108,000 in commercial letters of credit. At the same date, the total amount of certificates of deposit which are scheduled to mature by December 31, 1997 was $134 million. The Savings Bank believes that it has adequate resources to fund commitments as they arise and that it can adjust the rate on savings certificates to retain deposits in changing interest rate environments. If the Savings Bank requires funds beyond its internal funding capabilities, advances from the FHLB of Atlanta are available as an additional source of funds.

          The Savings Bank is required to maintain specified amounts of capital pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and regulations promulgated thereunder by the OTS. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 1996, the Savings Bank's tangible and core capital totalled $23.6 million, or 6.9% of adjusted total assets, which exceeded the respective minimum requirements at that date by approximately $18.3 million and $9.6 million, respectively, or 5.4% and 2.9% of total assets, respectively. The Savings Bank's risk-based capital totalled $25.6 million at December 31, 1996, or 10.9% of risk-weighted assets, which exceeded the current requirement of 8.0% by approximately $6.7 million, or 2.9% of risk-weighted assets. See "Regulation - The Savings Bank - Regulatory Capital Requirements."

     Impact of New Accounting Standards

          During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard will become effective for the Company during 1997 and will require the Company to disclose the fair value of employee stock options granted in 1997 and subsequent years. Management does not expect this new standard to have a material impact on future consolidated financial statements.

          During 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This new standard will become effective for the Company January 1, 1997 and will require the Company to make certain disclosures regarding its servicing assets and liabilities. The standard may also affect the classification of certain servicing assets and liabilities. Management does not expect this standard to have a material impact on future consolidated financial statements.

     Impact of Inflation and Changing Prices

          The financial statements and related financial data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

          Unlike most industrial companies, virtually all of the Savings Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institutions performance than does the effect of inflation.

                      BUSINESS OF CARROLLTON FEDERAL BANK

     General

          The Savings Bank is a federally chartered savings bank that was organized on August 1, 1994 as a subsidiary of the Mutual Holding Company. Prior to that date, the Savings Bank's predecessors had operated since 1929. At December 31, 1996, the Savings Bank had $351 million of total assets, $325 million of total liabilities, including $308 million of deposits, and $26 million of equity or 7.4% of assets.

          The Mutual Holding Company and the Savings Bank have recently formed three new operating units in an effort to broaden the services they offer to the community. The first such enterprise is CFB Securities, which offers traditional brokerage services and products such as mutual funds, stocks and bonds through an NASD member firm. The firm is a wholly owned subsidiary of the Mutual Holding Company formed in 1996 and is located in space immediately adjacent to the Savings Bank's main office lobby. CFB Securities has two full-time employees.

          The second unit is CFB Financial, an operating department of the Savings Bank. This department services the loan needs of consumers traditionally associated with small loan companies. The group operates from a branch located in Douglasville, Georgia, has a staff of three full-time employees and offers a wide range of small loans including loans made in conformity with the Georgia Industrial Loan Act. Management plans to open a second location in Villa Rica, Georgia in the future.

          The third unit, CFB Insurance, is a wholly owned subsidiary of the Mutual Hold Company. Formed on December 28, 1995, CFB Insurance has not begun operations, but management intends to use it as a means of offering various insurance products, including property and casualty insurance, to existing Savings Bank customers, as well as the general public.

     Market Area

          The Savings Bank maintains 12 branch offices in Carroll, Coweta, Douglas, Fayette, Haralson, Heard, Henry and Paulding counties within the State of Georgia. In 1996, the Savings Bank opened four branch offices in Wal*Mart discount stores in Coweta, Henry, Fayette and Paulding counties. During 1991, the Savings Bank opened a branch office in a Kroger grocery store in Carroll County and a branch office in a Bruno's grocery store in Carroll County.

          The Savings Bank's main office is located in Carrollton, Georgia, the county seat of Carroll County, Georgia. Carrollton is located in western Georgia, approximately 50 miles west of Atlanta, Georgia. Carroll County's population was 78,000 in 1996, an increase of 1.5% from 1995. Major area employers that have affected growth are Southwire, Sony, State University of West Georgia, Tanner Medical Center, Bremen-Bowdon Investment and Gold-Kist, which collectively employ an aggregate of approximately 6,500 persons. Based on information from the Carroll County Chamber of Commerce, other factors affecting growth in Carroll County include: (i) an expected population increase to 83,000 by 2000 and to 105,000 by 2010 due to migration and birth; (ii) the county's proximity to Atlanta, Georgia;
     (iii) commercial and industrial expansion that continue to fuel economic growth; and (iv) new student enrollment at the State University of West Georgia, which was recently granted university status.

     Lending Activities

          As a federally chartered savings association, the Savings Bank has general authority to originate and purchase loans secured by real estate, secured or unsecured loans for commercial, corporate, business, or agricultural purposes, loans for personal, family, or household purposes, and may issue credit cards and extend credit in connection therewith. Notwithstanding its general lending authority, the Savings Bank may not make non-real estate commercial purpose loans that exceed 20% of its assets or non-real estate consumer purpose loans that exceed 35% of its assets. While not restricted by law, the Savings Bank limits its lending activities mainly to the counties in which it has offices.

          Since the enactment of FIRREA in 1989, a savings association generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. See "Regulation - The Savings Bank." At December 31, 1996, the Savings Bank's loans-to-one borrower limit was $4.0 million and its five largest loans or groups of loans-to-one borrower, including related entities, were $3.46 million, $3.08 million, $2.74 million, $1.97 million and $1.96 million. One of these loans ($1.96 million) is secured by notes secured by residential real estate and by assignments of the related security instruments. The other loans are secured by commercial real estate. One relationship ($4.0 million) was not performing in accordance with its terms on December 31, 1996. See "- Non-Performing Assets."

          Loan Portfolio Composition. The following table sets forth the composition of the Savings Bank's loan portfolio by type of loan at the dates indicated.

                                                December 31,
                                                ------------
                                    1996             1995             1994               1993               1992

                               Amount    %      Amount    %      Amount    %        Amount    %        Amount    %
                              --------  ----   --------  ----   --------  ----     --------  ----     --------  ----

                                                             (Dollars in Thousands)
Real estate mortgage loans   $ 146,577    54% $ 175,039    64% $ 196,761    69%   $ 195,682    75%   $ 199,443    78%
Real estate construction
 loans                              34     *      2,348     1      1,451     1          866     *        1,632     *
Commercial loans                57,786    21     43,944    16     38,755    14       27,759    11       24,684    10
Consumer(1) and other
 installment loans              68,038    25     51,840    18     46,509    16       37,846    14       30,465    12
                             ---------   ---  ---------   ---  ---------   ---    ---------   ---    ---------   ---
Total loans                    272,435   100%   273,171   100%   283,476   100%     262,153   100%     256,224   100%
                                         ====             ====             ====               ====               ====
Less:  Allowance for loan
 losses                          2,601            2,291            2,392              2,686              2,027
                             ---------        ---------        ---------          ---------          ---------
Loans, net                   $ 269,834        $ 270,880        $ 281,084          $ 259,467          $ 254,197
                             =========        =========        =========          =========          =========

--------------
*   Indicates less than one percent.

(1) Includes home equity loans secured by residential real estate, as well as other consumer loans.

          Contractual Principal Repayments and Interest Rates. The following table sets forth certain information at December 31, 1996 regarding the dollar amount of loans maturing or repricing in the Savings Bank's portfolio based on the contractual terms to maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity or repricing and overdrafts are reported as due in one year.

                                1 year
                     Less than  through   Over
     Loan Type        1 year    5 years  5 years     Total
     -----------------------------------------------------

     Mortgage(1):
       Adjustable     $ 83,593  $ 7,345  $     0  $ 90,938
       Fixed             2,341    8,726   44,572    55,639
     Construction           34        0        0        34
     Consumer           35,088   30,132    2,818    68,038
     Commercial         38,512   14,657    4,617    57,786
                      --------  -------  -------  --------
     Total            $159,568  $60,860  $52,007  $272,435
                      ========  =======  =======  ========

     ------------------
     (1) Includes second mortgage loans on one-to-four family residential properties of $13,884.

          The following table sets forth, as of December 31, 1996, the dollar amount of all loans, before net items, maturing or repricing after one year from December 31, 1996 which have fixed interest rates or which have adjustable interest rates.

                                    Adjustable
                     Fixed Rates      Rates        Total
                     -----------    ----------    -------

                                  (In Thousands)

     Mortgage           $ 53,298         $7,345   $ 60,643
     Construction             --             --         --
     Consumer             32,950             --     32,950
     Commercial           17,824          1,450     19,274
                        --------         ------   --------
       Total            $104,072         $8,795   $112,867
                        ========         ======   ========

          Scheduled contractual amortization of loans does not reflect the actual term of the Savings Banks loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which give the Savings Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage.

          Originations, Purchases, Servicing and Sales of Loans. The lending activities of the Savings Bank are subject to written, non-discriminatory underwriting standards and loan origination procedures established by the Savings Bank's Board of Directors and management. Loan originations are obtained by a variety of sources including referrals from real estate brokers, developers, builders, existing customers, newspaper, radio, periodical advertising and walk-in customers. Loan applications are taken by lending personnel, and the loan processing department supervises the acquisition of credit reports, appraisals and other documentation involved with a loan. Real property valuations are generally prepared for the Savings Bank by a qualified independent appraiser selected from a list approved by the Savings Bank's Board of Directors. The Savings Bank generally relies on an attorney's opinion of title that each loan collateralized by real property has been properly secured and may obtain title insurance on such property. Hazard insurance is also required on all secured property and flood insurance is required if the property is within a designated flood plain.

          The Savings Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. A loan application file is first reviewed by a loan officer of the Savings Bank and is submitted for approval to the Loan Committee if the loan does not meet certain criteria.

          The following table shows total loans originated, loan reductions and the net increase in Carrollton's loan portfolio during the periods indicated.


                                    Year Ended December 31,
                              ----------------------------------

                                1996         1995         1994
                              --------     --------     --------

                                       (In Thousands)
     Loan Originations:
       Mortgage               $ 25,629     $ 30,102     $ 41,124
       Construction              9,031        6,097        5,741
       Commercial               15,532       15,290       15,645
       Consumer                 43,356       29,575       33,166
                              --------      -------     --------
       Total loans
        originated              93,548       81,064       95,676

     Purchases:
       Loans purchased               0          652       18,470
                              --------      -------     --------
       Total loans
        originated
        and purchased           93,548       81,716      114,146

     Sales and loan
      principal
      repayments:
       Loans sold proceeds      10,882        6,605       13,239
       Loan repayments          82,587       85,293       80,252
       Total loans sold
        proceeds
         and loan principal
         repayments             93,469       91,898       93,491
                              ========      =======     ========
       Loan originations
        (repayments), net           79      (10,182)      20,655
                              ========      =======     ========
       Increase (decrease)
        due to other items,
        net                     (1,125)         (22)         962
                              ========      =======     ========

       Net increase (decrease)
        in net loan portfolio   (1,046)     (10,204)      21,617
                              ========      =======     ========

          Real Estate Mortgage Loans. The Savings Bank originates real estate mortgage loans, primarily loans secured by first mortgage liens on one-to-four family residences. At December 31, 1996, $146.6 million or 54.7% of the Savings Bank's total net loan portfolio consisted of first mortgage real estate loans. As of such date the average balance of the Savings Bank's individual one-to-four family mortgage loans was $43,776.

          The loan-to-value ratio, maturity and other provisions of the loans made by the Savings Bank generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by the Savings Bank. While it has been the Savings Bank's practice in most cases to allow a loan-to-value ratio of no more than 85%, the Savings Bank's lending policy on one-to-four family residential mortgage loans generally limits the maximum loan-to-value ratio to 95% of the lesser of the appraised value or purchase price of the property. In cases where loan-to-value ratios exceed 85%, the Savings Bank generally requires private mortgage insurance. The loan-to-value ratio for loans originated for the Savings Bank's portfolio is based on appraised value.

          The Savings Bank originates fixed rate mortgages with terms of up to 30 years. These loans are generally made in conformity with Federal National Mortgage Association ("FNMA") standards and are generally sold to FNMA with the Savings Bank retaining the servicing rights on these mortgages. From time to time, certain 15-year fixed rate mortgages will be retained in the Savings Bank's portfolio. At December 31, 1996, the Savings Bank was servicing $52.4 million in loans for FNMA. At December 31, 1996, the Savings Bank had $41.2 million in portfolio fixed rate mortgages.

          Since 1981, the Savings Bank has been offering adjustable-rate loans in order to decrease the vulnerability of its operations to changes in interest rates. The demand for adjustable-rate loans in the Savings Bank's primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment. As interest rates have fluctuated, the demand for fixed-rate and adjustable-rate loans has changed as the Savings Bank's customers have preferred adjustable rates in a high interest-rate environment and fixed-rate loans as interest rates decreased. In order to continue to increase and then to maintain a high percentage of adjustable-rate one-to-four family residential loans, the Savings Bank has offered various forms of adjustable-rate loans and in some cases has purchased adjustable-rate mortgage loans. As a result, at December 31, 1996, $107.4 million, or 73.5% of the one-to-four family residential loans in the Savings Bank's loan portfolio (before net items) consisted of adjustable-rate loans.

          The Savings Bank's one-to-four family residential adjustable-rate loans are fully amortizing loans with contractual maturities of up to 30 years. These loans adjust periodically in accordance with a designated index. The Savings Bank currently offers an adjustable-rate mortgage with a 2% limit on the rate adjustment per period and a 6% limit on the rate adjustment over the life of the loan. The Savings Bank's adjustable-rate loans are not convertible by their terms into fixed-rate loans, are assumable with the Savings Bank's approval, do not contain prepayment penalties and do not produce negative amortization. Due to the generally lower rates of interest prevailing in recent periods, the Savings Bank's ability to originate adjustable-rate loans has decreased as consumer preference for fixed-rate loans has increased.

          Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Savings Bank believes that these risks, which have not had a material adverse effect on the Savings Bank to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

          Commercial Loans. At December 31, 1996, $57.8 million, or 21% of the Savings Bank's total net loan portfolio, consisted of commercial loans.
     The vast majority of these loans were secured by existing commercial and multi-family residential real estate. The Savings Bank's commercial and multi-family real estate loans include primarily loans secured by small office buildings, family-owned business establishments and apartment buildings. The average amount of the Savings Bank's commercial and multi-family real estate loans was $107,000 at December 31, 1996 and the largest was $4.0 million. It is anticipated that commercial loans will continue to be a major component of the Savings Bank's loan portfolio. Originations of commercial loans amounted to 11.8%, 18.7% and 20.2% of the Savings Bank's total loan originations in fiscal 1996, 1995 and

     1994, respectively. The Savings Bank's commercial loans are rarely made with amortization periods greater than 20 years or interest rate adjustment periods in excess of five years.

          The Savings Bank requires certified appraisals on most real properties securing commercial loans. In some cases, an evaluation is deemed adequate. Appraisals are performed by an independent appraiser designated by the Savings Bank and are reviewed by management. In originating multi-family residential and commercial real estate loans, the Savings Bank considers the quality and location of the real estate, the credit of the borrower, cash flow of the project and the quality of management involved with the property. Corporate loans generally require the personal guaranty of the entity's controlling shareholders. Hazard insurance is required as well as flood insurance if the property is located in a designated flood zone.

          Subject to the restrictions contained in federal laws and regulations, the Savings Bank is also authorized to make secured and unsecured commercial business loans for general corporate and agricultural purposes, including issuing letters of credit. At December 31, 1996, $10.3 million, or 3.7%, of the Savings Bank's total net loan portfolio, consisted of commercial business loans, of which $9.7 million were secured by other than real estate. Commercial business loans accounted for 16.6% of the total loan originations during the year ended December 31, 1996.

          Commercial lending is generally considered to involve a higher degree of risk than one-to-four family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. The payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project or business and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. In addition, commercial lending generally requires more complex underwriting and substantially greater oversight efforts compared to one-to-four family residential real estate lending.
     The Savings Bank generally attempts to mitigate the risks associated with commercial lending by, among other things, lending only in its Primary Market Area and metropolitan Atlanta and lending only to individuals who have an established relationship with the Savings Bank and/or who have substantial ties to the community.

          In general, collateral for commercial loans includes real estate and certain business assets including, but not limited to, equipment, inventory, furniture, fixtures and accounts receivable. Terms generally range from three to five years. If real estate is a substantial portion of the collateral, terms may be extended to 15 years. Commercial loans are made at both fixed and variable rates. The variable rates primarily adjust with changes in the prime rate as reported by the Wall Street Journal.

          Construction Loans. The Savings Bank makes construction loans to individuals for the construction of their residences and to developers for the construction of one-to-four family and multi-family residences. Construction lending is generally limited to the Savings Bank's Primary Market Area. At December 31, 1996, construction loans amounted to $34,000 or less than 1% of the Savings Bank's total net loan portfolio. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including possible delays in completing the structure, the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner occupied. In the event of a delay in the completion of the construction, the Savings Bank may grant an extension, but such extensions are generally conditioned upon the payment of interest in full for the initial term.

          Construction loans to individuals are separate from the permanent financing on the structure. However, a borrower only qualifies for a construction loan if he or she has obtained a commitment for a permanent loan at the end of the construction phase. The term of a construction loan to an individual generally does not exceed the greater of 180 days or the term of the permanent loan commitment. Interest rates on construction loans to individuals are based on current local economic conditions. The loan-to-value ratio on such loans must be 80% or less of the appraised value of the completed structure.

          The majority of construction loans to developers are to selected local developers with whom the Savings Bank is familiar and are for the construction of single-family dwellings on a pre-sold or on a speculative basis. The Savings Bank limits the number of unsold houses which a developer may have under construction in a project. Construction loans to developers are generally made for a six-month term depending on the size and scope of the project. Payment of interest generally is required on at least a monthly basis, and the amount of a loan is generally based on the owner's equity in the property but may not exceed 80% of appraised value or contract price. Loan proceeds are disbursed in stages after inspection of the project indicates that such disbursements are for expenses which have already been incurred and which have added to the value of the project.

          Consumer Loans. Subject to the restrictions contained in federal laws and regulations, the Savings Bank also is authorized to make loans for a wide variety of personal or consumer purposes. The Savings Bank's consumer loans secured by automobiles totalled $26.4 million at December 31, 1996, while home equity loans totalled $13.9 million as of that date. Substantially all of the Savings Bank's consumer loan borrowers reside in its Primary Market Area. As of December 31, 1996, $68.0 million, or 25%, of the Savings Bank's total net loan portfolio consisted of consumer loans.

          In addition to traditional consumer loans, the Savings Bank initiated in 1996 a relationship with four new car dealerships within its Primary Market Area to provide "indirect" financing for customers of the dealerships. Management intends to increase such lending in the future. At December 31, 1996, $6.8 million of these loans had been originated. Of this amount, $97,000 in loans had defaulted and $190,000 in loans were 30 days or more delinquent. The Company does not deal in indirect sub-prime automobile paper.

          Home equity and second mortgage loans are also classified as consumer loans. These loans, which amounted to $13.9 million, or 5.2%, of the Savings Bank's total net loan portfolio at December 31, 1996, have variable rates of interest and maximum terms of 10 years with five-year advance periods. While these loans are secured by a second mortgage on the subject property, the borrower is not required to use the proceeds of the loan for property-related purposes. The Savings Bank only takes a second mortgage in those equity line loans in which it holds the outstanding first mortgage loan on the property or where it determines that the value of the underlying collateral is sufficient to provide adequate security for both the first and second mortgages. The Savings Bank generally applies a loan-to-value ratio of 85% or less, less the balance of the first mortgage loan.

          As of December 31, 1996, the Savings Bank's consumer loans also consisted of loans secured by accounts at the Savings Bank which amounted to $4.2 million or 1.6% of its total net loan portfolio. Such a loan is structured to have a term that ends on the same date as the maturity date of the certificate securing it or if secured by a passbook account has a six-month term with a hold on withdrawals that would result in the balance being lower than the loan balance. Typically these loans require semi-annual payments of interest only.

          Consumer loans generally involve more credit risk than mortgage loans because of the type and nature of the collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In many cases, because of its mobile nature, collateral may not be readily available in the event of a default. In other cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance or depreciation of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower.

          Loan Origination and Other Fees. In addition to interest earned on loans, the Savings Bank receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

          In accordance with SFAS No. 91, which deals with the accounting for non-refundable fees and costs associated with originating or acquiring loans, the Savings Bank's loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At December 31, 1996, the Savings Bank had $433,000 of net loan fees which had been deferred and are being recognized as income over the estimated maturities of the related loans. See Note (1) of the Notes to the Consolidated Financial Statements.

Asset Quality

    Delinquent Loans. The following table sets forth information concerning delinquent loans at December 31, 1996 in dollar amount and as a percentage of the Savings Bank's total loan portfolio (before net items). The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                          Mortgage            Commercial            Consumer               Total
                                     -------------------  -------------------  -------------------  -------------------
                                     Amount  Percentage   Amount  Percentage   Amount  Percentage   Amount  Percentage
                                     ------  -----------  ------  -----------  ------  -----------  ------  -----------
                                                                  (Dollars in Thousands)

Loans delinquent 90 days and over      $943       0.37%   $3,900       1.54%   $1,296        0.51%  $6,139        2.42%

  Loans delinquent more than 90 days totalled $2.3 million at December 31, 1995 and $3.2 million at December 31, 1994. The increase in 1996 was due to one large commercial relationship.

     Non-Performing Assets. The Savings Bank has adopted a policy under which all loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is deemed insufficient to warrant further accrual. Generally, the Savings Bank places all loans more than 90 days past due on non-accrual status. When a loan is placed on non-accruing status, total interest accrued to date and not collected is charged to earnings. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. A loan is returned to accrual status when, in management's judgment, the borrower's ability to make periodic interest and principal payments is in accordance with the terms of the loan agreement.

     Real estate acquired by the Savings Bank by foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired it is recorded at the lower of the recorded investment in the loan or fair value, less estimated costs of disposition. The recorded investment is the sum of the outstanding principal loan balance plus any accrued interest which has not been received and acquisition costs associated with the property. Any excess of the recorded investment in the loan over the fair value of the underlying property, less estimated costs of disposition, is charged to the allowance for loan losses at the time of the loan foreclosure. Costs relating to improvement of property incurred subsequent to the acquisition are capitalized, whereas costs relating to holding the property are expensed. Valuations are periodically performed by management and a provision for estimated losses on real estate owned is charged to earnings when losses are anticipated.

     As of December 31, 1996, the Savings Bank's total non-performing loans amounted to $6.2 million, or 2.31%, of total net loans, compared to $2.3 million, or 0.85% of total net loans, at December 31, 1995. The 1996 increase was due to one large commercial relationship totalling approximately $4.0 million or 1.4% of net loans.

     The following table sets forth the amounts and categories of the Savings Bank's non-performing assets at the dates indicated. The Savings Bank had no troubled debt restructuring during the periods shown on the table below.

                                                December 31,
                                                ------------
                              1996     1995     1994     1993      1992
                              ----     ----     ----     ----      ----

                                           (Dollars in Thousands)

Non-accruing loans:
  Mortgage                   $  943   $1,203   $1,411   $2,239    $1,354
  Construction                    0        0        0        0         0
  Commercial                  3,900      582      245       39       261
  Consumer                    1,400      515    1,465    1,451     1,391

Accruing loans greater
  than 90 days delinquent:
  Mortgage                        0        0        0        0         0
  Construction                    0        0        0        0         0
  Commercial                      0        0        0        0         0
  Consumer                        0        0        0        0         0
                             ------   ------   ------   ------    ------
  Total non-performing loans  6,243    2,300    3,121    3,729     3,006


Real estate owned(1)            180      253      968          801        1,328
                             ------   ------   ------       ------       ------

  Total non-performing
   assets                     6,423    2,553    4,089        4,530        4,334

  Total non-performing loans
   as a percentage of total
   net loans                   2.31%    0.85%    1.11%        1.72%        1.44%

  Total non-performing
   assets as a percentage of
   total assets                1.82%    0.76%    1.16%        1.45%        1.43%

----------------------------

     (1) Consists of real estate acquired by foreclosure.

     Interest income foregone on non-accrual loans in 1996, 1995 and 1994 was $554,867, $122,336 and $114,829, respectively.

     Classified Assets. Federal regulations require that each insured savings association classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loss classified asset is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital.

     The Savings Bank's problem assets at December 31, 1996 consisted of $8.5 million of loans classified as substandard and $1.4 million of loans classified as doubtful or loss. As of December 31, 1996, total classified assets amounted to 2.8% of total assets. In addition, at December 31, 1996, the Savings Bank had $4.2 million of loans classified as special mention.

          The following table sets forth the Savings Bank's problem assets at the dates indicated.


                                                        December 31,
                                                        ------------
                                             1996   1995   1994    1993    1992
                                             -----  -----  -----  ------  ------
                                                   (Dollars in Thousands)
     Classification:
       Substandard                           8,529  6,128  5,308   9,038  10,467
       Doubtful                              1,431  1,126  1,421   1,308   1,986
       Loss                                      0     55      5     669       5
       Total classified assets               9,960  7,309  6,734  11,015  12,458

          Allowance for Loan Losses. It is management's policy to maintain an allowance for estimated loan losses at a level which management considers adequate to absorb losses inherent in the loan portfolio at each reporting date. Management's estimation of this amount includes a review of all loans for which full collectibility is not reasonably assured and considers, among other factors, prior years' loss experience, distribution of portfolio loans by risk class and the estimated value of underlying collateral. Although management believes the current allowance for loan losses to be adequate, ultimate losses may vary from their estimates; however, estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in periods in which they become known. At December 31, 1996, the allowance for loan loss was increased due to one large commercial relationship and a change in the portfolio mix toward higher risk consumer and commercial loans. See "- Asset Quality - Non-Performing Assets."

          At December 31, 1996, the Savings Bank's allowance for loan losses was $2.6 million compared to $2.3 million at December 31, 1995. As of December 31, 1996, the Savings Bank's general valuation allowance totalled $2.0 million and specific reserves totalled $577,000.

          The following table sets forth the activity in the Savings Bank's allowance for loan losses during the periods indicated.


                                                   Year Ended December 31,
                                    -----------------------------------------------------
                                      1996       1995       1994       1993       1992
                                      ----       ----       ----       ----       ----
                                                    (Dollars in thousands)
Allowance at beginning of period    $  2,291   $  2,392   $  2,687   $  2,027   $  1,464

Provisions                             1,143        250         99        822      1,061

Charge-offs
 Mortgage Loans                           32         82        277        166        260
 Commercial loans                        117         59          0          0        117
 Consumer loans                          776        308        181         88        339
   Total charge-offs                     925        449        458        254        716

Recoveries
  Mortgage loans                          25          8         40         66         71
  Commercial loans                         0          0          0          0         13
  Consumer loans                          67         90         24         25        134
   Total Recoveries                       92         98         64         91        218
  Net charge-offs                        833        351        394        163        498

Allowance at end of period             2,601      2,291      2,392      2,686      2,027

Allowance for loan losses to
 total non-performing loans
 at end of period                      41.66%     99.61%     76.64%     72.03%     67.43%

Allowance for loan losses to
 average loans at end of period         0.95%      0.82%      0.88%      1.04%      0.78%

Net charge-offs to average
 loans outstanding during
 the period                             0.31%      0.13%      0.14%      0.06%      0.19%

Average gross loans(1)              $272,803   $278,323   $272,815   $259,189   $258,872

-----------------------
     (1) Beginning and ending annual period balances were used to calculate average gross loans.

          The following table sets forth the composition of the allowance for loan losses by type of loan at the date indicated. The allowance is allocated to specific categories of loans for statistical purposes only and may be applied to loan losses in any loan category.

                                                                    Year Ended December 31,
                     --------------------------------------------------------------------------------------------------------------
                              1996                   1995                  1994                 1993                 1992
                     --------------------- ---------------------- ---------------------- -------------------- ---------------------
                                % of Loans             % of Loans             % of Loans           % of Loans            % of Loans
                                 in Each                in Each                in Each              in Each               in Each
                               Category to            Category to            Category to          Category to           Category to
                      Amount   Total Loans   Amount   Total Loans   Amount   Total Loans  Amount  Total Loans  Amount   Total Loans
                     --------- ----------- ---------- ----------- ---------- ----------- -------- ----------- --------- -----------
                                                                             (Dollars in Thousands)
Mortgage loans          $  441        54%    $  423        65%      $  222         70%     $  373        79%     $  224        82%
Commercial               1,170        21      1,158        16        1,150         14       1,364        12       1,094        11
Consumer loans             996        25        710        19        1,020         11         949         9         709         7
                        ------       ---     ------       ---       ------     ------      ------    ------      ------    ------
Total allowance for
loan losses              2,607      100%      2,291      100%        2,392       100%       2,686      100%       2,027      100%
                        ======      ====     ======      ====       ======       ====      ======      ====      ======      ====

     Investment Securities

          The Company classifies its securities in one of three categories: trading, available for sale or held to maturity. There were no trading securities at December 31, 1996 and 1995. Securities held to maturity are those securities for which the Savings Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

          Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. See Note (1) of the Notes to Consolidated Financial Statements.

          Federally chartered savings institutions such as the Savings Bank also have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various Federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings and loan associations, certain bankers' acceptances and Federal funds. Subject to various restrictions, federally chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally chartered savings institutions are otherwise authorized to make directly. As of December 31, 1996, the Savings Bank had utilized this investment authority to invest in U.S. government and agency obligations, obligations of the State of Georgia and political subdivisions, domestic corporate obligations and mutual funds, equity securities including FHLB stock and FNMA stock.

          At December 31, 1996, approximately 11% of the Savings Bank's securities portfolio was comprised of mortgage-backed securities that are insured or guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC) or FNMA. Collateralized Mortgage Obligations (CMOs) not insured or guaranteed by FHLMC, FNMA or GNMA comprised 20% of the investment portfolio. U.S. government agency obligations comprised 51%, preferred stock of FNMA comprised 4%, FHLB stock comprised 5% and municipal securities comprised 5% of such portfolio at December 31, 1996. Other investments, primarily treasury securities, are also included.

          The Savings Bank's securities portfolio is managed in accordance with the Savings Bank's Investment Policy adopted by the Board of Directors and administered by the Asset/Liability Committee, which consists of an outside director, the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President, Vice President-Commercial Lending and Assistant Controller of the Savings Bank. The policy lists specific areas of permissible investments consistent with the Savings Bank's investment strategy. Under the Savings Bank's policy, at the time of purchase of an investment or mortgage-backed security or CMO, management designates the security as either held for maturity or available for sale based on the Savings Bank's investment objectives, operational needs and intent. The Savings Bank maintains no trading account portfolio. Investment activities are monitored to ensure that they are consistent with established guidelines and objectives.

          The following table sets forth certain information regarding the classifications of Savings Bank's investment securities at December 31, 1996, 1995 and 1994. Securities classified as available for sale are carried at their estimated fair value at December 31, 1996. There were no securities available for sale at December 31, 1995 or 1994. Securities held to maturity are carried at amortized cost at all respective dates. There were no trading securities at December 31, 1996, 1995 or 1994.

     Securities available for sale:

                                      1996
                                      ----
     U.S. Treasuries                 $    --
     U.S. Government agencies         18,830
     State, county and municipals      2,231
     Mortgage-backed securities       12,866
                                     -------
                                     $33,927
                                     -------

     Securities held to maturity:

                                        1996     1995     1994
                                        ----     ----     ----

     U.S. Treasuries                 $   500    1,251    1,257
     U.S. Government agencies          6,216    7,142   31,805
     State, county and municipals        115      115        0
     Mortgage-backed securities          933    1,870   12,204
                                     -------  -------  -------

                                     $ 7,764  $10,378  $45,266
                                     -------  -------  -------

     Total investment securities     $41,691  $10,378  $45,266
                                     =======  =======  =======

   The following table presents the expected maturity of the total investment securities portfolio by maturity date and average yields based upon amortized cost, (for all obligations on a fully taxable basis assuming a 34% tax rate) at December 31, 1996. It should be noted that the composition and maturity/repricing distribution of the investment portfolio is subject to change depending upon rate sensitivity, capital needs and liquidity needs.

Expected Maturity of Investment Securities


                                                          After one               After five
                                  Within one year   but within five years   but within ten years   After ten years
                                  Amount    Yield     Amount      Yield       Amount      Yield    Amount    Yield   Totals
                                  ------    -----     ------      -----       ------      -----    ------    -----   ------
Securities held to maturity:
 U.S. Treasury Securities             500    5.60%           -          -            -         -         -       -      500
 U.S. Government Agencies             582    7.22%       2,634       6.57%       3,000      7.39%        -       -    6,216
 State, county and municipals           -       -          115       4.55%           -         -         -       -      115
 Mortgage-backed securities           533    5.45%         239       6.05%          11      7.25%      150    7.21%     933
                                    -----    ----        -----       ----       ------      ----    ------    ----   ------

                                    1,615    6.13%       2,988       6.46%       3,011      7.39%      150    7.21%   7,764
                                    =====    ====        =====       ====       ======      ====    ======    ====   ======

Securities available for sale:
 U.S. Treasury Securities               -       -            -          -            -         -         -       -        -
 U.S. Government Agencies               -       -        3,000       6.88%      11,849      8.93%    4,018    7.12%  18,867
 State, county and municipals           -       -            -          -            -         -     2,199    7.27%   2,199
 Mortgage-backed securities             -       -        2,038       6.75%       1,946      6.86%    8,908    7.18%  12,892
                                    -----    ----        -----       ----       ------      ----    ------    ----   ------

                                                         5,038       6.83%      13,795      8.64%   15,125    7.18%  33,958
                                    =====    ====        =====       ====       ======      ====    ======    ====   ======

     Cash and Interest-Bearing Deposits in Other Banks

          The Savings Bank had cash on hand and cash due from and on deposit with other banks amounting to $14.4 million and $16.4 million at December 31, 1996 and December 31, 1995, respectively.

     Sources of Funds

          General. Deposits are the primary source of the Savings Bank's funds for lending and other investment purposes. In addition to deposits, the Savings Bank derives funds from loan principal repayments, principal, interest and dividend payments on investments and other sources. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

          Deposits. The Savings Bank's deposits are attracted principally from within the Savings Bank's primary market area through the offering of a wide selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts, and term certificate accounts.
     Included among these deposit products are individual retirement account certificates of approximately $47 million at December 31, 1996. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. As of December 31, 1996, the 204 certificates of deposit with principal amounts of $100,000 or more totalled $47.2 million.

          Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Savings Bank on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

          The Savings Bank does not advertise for deposits outside its local market area or utilize the services of deposit brokers. A listing on the Internet has been established primarily for people relocating to the Savings Bank's Primary Market Area.

          The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Savings Bank at the dates indicated.

                                                           December 31,
                                      1996                    1995                     1994
                            ------------------------  ------------------------  ------------------------
                                        Weighted                  Weighted                  Weighted
                                         Average                   Average                   Average
                             Amount   Interest Rate    Amount   Interest Rate    Amount   Interest Rate
                            --------  --------------  --------  --------------  --------  --------------
                                                       (Dollars in Thousands)
Time deposits               $210,488            5.6%  $198,870            5.6%  $188,735            4.7%
Savings accounts              34,077            3.0     31,737            2.6     36,593            2.5

Transaction accounts
NOW and money
 market accounts              47,288           2.6      46,626            2.5%    53,624            2.6
Non-interest
 bearing accounts             15,903             --     12,055             --     10,376             --
                            --------                  --------                  --------

Total transaction
 accounts                     63,191                    58,681                    64,000
                            --------                  --------                  --------

Total deposits              $307,756                  $289,288                  $289,328
                            ========                  ========                  ========

          The following table sets forth the maturities of the Savings Bank's certificates of deposit having principal amounts of $100,000 or more at December 31, 1996.


          Certificates of deposit
          maturing in:                            (In Thousands)
          -----------------------
          Less than three months                        $ 8,011
          Three to six months                             6,866
          Six to 12 months                               11,680
          Over 12 months                                 20,673
                                                        -------
            Total certificates of deposit with
            balances of $100,000 or more                 47,230
                                                        =======

          The following table sets forth the amount and maturities of the Savings Bank's certificates of deposit at December 31, 1996.


                                                                              2001 and
                      1997          1998            1999          2000       thereafter
                      ----          ----            ----          ----       ----------
                               Over One Year      Over Two      Over Three
                    One Year      Through      Years Through  Years Through  Over Four
                    Or less      Two Years      Three Years     Four Years     Years       Totals
                   ---------   -------------   -------------  -------------  ---------     ------
                                                      (In thousands)
2.00% to 2.99%            --             --             --          --            --            --
3.00% to 3.99%           672             --             --          --            --           672
4.00% to 5.99%       113,286         41,654          4,685       1,613           783       162,021
6.00% to 7.99%        19,741         12,747          7,000       3,573         4,193        47,254
8.00% to 9.99%           165            243             --         133            --           541
                    --------        -------        -------      ------        ------      --------
                    $133,864        $54,644        $11,685      $5,319        $4,976      $210,488
                    ========        =======        =======      ======        ======      ========

          Borrowings. The Savings Bank may obtain advances from the FHLB of Atlanta upon the security of its FHLB of Atlanta stock and certain of the Savings Bank's residential mortgage loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. See "Regulation - The Savings Bank - Federal Home Loan Bank System."

          The Savings Bank had $16.3 million FHLB advances outstanding at December 31, 1996. Of the advances, $10 million were at an adjustable rate with a weighted average rate of 5.49%. The remaining $6.3 million fixed rate advances had a weighted average rate of 5.68%.

          The following table sets forth the maximum month-end balance and average balance of Carrollton's FHLB advances during the periods indicated. See also Note (6) to the Consolidated Financial Statements.

                                                 Year Ended December 31,
                                                 ------------------------
                                     1996                 1995                  1994
                                     ----                 ----                  ----
                                                  (Dollars in Thousands)
     Maximum balance               $20,236              $40,277                $37,770
     Average balance                16,514               28,257                 28,163
     Weighted average interest
      rate during year                5.56%                6.81%                  6.50%
     Balance outstanding at
          year-end                 $16,295              $15,595                $37,770
     Weighted average interest
      rate at year-end                5.90%                6.05%                  5.86%

          The following table sets forth certain information as to Carrollton's long-term (terms to maturity in excess of 90 days) and short-term (terms to maturity of 90 days or less) FHLB advances at the dates indicated.

                                                   December 31,
                                                   ------------
                                      1996              1995               1994
                                      ----              ----               ----
                                                (Dollars in Thousands)
     FHLB long-term advances        $ 6,295            $7,095             $11,270
      Weighted average interest
       rate                            5.68%             5.64%               6.13%
     FHLB short-term advances       $10,000            $8,500             $26,500
      Weighted average interest
       rate                            5.49%             7.78%               6.65%

          Employees. The Savings Bank had 162 full-time employees and 30 part-time employees at December 31, 1996. CFB Securities had two full-time and no part-time employees at December 31, 1996, while CFB Insurance had no employees as of that date. None of these employees is represented by a collective bargaining agreement, and management believes that it enjoys good relations with its personnel.

          Properties. The following table sets forth certain information with respect to the Company's properties at December 31, 1996.

                                               Leased/  Net Book Value
     Description/Address                        Owned    of Property    Deposits
     -------------------                       -------  --------------  --------

                                                               (In Thousands)

     Main Office 110 Dixie St. Carrollton, GA  Owned          2,743      159,346
     640 W. Bankhead Hwy, Villa Rica, GA       Owned            943       32,197
     207 W. College St., Bowdon, GA            Owned            303       32,453
     501 Alabama Ave., Bremen, GA              Leased                     50,295
     505 Bankhead Hwy., Carrollton, GA
      (Grocery Store Branch)                   Leased                      4,787
     1355 South Park St., Carrollton, Ga
      (Grocery Store Branch)                   Leased                      4,427
     9060 Hwy. 27, Franklin, GA                Owned            276       10,120
     2212 Atlanta Hwy, Hiram, GA (Wal*Mart
      Branch)                                  Leased                      5,019
     5600 N. Henry Blvd. Suite A,
      Stockbridge, GA (Wal*Mart Branch)        Leased                      3,825
     1025-A Bullsboro Dr., Newnan, GA
      (Wal*Mart Branch)                        Leased                      2,243
     125 Pavilion Parkway, Fayetteville, GA
      (Wal*Mart Branch)                        Leased                      2,998
     3218 Highway 5, Douglasville, GA          Leased


     Legal Proceedings

          The Savings Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Savings Bank.

     Competition

          The Savings Bank has operated in its local community since 1929. Management estimates that the Savings Bank has a 30% market share in Carroll County, a 20% market share in each of Haralson and Heard Counties, and a one percent market share in each of Coweta, Douglas, Fayette, Henry and Paulding Counties.

          The Savings Bank faces significant competition both in making loans and in attracting deposits principally from national, regional and local commercial banks, savings banks, savings and loan associations, credit unions, broker-dealers, mortgage banking companies (including FNMA) and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. The Savings Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies. In addition, the Savings Bank may face additional competition from commercial banks headquartered outside of the State of Georgia as a result of the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which becomes fully effective on June 1, 1997. The "Georgia Interstate Banking Act," which became effective July 1, 1995, provides that (i) interstate acquisitions by institutions located in Georgia are permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia are permitted by institutions located in states which also allow national interstate acquisitions; provided, however, that if the board of directors of a Georgia savings and loan institution adopts a resolution to except such thrift or holding company from being acquired pursuant to the provisions of the Georgia Interstate Banking Act and properly files a certified copy of such resolution with the Georgia Department, such savings and loan institution or holding company may not be acquired by an institution located outside of the State of Georgia.

          The Savings Bank experiences strong competition for real estate loans principally from other savings associations, commercial banks, and mortgage banking companies. The Savings Bank competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.


                                   REGULATION

          Savings and loan holding companies and federal savings banks are extensively regulated under both Federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect the Company and the Bank. This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation and examination of the Company and the Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company. The terms savings association, federal savings bank and thrift are used interchangeably in this section.

     Savings and Loan Holding Company Regulation

          The Company will be a registered holding company under both the Savings and Loan Holding Company Act (the "SLHCA") set forth in Section 10 of the Home Owners Loan Act ("HOLA") and the Financial Institutions Code of Georgia ("FICG"). The Company will be regulated under such acts by the Office of Thrift Supervision (the "OTS") and by the Department of Banking and Finance (the "Georgia Department"), respectively. As a savings and loan holding company, the Company will be required to file with the OTS an annual report and such additional information as the OTS may require pursuant to the SLHCA. The OTS will also conduct examinations of the Company and each of its subsidiaries.

          Savings and loan holding companies and their subsidiaries are prohibited from engaging in any activity or rendering any services for or on behalf of their savings institution subsidiaries for the purpose or with the effect of evading any law or regulation applicable to the institution. This restriction is designed to prevent the use of holding company affiliates to evade requirements of the SLHCA that are designed to protect the holding company's savings institution subsidiaries. A unitary holding company, that is, a holding company that owns only one insured institution whose subsidiary institution satisfies the qualified thrift lender test (discussed below), is not restricted to any statutorily prescribed list of permissible activities, and the SLHCA and the FICG imposes no limits on direct or indirect non-savings institution subsidiary operations.

          The SLHCA and the FICG makes it unlawful for any savings and loan holding company, directly or indirectly, or through one or more subsidiaries or one or more transactions, to acquire control of another savings association or another savings and loan holding company without prior approval from the OTS and the Georgia Department, respectively. An acquisition by merger, consolidation or purchase of assets of such an institution or holding company or of substantially all of the assets of such an institution or holding company is also prohibited without prior OTS or Georgia Department approval. When considering an application for such an acquisition, the OTS and the Georgia Department take into consideration the financial and managerial resources and future prospects of the prospective acquiring company and the institution involved. This includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the acquiring company and savings institution. In addition, the OTS and the Georgia Department consider the effect of the acquisition on the institution, the insurance risk to the Savings Association Insurance Fund ("SAIF") and the convenience and needs of the community to be served.

          The OTS may not approve an acquisition that would result in the formation of certain types of interstate holding company networks. The OTS is precluded from approving an acquisition that would result in the formation of a multiple holding company controlling institutions in more than one state unless the acquiring company or one of its savings institution subsidiaries is authorized to acquire control of an institution or to operate an office in the additional state pursuant to a supervisory acquisition authorized under Section 13(k) of the Federal Deposit Insurance Act or unless the statutes of the state in which the institution to be acquired is located permits such an acquisition.

          Savings and loan holding companies are allowed to acquire or to retain as much as 5% of the voting shares of a savings institution or savings and loan holding company without regulatory approval.

     Bank Regulation

          General. The Savings Bank is a federal savings bank organized under the laws of the United States subject to examination by the OTS. The OTS regulates all areas of the Savings Bank's banking operations including reserves, loans, mergers, payment of dividends, interest rates, establishment of branches, and other aspects of operations. OTS regulations generally provide that federal savings banks must be examined no less frequently than every 12 months, unless the federal savings bank
     (i) has assets of less than $250 million; (ii) is well capitalized; (iii) was found to be well managed and its composite condition was found to be outstanding (or good, if the bank had total assets of not more than $100,000) during its last examination; (iv) is not subject to a formal enforcement proceeding or an order from the Federal Deposit Insurance Corporation ("FDIC") or another banking agency; and (v) has not undergone a change of control during the previous 12-month period. Federal savings banks must be examined no less frequently than every 18 months. The Savings Bank also is subject to assessments by the OTS to cover the costs of such examinations.

          The Savings Bank is also insured and regulated by the FDIC. The major functions of the FDIC with respect to insured federal savings banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors and preventing the continuance or development of unsound and unsafe banking practices.

          Subsidiary institutions of a savings and loan holding company, such as the Savings Bank, are subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the holding company or any of its subsidiaries, on investment in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

          Capital Requirements. OTS regulations require that federal savings banks maintain (i) "tangible capital" in an amount of not less than 1.5% of total assets, (ii) "core capital" in an amount not less than 3.0% of total assets, and (iii) a level of risk-based capital equal to 8% of risk-weighted assets. Under OTS regulations, the term "core capital" generally includes common stockholders' equity, noncumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries less unidentifiable intangible assets (other than certain amounts of supervisory goodwill) and certain investments in certain subsidiaries plus 90% of the fair market value of readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships (subject to certain conditions). "Tangible capital" generally is defined as core capital minus intangible assets and investments in certain subsidiaries, except PMSRs.

          In determining total risk-weighted assets for purposes of the risk-based requirement, (i) each off-balance sheet asset must be converted to its on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the asset), (ii) the credit equivalent amount of each off-balance sheet asset and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 200% (again depending upon the nature of the asset) and (iii) the resulting amounts are added together and constitute total risk-weighted assets. "Total capital," for purposes of the risk-based capital requirement equals the sum of core capital plus supplementary capital (which, as defined, includes the sum of, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. The amount of supplementary capital that may be counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4%.

          OTS regulations have been amended to include an interest-rate risk component to the risk-based capital requirement. Under this regulation, an institution is considered to have excess interest rate-risk if, based upon a 200-basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. This new requirement is not expected to have any material effect on the ability of the Savings Bank to meet the risk-based capital requirement. The OTS also revised its risk-based capital standards to ensure that its standards provide adequately for concentration of credit risk, risk from nontraditional activities and actual performance and expected risk of loss on multi-family mortgages.

          Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

          Additionally, the Georgia Department requires that savings and loan holding companies, such as the Company, must maintain a 5% Tier 1 leverage ratio on a consolidated basis.

          Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Act") imposes a regulatory matrix which requires the federal banking agencies, which include the OTS, the FDIC, the Office of the Comptroller of Currency (the "OCC"), and the Federal Reserve Board, to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the FDIC Act mandates that the institution be placed in receivership.

          Pursuant to regulations promulgated under the FDIC Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the FDIC Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts will be placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

================================================================================
                                                           Tier 1
                               Tier 1     Risk-Based    Risk-Based
     Capital Category          Capital      Capital       Capital       Other
--------------------------------------------------------------------------------
Well-Capitalized             5% or more   10% or more   6% or more    Not
                                                                      subject
                                                                      to a
                                                                      capital
                                                                      directive
--------------------------------------------------------------------------------
Adequately Capitalized       4% or more   8% or more    4% or more       ---
--------------------------------------------------------------------------------
Undercapitalized             less than    less than 8%  less than 4%     ---
                             4%
--------------------------------------------------------------------------------
Significantly                less than    less than 6%  less than 3%     ---
 Undercapitalized            3%
--------------------------------------------------------------------------------
Critically Undercapitalized  2% or            ---           ---          ---
                             less
                             tangible
                             equity
================================================================================

          The undercapitalized, significantly undercapitalized and critically undercapitalized categories overlap; therefore, a critically undercapitalized institution would also be an undercapitalized institution and a significantly undercapitalized institution. This overlap ensures that the remedies and restrictions prescribed for undercapitalized institutions will also apply to institutions in the lowest two categories.

          The down-grading of an institution's category is automatic in two situations: (i) whenever an otherwise well-capitalized institution is subject to any written capital order or directive, and (ii) where an undercapitalized institution fails to submit or implement a capital restoration plan or has its plan disapproved. The federal banking agencies may treat institutions in the well-capitalized, adequately capitalized and undercapitalized categories as if they were in the next lower capital level based on safety and soundness considerations relating to factors other than capital levels.

          The FDIC Act prohibits all insured institutions regardless of their level of capitalization from paying any dividend or making any other kind of capital distribution or paying any management fee to any controlling person if following the payment or distribution the institution would be undercapitalized. While the prompt corrective action provisions of the FDIC Act contain no requirements or restrictions aimed specifically at adequately capitalized institutions, other provisions of the FDIC Act and the agencies' regulations relating to deposit insurance assessments, brokered deposits and interbank liabilities treat adequately capitalized institutions less favorably than those that are well-capitalized.

          A depository institution that is not well capitalized is prohibited from accepting deposits through a deposit broker. However, an adequately capitalized institution can apply for a waiver to accept brokered deposits. Institutions that receive a waiver are subject to limits on the rates of interest they may pay on brokered deposits.

          Capital Distributions.  An OTS rule imposes limitations on all capital
          ---------------------
     distributions by savings associations (including dividends, stock repurchases and cash-out mergers). Under the current rule, a savings association is classified based on its level of regulatory capital both before and after giving effect to a proposed capital distribution. Under a proposed rule, the OTS would conform its three classifications to the five capital classifications set forth under the prompt corrective action regulations. Under the proposal, institutions that are at least adequately capitalized would still be required to provide prior notice. Well capitalized institutions could make capital distributions without prior regulatory approval in specified amounts in any calendar year.

          An institution that both before and after a proposed capital distribution has net capital equal to or in excess of its capital requirements may, subject to any otherwise applicable statutory or regulatory requirements or agreements entered into with the regulators, make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

          An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the OTS. In addition, the OTS may prohibit a proposed capital distribution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

          Liquidity.  Under applicable federal regulations, savings associations
          ---------
     are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage of the average daily balance of the savings association's net withdrawable deposits plus short-term borrowings. Under HOLA, this liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the deposit flows of member institutions, and currently is 5%. Savings institutions also are required to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of the average daily balance of its net withdrawable deposits and short-term borrowings.

          Equity Investments. The OTS has revised its risk-based capital regulation to modify the treatment of certain equity investments and to clarify the treatment of other equity investments. Equity investments that are permissible for both savings banks and national banks will no longer be deducted from savings associations' calculations of total capital over a five-year period. Instead, permissible equity investments will be placed in the 100% risk-weight category, mirroring the capital treatment prescribed for those investments when made by national banks under the regulations of the OCC. Equity investments held by savings associations that are not permissible for national banks must still be deducted from assets and total capital.

          Qualified Thrift Lender Requirement. A federal savings bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC and (iii) shares of stock issued by any FHLB, the FHLMC or the FNMA. In addition, the following assets may be categorized as qualified thrift investments in an amount not to exceed 20% in the aggregate of portfolio assets: (i) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination; (ii) investments in securities of a service corporation that derives at least 80% of its income from residential housing finance; (iii) 200% of loans and investments made to acquire, develop or construct starter homes or homes in credit needy areas (subject to certain conditions); (iv) loans for the purchase or construction of churches, schools, nursing homes and hospitals; and (v) consumer loans (in an amount up to 20% of portfolio assets). For purposes of the QTL test, the term "portfolio assets" means the savings institution's total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business, and liquid assets held by the savings institution in an amount up to 20% of its total assets.

          OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies. In order to exercise the powers granted to federally chartered savings associations and maintain full access to FHLB advances, the Savings Bank must meet the definition of a QTL.

          Loans to One Borrower Limitations. HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits. A savings association may make loans to one borrower in excess of such limits under one of the following circumstances: (i) for any purpose, in any amount not to exceed $500,000; or (ii) to develop domestic residential housing units, in an amount not to exceed the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, provided other conditions are satisfied. The Federal Institutions Reform, Recovery, and Enforcement Act of 1989 provided that a savings association could make loans to one borrower to finance the sale of real property acquired in satisfaction of debts previously contracted in good faith in amounts up to 50% of the savings association's unimpaired capital and unimpaired surplus. The OTS, however, has modified this standard by limiting loans to one borrower to finance the sale of real property acquired in satisfaction of debts to 15% of unimpaired capital and surplus. That rule provides, however, that purchase money mortgages received by a savings association to finance the sale of such real property do not constitute "loans" (provided no new funds are advanced and the savings association is not placed in a more detrimental position holding the note than holding the real estate) and, therefore, are not subject to the loans to one borrower limitations.

          Commercial Real Property Loans. HOLA limits the aggregate amount of commercial real estate loans that a federal savings association may make to an amount not in excess of 400% of the savings association's capital.

          Community Reinvestment. Under the Community Reinvestment Act (the "CRA") and the implementing OTS regulations, federal savings banks have a continuing and affirmative obligation to help meet the credit needs of its local community, including low and moderate-income neighborhoods, consistent with the safe and sound operation of the institution. The CRA requires the board of directors of financial institutions, such as the Savings Bank, to adopt a CRA statement for each assessment area that, among other things, describes its efforts to help meet community credit needs and the specific types of credit that the institution is willing to extend.
     The regulations promulgated pursuant to CRA contain three evaluation tests:
     (i) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (ii) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds.

          Fair Lending. Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions that it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

          On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

          FDIC Insurance Assessments. Federal deposit insurance is required for all federally chartered savings associations. Deposits at the Savings Bank are insured to a maximum of $100,000 for each depositor by Savings Association Insurance Fund (the "SAIF"). As a SAIF-insured institution, the Bank is subject to regulation and supervision by the FDIC, to the extent deemed necessary by the FDIC to ensure the safety and soundness of the SAIF. The FDIC is entitled to have access to reports of examination of the Bank made by the OTS and all reports of condition filed by the Bank with the OTS. The FDIC also may require the Bank to file such additional reports as it determines to be advisable for insurance purposes. Additionally, the FDIC may determine by regulation or order that any specific activity poses a serious threat to the SAIF and that no SAIF member may engage in the activity directly.

          Insurance premiums are paid in semiannual assessments. Under a risk-based assessment system, the FDIC is required to calculate a savings association's semiannual assessment based on (i) the probability that the insurance fund will incur a loss with respect to the institution (taking into account the institution's asset and liability concentration), (ii) the potential magnitude of any such loss, and (iii) the revenue and reserve needs of the insurance fund. The semiannual assessment imposed on the Savings Bank may be higher depending on the SAIF revenue and expense levels, and the risk classification applied to the Savings Bank.

          The deposit insurance assessment rate charged to each institution depends on the assessment risk classification assigned to each institution. Under the risk-classification system, each SAIF member is assigned to one of three capital groups: "well capitalized," "adequately capitalized," or "less than adequately capitalized," as such terms are defined under the OTS's prompt corrective action regulation (discussed above), except that "less than adequately capitalized" includes any institution that is not well capitalized or adequately capitalized. Within each capital group, institutions are assigned to one of three supervisory subgroups--"healthy" (institutions that are financially sound with only a few minor weaknesses), "supervisory concern" (institutions with weaknesses which, if not corrected could result in significant deterioration of the institution and increased risk to the SAIF) or "substantial supervisory concern" (institutions that pose a substantial probability of loss to the SAIF unless corrective action is taken). The FDIC will place each institution into one of nine assessment risk classifications based on the institution's capital group and supervisory subgroup classification.

          Until recently, SAIF premiums had been equivalent to deposit insurance premiums paid by banks on deposits to the Bank Insurance Fund ("BIF"). Deposit insurance premiums were set to facilitate each fund achieving its designated reserve ratios. As each fund achieves its designated reserve ratio, however, the FDIC has the authority to lower the premium assessments for that fund to a rate that would be sufficient to maintain the designated reserve ratio. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and approved lower BIF premium rates for deposit insurance by the BIF for all but the riskiest institutions. On November 14, 1995, the FDIC determined that BIF deposit insurance premiums for well capitalized banks would be further reduced to the then-statutory minimum of $2,000 per institution per year, effective January 1, 1996. Because the SAIF remained significantly below its designated reserve ratio, insurance premiums for assessable SAIF deposits were not reduced in either FDIC action.

          The current financial condition of the SAIF resulted in the adoption of the Deposit Insurance Funds Act of 1996 ("DIFA"), which was enacted on September 30, 1996 as part of the Omnibus Consolidated Appropriations Act. Under DIFA, a special one-time assessment of 65.7 cents per $100 of assessable SAIF deposits was collected on November 27, 1996 and applied retroactively to SAIF deposits as of March 31, 1995. DIFA provides that special assessments will be deductible under Section 162 of the Internal Revenue Code in the year in which the assessment is paid. After collection of the special assessment, it is expected that the SAIF would achieve its designated reserve ratio and SAIF premium rates would then become the same as BIF rates. DIFA further provides that BIF and SAIF are to be merged, creating the "Deposit Insurance Fund," on January 1, 1999, provided that bank and savings association charters are combined by that date. The Treasury Department is preparing a report to be submitted to Congress by March 31, 1997 on the development of a common charter for all insured depository institutions. See "Supervision and Regulation -Elimination of Federal Savings Charter."

          DIFA further assesses premiums for Financing Corporation Bond debt service ("FICO"). Beginning January 1, 1997, FICO premiums for BIF and SAIF will be 1.3 and 6.4 basis points, respectively. Full pro rata sharing of FICO will begin no later than January 1, 2000.

          Effective January 1, 1997, SAIF members will have the same risk-based assessment schedule as BIF members, which is 0 to 27 cents per $100 of deposits. FICO assessments of 1.3 cents for BIF deposits and 6.4 cents per $100 of deposits for SAIF deposits will be added to the BIF-assessable base and SAIF assessable base, respectively, until December 31, 1999. Thereafter, approximately 2.4 cents per $100 of deposits would be added to each regular assessment for all insured depositors, thereby achieving full pro rata FICO sharing.

          The SAIF-assessable base previously was assessed at a rate of 23 to 31 basis points for the fourth quarter as part of the regular annual deposit insurance assessment. Following the enaction of DIFA, the special assessment was booked as an asset by the FDIC effective October 1, 1996, fully capitalizing SAIF as of that date. Consequently, the proposed regular assessment rate for SAIF-member savings associations has been lowered retroactively to 18 to 27 basis points effective October 1, 1996, which represents the amount necessary to cover FICO obligations.

          Until January 1, 1997, under the FDIC's interpretation of existing law, FICO payments can be met only from assessments on SAIF-member savings associations. Overpayment of fourth quarter assessments from such institutions, estimated at approximately 1.25 cents per $100 of deposits, will be refunded or credited, with interest, using regular quarterly payment procedures.

          The federal banking agencies are required to take action to prevent insured institutions from facilitating or encouraging the shifting of SAIF deposits to BIF deposits for purposes of evading the assessments imposed on SAIF-assessable deposits.

          Insurance of deposits may be terminated by the FDIC after notice and hearing, upon a finding by the FDIC that the savings association has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, rule, regulation, order or condition imposed by, or written agreement with, the FDIC. Additionally, if insurance termination proceedings are initiated against a savings association, the FDIC may temporarily suspend insurance on new deposits received by an institution under certain circumstances.

          Federal Home Loan Bank System. The FHLB System consists of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board (the "FHFB"). The FHLBs provide a central credit facility for member savings associations. The maximum amount that the FHLB of Atlanta will advance fluctuates from time to time in accordance with changes in policies of the FHFB and the FHLB of Atlanta, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of FHLB advances that a savings association may obtain will be restricted in the event the institution fails to constitute a QTL.

          Federal Reserve System. The Federal Reserve Board has adopted regulations that require savings associations to maintain nonearning reserves against their transaction accounts (primarily NOW and regular checking accounts). These reserves may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Savings Bank's interest-earning assets.

          Savings institutions also have the authority to borrow from the Federal Reserve "discount window." Federal Reserve Board regulations, however, require savings associations to exhaust all FHLB sources before borrowing from a Federal Reserve bank.

          Transactions with Affiliates Restrictions. Transactions engaged in by a savings association or one of its subsidiaries with affiliates of the savings association generally are subject to the affiliate transaction restrictions contained in Sections 23A and 23B of the Federal Reserve Act in the same manner and to the same extent as such restrictions apply to transactions engaged in by a member bank or one of its subsidiaries with affiliates of the member bank. Section 23A of the Federal Reserve Act imposes both quantitative and qualitative restrictions on transactions engaged in by a member bank or one of its subsidiaries with an affiliate, while Section 23B of the Federal Reserve Act requires, among other things that all transactions with affiliates be on terms substantially the same, and at least as favorable to the member bank or its subsidiary, as the terms that would apply to, or would be offered in, a comparable transaction with an unaffiliated party. Exemptions from, and waivers of, the provisions of Sections 23A and 23B of the Federal Reserve Act may be granted only by the Federal Reserve Board. The HOLA and OTS regulations promulgated thereunder contain other restrictions on loans and extension of credit to affiliates, and the OTS is authorized to impose additional restrictions on transactions with affiliates if it determines such restrictions are necessary to ensure the safety and soundness of any savings association. Current OTS regulations are similar to Sections 23A and 23B of the Federal Reserve Act.

          Future Requirements. Statutes and regulations are regularly introduced which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Savings Bank may be affected by such statute or regulation.

     Elimination of Federal Savings Association Charter

          Legislation that would eliminate the federal savings association charter is under discussion. If such legislation is enacted, the Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter.
     Pending legislation also may provide relief as to recapture of the bad debt deduction for federal tax purposes that otherwise would be applicable if the Savings Bank converted its charter, provided that the Savings Bank meets a proposed residential loan origination requirement. Various legislative proposals also may result in the restructuring of federal regulatory oversight, including, for example, consolidation of the OTS into another agency, or creation of a new Federal banking agency to replace the various such agencies which presently exist. The Savings Bank is unable to predict whether such legislation will be enacted or, if enacted, whether it will contain relief as to bad debt deductions previously taken.

                                   TAXATION

     Federal Taxation

          General. The Company and the Savings Bank are subject to the generally applicable corporate tax provisions of the Code, and the Savings Bank is subject to certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive discussion of the tax rules applicable to the Company and the Savings Bank.

          Tax Returns. The Savings Bank files a federal income tax return on the basis of a fiscal year ending on December 31. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which such distributions occur. However, based upon the best interests of the Company, the Savings Bank and its stockholders, and on other conditions, the Company may elect not to file consolidated returns.

          Bad Debt Reserves. Savings institutions such as the Savings Bank are subject to the taxing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for corporations, as modified by certain provisions specifically applicable to financial or thrift institutions. Income is reported using the accrual method of accounting. The maximum corporate federal income tax rate is 35%.

          For fiscal years beginning prior to December 31, 1995, thrift institutions that qualified under certain definitional tests and other conditions of the Code were permitted certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans (generally loans secured by interests in real property improved or to be improved) under (i) a method based on a percentage of the institution's taxable income, as adjusted (the "percentage of taxable income method") or (ii) a method based on actual loss experience (the "experience method").

          In 1996, the Code was amended to repeal the foregoing methods of establishing a bad debt reserve. Effective January 1, 1996, the Savings Bank now computes its bad debt reserves for tax purposes under the rules promulgated pursuant to Code Section 585, which applies to commercial banks. In the years prior to 1996, the Savings Bank obtained bad debt deductions approximating $5.8 million in excess of its financial statement allowance for loan losses for which no provision for federal income tax was made. These amounts were then subject to federal income tax in future years pursuant to the provisions of prior Code Section 593 if they were used for purposes other than to absorb bad debt losses. As of January 1, 1996, approximately $1.0 million of the excess reserve was no longer subject to recapture under any circumstances and approximately $4.8 million of the excess reserve was subject to recapture only if the Savings Bank ceased to operate as a bank pursuant to the provisions of Code Section 585.

          Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

          Net Operating Loss Carryovers. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. The Savings Bank has no NOL carryforwards for federal income tax purposes.

          Capital Gains and Corporate Dividends-Received Deduction. Corporate net capital gains are taxed at a maximum rate of 35%. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

          Other Matters. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect the Savings Bank.

          The Savings Bank's federal income tax returns for the tax years ended December 31, 1996, 1995 and 1994 are open under the statute of limitations and are subject to review by the IRS.

          Georgia Taxation. The Company and the Savings Bank are both subject to Georgia corporate income tax and franchise tax to the extent they are engaged in business in the State of Georgia or have income that is generated in the State of Georgia. For Georgia income tax purposes, savings institutions are presently taxed at a rate equal to 6.0% of income, which is calculated based on federal taxable income, subject to certain adjustments. The State of Georgia also imposes franchise and privilege taxes on savings institutions, which in the case of the Savings Bank do not constitute significant tax items.

                           MANAGEMENT OF THE COMPANY

     Directors and Executive Officers

          The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The Bylaws of the Company currently authorize nine directors. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Gary M. Bullock, Jerry L. Clayton and Dean B. Talley will have a term expiring at the Company's first annual meeting of stockholders; a second class of directors, consisting of Thomas E. Reeve, Jr., Michael P. Steed and Thomas S. Upchurch will have a term of office expiring at the second annual meeting; and a third class of directors, consisting of T. Aubrey Silvey, Gary D. Dorminey and Anna L. Berry, will have a term of office expiring at the third annual meeting. Their names and biographical information are set forth under "Management of the Savings Bank - Directors."

          The following individuals are executive officers of the Company and hold the offices set forth below opposite their names. Their biographical information is set forth under "Management of the Savings Bank - Directors" and "- Executive Officers Who Are Not Directors."

          Name              Position(s) with the Company
          ----              ----------------------------

          Gary D. Dorminey  President and Chief Executive Officer
          D. Lane Poston    Executive Vice President and Chief Operating Officer
          C. Lynn Gable     Chief Financial Officer
          Anyce C. Fox      Senior Vice President

          The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, retirement, resignation or removal by the Board of Directors.

          Since the formation of the Company, none of the executive officers, directors or other personnel of the Company has received remuneration from the Company. In the event that any employee of the Savings Bank provides services to the Company, the Company has agreed to reimburse the Savings Bank for any costs related to such services. Information concerning the principal occupations and employment of the directors and officers of the Company during the past five years is set forth under "Management of the Savings Bank - Directors" and "- Executive Officers Who Are Not Directors." Directors and executive officers of the Company initially will not be compensated by the Company but will serve and be compensated by the Savings Bank. The Company does not currently nor does it plan to obtain "key person" insurance on any of its employees. See "Management of the Savings Bank - Executive Compensation."

     Board Meetings and Committees of the Board of Directors

          Regular meetings of the Board of Directors of the Company will be held on a quarterly basis, with special meetings being held from time to time as needed. Upon consummation of the Offerings, the Company will have an Executive Committee, Compensation Committee and Audit Committee. The Executive Committee will have the power and authority to act on behalf of the Board of Directors on important matters between scheduled director meetings unless specific Board action is required or unless otherwise restricted by the Company's Articles of Incorporation or Bylaws or by action of its Board of Directors. The Compensation Committee will establish and review executive compensation and administer executive compensation programs. The Audit Committee will recommend to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and to approve any special assignments given to such accountants. The Audit Committee will also review the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Compensation Committee and the Audit Committee will be composed solely of non-employee directors.

     Benefits

          1997 Stock Option Plan. The Board of Directors of the Company intends to adopt the Option Plan and to submit the Option Plan to stockholders at a special or annual meeting of stockholders no earlier than six months after the completion of the Conversion and Reorganization. No options will be awarded under the Option Plan unless stockholder approval is obtained. The Company intends to reserve for future issuance pursuant to the Option Plan a number of authorized shares of Common Stock equal to 10% of the Common Stock issued in the Offerings (or 209,875 shares at the maximum of the Valuation Price Range). Shares issued pursuant to the Option Plan may be authorized but unissued shares or treasury shares repurchased by the Company, or both.

          The Option Plan will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward such persons for performance and the attainment of targeted goals. The Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of
     Section 422 of the Code ("incentive stock options") and non-incentive or compensatory stock options (collectively "Awards"). Awards will be granted to directors and key employees of the Savings Bank and/or the Company and any subsidiaries, except that non-employee directors will not be eligible to receive incentive stock options. If shareholder approval is obtained, it is expected that options to acquire shares of Common Stock will be awarded to key employees of the Company or its subsidiaries and directors of the Company or the Savings Bank with an exercise price equal to the fair market value of the Common Stock on the date of the grant. If the Option Plan is submitted for shareholder approval within one year after the consummation of the Conversion and Reorganization, under current OTS regulations, unless the Regional Director of the OTS permits otherwise, no individual member of management may receive more than 25% of the options that may be issued and directors who are not employees may not receive more than 5% of such options individually and more than 30% of such options in the aggregate. No decision has yet been made as to anticipated grants to individuals under the Option Plan.

          The Option Plan will be administered and interpreted by a committee (the "Committee") of disinterested directors satisfying standards under both Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. The Option Plan will have an indefinite term except that incentive stock options may not be granted more than ten years from its adoption by the Board of Directors. Under the Option Plan, the Committee will determine which directors, officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each compensatory option, the forms of payment of the exercise price and when such options become exercisable. The per share exercise price of an incentive stock option shall at least equal the fair market value of a share of Common Stock on the date the option is granted. In the event of a merger, consolidation, extraordinary cash or stock dividend, reorganization or other change in corporate structure or tender offer, the number of shares of Common Stock under the Option Plan, the number of shares to which any Award relates and the exercise price per share under any option shall be adjusted to reflect such event.

        Stock options shall become vested and exercisable in the manner specified by the Committee. However, current OTS regulations require that stock options granted pursuant to a plan approved by shareholders within one year of consummation of a mutual-to-stock conversion not vest at a rate in excess of 20% per year. Stock options are non-transferable except by will or the laws of descent and distribution.

        Pursuant to the Option Plan, compensatory stock options for 30% of the shares of Common Stock to be reserved for issuance pursuant to the Option Plan will be available for grants to non-employee directors of the Company and the Savings Bank upon approval of the Option Plan by shareholders. The exercise price for such options will be the fair market value of the Common Stock at the date of grant. Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates. An option will fully vest in the event of the optionee's death or disability. An option granted to directors will be exercisable until ten years after its date of grant. However, if an optionee dies while serving as a non-employee director or within three years following the termination of the optionee's service as a non-employee director as a result of retirement or resignation without having fully exercised his or her options, the optionee's executors, administrators, legatees or distributees of his or her estate shall have the right to exercise such options during the twelve-month period following such death, provided no option will be exercisable within six months after the date of grant or more than ten years from the date it was granted.

        Pursuant to the Option Plan, stock options for 70% of the shares of Common Stock to be reserved for issuance pursuant to the Option Plan will be available for grant to personnel of the Company and its subsidiaries other than outside directors of the Company and the Savings Bank. Upon receipt of shareholder approval of the Option Plan, the Company plans to grant compensatory stock options for shares of Common Stock to executive officers and other key personnel of the Company and its subsidiaries. The exercise price for such options will be the fair market value of the Common Stock at the date of grant. Grants will be made by the Committee primarily based on performance, although the Committee will be able to consider other factors determined to be relevant in its sole discretion. Under the terms of the Option Plan, no employee of the Company may be granted options for more than 100,000 shares of Common Stock in a given fiscal year. Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates. An option will fully vest in the event of the optionee's death or disability.

        Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised (although a tax preference item subject to the alternative minimum tax may result upon exercise), and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as ordinary income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee.

        Management Recognition Plan. The Board of Directors of the Company intends to adopt the Recognition Plan for directors and selected officers and employees and to submit such plan to stockholders at a special or annual meeting of stockholders no earlier than six months after the completion of the Conversion and Reorganization. The objective of the Recognition Plan will be to enable the Company to provide directors, officers and employees of the Company and the Savings Bank with a proprietary interest in the Company as an incentive to contribute to its success.

        The Recognition Plan will be administered by the same committee that administers the Option Plan. A number of shares equal to 4.0% of the Common Stock (73,000 shares, based on the sale of 1,825,000 shares will be reserved under the Recognition Plan). Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock that vests over a period specified by the Committee and will be issued at no cost to the recipient. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the number of years during which the shares vest. The shares, while restricted, may not be sold, pledged or otherwise disposed of. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will become unrestricted. Common Stock required for distribution pursuant to the Recognition Plan will be issued from authorized but unissued shares or from treasury shares repurchased by the Company, or both. The Board of Directors of the Company may terminate the Recognition Plan at any time.

        Under current OTS regulations, if the Recognition Plan is submitted for shareholder approval within one year after the consummation of the Conversion and Reorganization, unless the Regional Director of the OTS permits otherwise, no individual member of management may receive more than 25% of the shares which may be issued pursuant to a stock plan and directors who are not employees may not receive more than 5% of such shares individually and more than 30% of such shares in the aggregate. If the Recognition Plan is submitted for shareholder approval within one year after the consummation of the Conversion and Reorganization, shares granted pursuant to the Recognition Plan will vest at the rate of 20% per year over the five years following the date of grant. Recipients of grants under the Recognition Plan will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested.

        Upon receipt of stockholder approval of the Recognition Plan, the Company anticipates granting stock awards for shares of Common Stock to directors, executive officers and other key personnel. A total of 70% of the Common Stock to be issued pursuant to the Recognition Plan will be available for the award of shares of Common Stock to executive officers and key employees of the Savings Bank. It is currently anticipated that stock awards will be made to officers and key personnel by the committee primarily based on performance, although the committee will be able to consider other factors determined to be relevant in its sole discretion. In addition, pursuant to the Recognition Plan, 30% of the shares of Common Stock authorized to be awarded by the Recognition Plan will be available to be awarded to outside directors of the Company. It is currently anticipated that stock awards will be granted to each of the non-employee directors. All of the stock awards will be granted at no cost to the recipients. No decision has yet been made as to anticipated grants to individuals under the Recognition Plan. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "Management of the Company - Benefits."

Employee Stock Ownership Plan

        The Company will establish an Employee Stock Ownership Plan for employees age 21 or older who have at least one year of credited service with the Savings Bank or any affiliate (including years of service with the mutual predecessor of the Savings Bank). The ESOP will be funded by the Company, the Savings Bank and any other adopting affiliate with contributions made in cash (which primarily will be invested in Common Stock) or Common Stock. Benefits may be paid either in shares of Common Stock or in cash.

        It is anticipated that the ESOP will borrow funds which are sufficient to purchase 8% of the Common Stock issued in the Offerings or 167,900 shares, based on the issuance of the maximum 2,098,750 shares in the Offerings. The ESOP plans to obtain a loan from the Company which will permit the ESOP to purchase such shares. The initial interest rate on the loan is expected to equal the prime rate, which is currently 8.25%. The Savings Bank will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan, which is anticipated to have a maturity of five years. The Savings Bank may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of Treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

        Shares purchased by the ESOP with the proceeds of the loan will be held in a loan suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. A participant becomes vested in his or her ESOP account upon completing five years of service with the Savings Bank or any affiliate. Forfeitures will be reallocated among remaining participating employees. Benefits may be payable upon retirement or separation from service. The Savings Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

        The Savings Bank will administer the ESOP and Lisa Lawson, Thomas E. Reeve, Jr. Steve McCord and Anna L. Berry will act as trustees of the related trust. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions will be voted generally by the ESOP trustees on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted generally by the ESOP trustees.

        The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, the Code and the regulations of the IRS and the Department of Labor promulgated thereunder.

                         MANAGEMENT OF THE SAVINGS BANK

Directors

The direction and control of the Savings Bank is vested in its Board of Directors. Pursuant to the Bylaws of the Savings Bank, its Board of Directors shall be divided into three classes which are as equal in size as is possible, and one of such classes shall be elected annually by the stockholders of the Savings Bank for three-year terms.

The following table sets forth certain information with respect to the persons who currently serve as directors of the Savings Bank. There are no arrangements or understandings between the Savings Bank and any such person pursuant to which such person may be elected a director of the Savings Bank, and no such director is related to any other director or executive officer by blood, marriage or adoption.

                             Age as of
     Name and Position(s)    December   Principal Employment      Director   Term
     with the Savings Bank   31, 1996   for the Past Five Years    Since    Expires

--------------------------------------------------------------------------------
T. Aubrey Silvey                    59  Chairman and Chief         1982     1997
Chairman of the Board                   Executive Officer of
                                        Aubrey Silvey
                                        Enterprises, an
                                        electrical
                                        substation contractor

Gary D. Dorminey                    50  Chief Executive            1990     1997
Chief Executive Officer,                Officer, President
 President and Director                 and Director of the
                                        Savings Bank

Anna L. Berry                       47  Treasurer of               1996     1997
Director                                Southwire Company, a
                                        major manufacturer
                                        of wire products

Gary M. Bullock                     54  President and Chief        1988     1998
Vice Chairman of the Board              Executive Officer of
                                        Carroll Electric
                                        Membership Corp.

Jerry L. Clayton                    54  Owner of Clayton           1992     1998
Director                                Pharmacy

Thomas E. Reeve, Jr.                76  Retired Physician          1990     1999
Director
Michael P. Steed                    52  President and Owner        1990     1999
Director                                of the Steed Company,
                                        a manufacturer of
                                        fabric labels

Dean B. Talley                      54  Physician                  1986     1998
Director
Thomas S. Upchurch                  57  President of Georgia       1991     1999
Director                                Partnership for
                                        Excellence in
                                        Education


Executive Officers Who Are Not Directors

        The following table sets forth certain information with respect to the persons who currently serve as executive officers of the Savings Bank and who initially will serve as executive officers of the Company and who are not, and will not be, directors. There are no arrangements or understandings between the Savings Bank and/or the Company and any such person pursuant to which such person was or will be elected an executive officer of the Savings Bank or the Company and no such officer is related to any director or other officer of the Savings Bank or the Company by blood, marriage or adoption.

Name and Position(s) with        Age as of            Principal Employment
 the Savings Bank            December 31, 1996      for the Past Five Years

--------------------------------------------------------------------------------
D. Lane Poston                      47          Executive Vice President and
Executive Vice President                        Chief Operating Officer of the
 and Chief Operating                            Savings Bank
 Officer
C. Lynn Gable                       44          Chief Financial Officer of the
Chief Financial Officer                         Savings Bank since February
                                                1997; prior thereto, President
                                                of Gable Financial Group, Inc.

Anyce C. Fox                        50          Senior Vice President of the
Senior Vice President                           Savings Bank since 1990.



Board Meetings and Committees of the Board of Directors

        Regular meetings of the Board of Directors of the Savings Bank are held on at least a monthly basis and special meetings of the Board of Directors of the Savings Bank are held from time to time as needed. There were 13 meetings of the Board of Directors of the Savings Bank held during the fiscal year ended on December 31, 1996. No director attended fewer than 75% of the total number of meetings of the Board of Directors of the Savings Bank held during fiscal 1996 and the total number of meetings held by all committees of the Board on which the director served during such year.

        The Board of Directors of the Savings Bank has established various committees, including an Executive Committee, a Compensation Committee and an Audit Committee.

        The Executive Committee generally has the power and authority to act on behalf of the Board of Directors on important matters between scheduled director meetings unless specific Board of Directors action is required or unless otherwise restricted by the Savings Bank's charter or bylaws or its Board of Directors. The Executive Committee currently is chaired by T. Aubrey Silvey, with Gary M. Bullock, Gary D. Dorminey and Michael P. Steed as members. The Executive Committee met 40 times during fiscal 1996.

        The Compensation Committee establishes and reviews executive compensation and administers executive compensation programs. Gary M. Bullock serves as Chairman of the Compensation Committee and Michael P. Steed and Thomas
S. Upchurch serve as members. The Compensation Committee met four times during fiscal 1996.

        The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Savings Bank's annual financial statements and to approve any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Savings Bank's internal accounting staff. Thomas S. Upchurch serves as Chairman of the Audit Committee and Dean B. Talley, Thomas E. Reeve and Anna L. Berry serve as members. The Audit Committee met four times during fiscal 1996.

Other Committees

        In addition to committees of the Board of Directors, the Savings Bank has also established an Asset/Liability Committee, Asset Review Committee, Marketing/Public Relations Committee, Loan Committee, C.R.A. Committee, 401(k) Administrative and Investment Committee and Commercial Loan Committee. These Committees are composed of directors, officers and key personnel of the Savings Bank.

Executive Compensation

        The following table sets forth the compensation paid by the Savings Bank for services rendered in all capacities during the fiscal year ended December 31, 1996 to the Savings Bank's chief executive officer and all other executive officers whose total salary and bonus during such year exceeded $100,000. None of the named executive officers received or held any stock options in 1996.

                           Summary Compensation Table

                                                      Other                         All
    Name and Principal                               Annual        Long-Term       Other
    Position            Year   Salary    Bonus   Compensation(1)  Compensation  Compensation
Gary D. Dorminey        1996  $139,000  $31,650        0                0             0
 President and Chief    1995   129,250   42,342        0                0             0
 Executive Officer      1994   117,500   24,675        0                0             0

D. Lane Poston          1996   105,000   24,182        0                0             0
 Executive Vice         1995    99,500   24,875        0                0             0
 President and Chief    1994    95,520   19,830        0                0             0
 Operating Officer

(1) Does not include amounts attributable to miscellaneous benefits received by executive officers, including automobiles owned by the Savings Bank. The costs to the Savings Bank of providing such benefits to any individual executive officer during any of the years reported did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the individual.

Board Fees

        Following the Conversion and Reorganization, the directors of the Company will not receive compensation solely for their services as directors of the Company. Each member of the Board of Directors of the Savings Bank is paid a fee of $575 per Board meeting attended, $750 per month for Executive Committee members other than the Chairman ($1,000 per month in the case of the Chairman of the committee) and $200 per meeting for all other committees.

Directors' Retirement Plan

        In December 1995, the Savings Bank initiated a defined contribution post-retirement benefit plan to provide retirement benefits to its directors and to provide death benefits for the designated beneficiary. In connection with the plan's establishment, the Savings Bank purchased a whole life insurance contract on the life of each director and entered into a split dollar arrangement with each director. The increase in cash surrender value of the contract, less the Bank's cost of funds, determines each director's annual benefit. In the event the insurance contract fails to produce positive returns, the Savings Bank has no separate obligation to contribute to the Plan. At December 31, 1996, the cash surrender value of the insurance contract was approximately $969,000. See Note
(9) of Notes to Consolidated Financial Statements.

Employment Agreements

        Mr. Dorminey currently has an employment agreement with the Savings
Bank that provides him with (a) an annual salary that has been increased annually by the Board of Directors in accordance with the terms of the agreement to the salary shown in "--Executive Compensation--Summary Compensation Table;"
(b) an incentive bonus determined each year by the Compensation Committee of the Board of Directors; (c) participation in employee benefit programs maintained for employees of the Savings Bank; (d) reimbursement of the dues and cost of club membership; and (e) use of an automobile. The agreement further provides that in the event of termination following a change in control of the Savings Bank, Mr. Dorminey shall be entitled to a payment equal to the greater of (i) the payments due under the remaining term of the agreement, or (ii) 2.99 times his average annual compensation over the five years preceding such termination.

        The Savings Bank and the Company (collectively, the "Employer") and
Mr. Dorminey have agreed to terminate Mr. Dorminey's current employment agreement as of June 1, 1997 and to replace it with a new agreement with regard to Mr. Dorminey's continued service as President and Chief Executive Officer of the Company and the Savings Bank. During the term of this agreement, Mr. Dorminey will receive (a) an annual salary of $165,000, which is subject to discretionary annual increases by the Savings Bank's Board of Directors; (b) an incentive bonus determined each year by the Compensation Committee of the Savings Bank's Board of Directors based upon the achievement of certain performance criteria to be determined annually by the Board of Directors; (c) benefits under such other programs as are maintained for employees of the Savings Bank or the Company generally; (d) reimbursement for reasonable business expenses, club dues and business-related costs of club memberships; (e) use of an automobile; and (f) such other medical, dental and other healthcare benefits as are extended to other management personnel. The agreement has an initial term of three years and will automatically renew on each day after its effective date so that the term remains a three-year term. Automatic renewal may be terminated by either Mr. Dorminey or the Employer by giving written notice to the other party of such termination, in which event the term will end on the third anniversary of the thirtieth day following the date the written notice is received. If the agreement is terminated by the Employer for cause (as defined in the agreement) or by Mr. Dorminey without good reason (as defined in the agreement), Mr. Dorminey will receive only such salary and bonus amounts as are due and owed to him on the effective date of the termination. If he is terminated without cause or upon permanent disability, or if he terminates his employment with good reason, 60 days' prior written notice of intent to terminate is required and Mr. Dorminey will receive a termination payment equal to his Average Monthly Compensation (as defined below) for the remaining term of the agreement. Average Monthly Compensation means the quotient determined by dividing (a) the greater of (1) Mr. Dorminey's then current base salary, or (2) the average of his base salary and incentive bonus for the most recent three consecutive 12-month periods during which he was employed by the Employer immediately prior to the effective date of the termination that produced the highest average by (b) twelve (12). This payment may be reduced if necessary to comply with certain provisions of the Internal Revenue Code. In addition, Mr. Dorminey has agreed not to engage in the community banking business within a 20-mile radius of any office or facility of the Employer for a period of 36 months following his termination by the Employer for cause or by Mr. Dorminey for good reason or following a change in control of the Employer as defined in the agreement, and not to solicit the Employer's customers or employees within the same geographic area for the same period of time.

        Messrs. Poston and Gable and Ms. Fox have also entered into employment agreements with the Employer that contain essentially identical terms and conditions, except that the base salaries set forth in such agreements are $115,000, $90,000 and $65,600, respectively. Their employment agreements will become effective as of June 1, 1997.

Retirement Plan

        The Savings Bank has a defined benefit pension plan ("Retirement Plan" ) for all employees who have attained the age of 21 years and have completed one year of service with the Savings Bank In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to approximately one percent of the "Average Compensation" of the employee (which is equal to the average of the compensation paid to him or her during the five successive calendar years within the final ten calendar years of service affording the highest average, excluding bonuses, overtime pay and other special compensation) for each year of service, not in excess of 40 years. Under the Retirement Plan, an employee's benefits are fully vested after five years of qualifying service. A year of service is any year in which an employee works a minimum of 1,000 hours. The Retirement Plan provides for an early retirement option with reduced benefits for participants who are 55.

          The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Retirement Plan continues in its present form and that the participants elect a straight life annuity form of benefit.

  Five Year
   Average      10 Years of  15 Years of  20 Years of  25 Years of  30 Years of  35 Years of
 Compensation     Service      Service      Service      Service      Service      Service
-------------   -----------  -----------  -----------  -----------  -----------  -----------
  $ 40,000        $ 4,000      $ 6,000      $ 8,000      $10,000      $12,000      $14,000
    50,000          5,000        7,500       10,000       12,500       15,000       17,500
    60,000          6,000        9,000       12,000       15,000       18,000       21,000
    70,000          7,000       10,500       14,000       17,500       21,000       24,500
    80,000          8,000       12,000       16,000       20,000       24,000       28,000
    90,000          9,000       13,500       18,000       22,500       27,000       31,500
   100,000         10,000       15,000       20,000       25,000       30,000       35,000
   110,000         11,000       16,500       22,000       27,500       33,000       38,500
   120,000         12,000       18,000       24,000       30,000       36,000       42,000

   130,000         13,000       19,500       26,000       32,500       39,000       45,500
   140,000         14,000       21,000       28,000       35,000       42,000       49,000
   150,000         15,000       22,500       30,000       37,500       45,000       52,500
   160,000         16,000       24,000       32,000       40,000       48,000       56,000

          The Savings Bank did not contribute to the Retirement Plan for fiscal 1996. At December 31, 1996, Mr. Dorminey had 8.67 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $6,721, and Mr. Poston had 5.58 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $5,289.

          The Savings Bank will continue to maintain the Retirement Plan following the Conversion and Reorganization.

     401(k) Plan

          The Savings Bank maintains a 401(k) retirement savings plan (the "401(k) Plan") for employees who satisfy minimum age and service requirements and makes matching contributions to this plan equal to 50% of an eligible employee's salary deferrals (not in excess of 10% of his or her compensation). Under the 401(k) Plan, each employee may elect to reduce his or her current gross salary by up to 15% of his or her compensation, not to exceed certain limits specified in the Code, and have the amount of the reduction contributed to the 401(k) Plan. Upon termination of employment, a participant may elect to receive a lump sum distribution.

     Indebtedness of Management

          As a result of FIRREA's application of Section 22(h) of the Federal Reserve Act to savings institutions, any credit extended by a savings association, such as the Savings Bank to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings association with non-affiliated parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features. In the normal course of business, the Savings Bank makes loans to directors, officers and employees on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others.

                       THE CONVERSION AND REORGANIZATION

          The Boards of Directors of the Mutual Holding Company, the Savings Bank and the Company have approved the Plan of Conversion, as has the OTS, subject to approval by the Members of the Mutual Holding Company entitled to vote on the matter and the Mutual Holding Company, as the sole shareholder of the Savings Bank, and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

     General

          The Boards of Directors of the Mutual Holding Company and the Savings Bank unanimously adopted the Plan on February 11, 1997. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members and by the Mutual Holding Company, as the sole stockholder of the Savings Bank. The Members Meeting and the Stockholders Meeting have been called for this purpose on _____________, 1997.

          The following is a brief summary of pertinent aspects of the Plan and the Conversion and Reorganization. The summary is qualified in its entirety by reference to the provisions of the Plan, which is available for inspection at the office of the Savings Bank and at the offices of the OTS. The Plan also is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

     Purposes of the Conversion and Reorganization

          The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The stock holding company form of organization will provide the Company with the ability to diversify the Company's and the Savings Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Management believes it will be in the best interests of the Company, the Savings Bank and the Company's stockholders for the Company to remain an independent company.

          In their decision to pursue the Conversion and Reorganization, the Mutual Holding Company and the Savings Bank considered various regulatory uncertainties associated with the mutual holding company structure, including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings bank charter.

          The Conversion and Reorganization also will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Savings Bank and Company and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide additional services to the public. Although the Savings Bank currently has the ability to raise additional capital through the sale of additional shares of Savings Bank Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company hold a majority of the outstanding shares of Savings Bank Common Stock. Therefore, only a minority could be sold to depositors and other members of the public.

          As a result, the Conversion and Reorganization also will likely result in a larger number of stockholders following the Conversion and Reorganization as compared to the number of outstanding stockholders of Savings Bank Common Stock that would be outstanding if the Savings Bank had determined to pursue a public offering of Savings Bank Common Stock within the mutual holding company structure. The larger number of stockholders will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "Market for Common Stock."

          In light of the foregoing, the Boards of Directors of the Savings Bank and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective stockholders and Members.

     Description of the Conversion and Reorganization

          On February 11, 1997, the Boards of Directors of the Savings Bank and the Mutual Holding Company adopted the Plan and in March 1997 the Savings Bank incorporated the Company under Georgia law as a first-tier wholly owned subsidiary of the Savings Bank. Pursuant to the Plan, (i) the Mutual Holding Company will convert to Interim Mutual and simultaneously will merge with and into the Savings Bank, pursuant to which the Mutual Holding Company will cease to exist and the shares of Savings Bank Common Stock held by the Mutual Holding Company will be cancelled, and (ii) Interim CFB will then merge with and into the Savings Bank. As a result of the merger of Interim CFB with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Company operating under the name "Carrollton Federal Bank."

          The following diagram outlines the current organizational structure and the parties ownership interests:


                     ------------------------------------

                                   CF Mutual
                                   Holdings

                     ------------------------------------
                                       |
                                       | 100%
                                       |
                     ------------------------------------

                            Carrollton Federal Bank

                     ------------------------------------
                                       |
                                       | 100%
                                       |
                     ------------------------------------

                            Community First Banking
                                    Company

                     ------------------------------------
                                       |
                                       | 100%
                                       |
                     ------------------------------------

                                  Interim CFB
                                 Savings Bank

                     ------------------------------------

          The following diagram reflects the Conversion and Reorganization, including (i) the merger of the mutual Holding Company (following its conversion to Interim Mutual) with and into the Savings Bank, (ii) the merger of Interim CFB with and into the Savings Bank, and (iii) the offering of Common Stock.


                     ------------------------------------

                          Purchasers of Common Stock

                     ------------------------------------
                                       |
                                       | 100%
                                       |
                     ------------------------------------

                                Community First
                                Banking Company

                     ------------------------------------
                                       |
                                       | 100%
                                       |
                     ------------------------------------

                            Carrollton Federal Bank

                     ------------------------------------


          Pursuant to OTS regulations, consummation of the Conversion and Reorganization (including the offering of Common Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by (1) the OTS, (2) at least a majority of the total number of votes eligible to be cast by members of the Mutual Holding Company at the Members' Meeting, and
     (3) holders of at least two-thirds of the shares of the outstanding Savings Bank Common Stock at the Stockholders' Meeting. The OTS has conditionally approved the Plan. One hundred percent of the Savings Bank's Common Stock is owned by the Mutual Holding Company and the Mutual Holding Company intends to vote its shares of Savings Bank Common Stock in favor of the Plan at the Stockholders' Meeting.

     Effects of the Conversion and Reorganization

          General. Prior to the Conversion and Reorganization, each depositor in the Savings Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

          Consequently, the depositors of the Savings Bank normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

          Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Company. The Common Stock of the Company is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Savings Bank.

          Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Savings Bank of accepting deposits and making loans will continue without interruption. The Savings Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

          The directors and officers of the Savings Bank at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Savings Bank after the Conversion and Reorganization. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Mutual Holding Company and the Savings Bank, and they generally will retain their positions in the Company after the Conversion and Reorganization.

          Effect on Deposit Accounts. Under the Plan, each depositor in the Savings Bank at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Common Stock to be issued in the Offerings. Each such account will be insured by the FDIC to the same extent as before the Conversion and Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

          Effect on Loans. No loan outstanding from the Savings Bank will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

          Effect on Voting Rights of Members. At present, all depositors of the Savings Bank and certain borrowers (those having borrowings as of July 19, 1990 that are still in existence) are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, depositors and such borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the Conversion and Reorganization, all voting rights in the Savings Bank will be vested in the Company as the sole stockholder of the Savings Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Savings Bank will not have voting rights in the Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Company.

          Tax Effects. Consummation of the Conversion and Reorganization is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal and Georgia income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Georgia income tax purposes to the Primary Parties or the Savings Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects" below.

          Effect on Liquidation Rights. Were the Mutual Holding Company to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Savings Bank immediately prior to liquidation. In the unlikely event that the Savings Bank were to liquidate after the Conversion and Reorganization, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "-Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the Savings Bank's capital stock. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

     The Offerings

          Subscription Offering. In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders; (2) the ESOP;
     (3) Supplemental Eligible Account Holders; and (4) Other Members. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchase." Pursuant to the Plan and OTS policy and regulations, subscription rights will be allocated based on a subscriber's account relationship with the Savings Bank. No person holding subscription rights may exceed any otherwise applicable purchase limitation by submitting multiple orders for Common Stock in the Offerings. Multiple orders are subject to adjustment on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription. The beneficial owners of individual retirement accounts, Keogh savings accounts and similar retirement accounts shall receive the subscription rights with respect to those deposit accounts.

          Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $482,700 of Common Stock, (ii) one-tenth of one percent (.10%) of the total offering of shares of Common Stock in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on December 31, 1995 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

          If there are not sufficient shares available to satisfy all subscriptions in this category, shares will first be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible

     Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied on the same principle described above until all available shares have been allocated or subscriptions satisfied. The subscription rights of Eligible Account Holders who are also directors or executive officers of the Mutual Holding Company or the Savings Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1995.

          Priority 2: ESOP. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Common Stock, including any increase in the number of shares of Common Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Valuation Price Range. The ESOP intends to purchase 8.0% of the shares of Common Stock, or 167,900 shares based on the maximum of the Valuation Price Range. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Savings Bank's directors, officers, employees or associates thereof. See "Management of the Company - Benefits - Employee Stock Ownership Plan."

          In the event that the number of shares of Common Stock issued in the Conversion and Reorganization exceeds the number of shares that would be issued at the maximum of the Valuation Price Range (the "Maximum Shares"), the ESOP will have the first priority right to purchase any shares of Common Stock issued in excess of the Maximum Shares (up to an aggregate of 10% of the Common Stock issued in the Conversion, including any shares of Common Stock to be issued in the Conversion and Reorganization as a result of an increase in the Valuation Price Range after commencement of the Subscription Offering and prior to completion of the Conversion and Reorganization). In the event that there is an oversubscription for shares of Common Stock, and as a result, the ESOP is unable to purchase in the Conversion and Reorganization the amounts subscribed for (up to the 10% limitation described above), then, upon receipt of all necessary regulatory approvals, the Boards of Directors of the Company and the Savings Bank shall be authorized to (i) issue additional shares of Common Stock directly to the ESOP at the Purchase Price or (ii) approve the purchase by the ESOP in the open market after the Conversion and Reorganization, of such shares as are necessary for the ESOP to purchase the amounts subscribed for. In making such purchases, the ESOP would use funds contributed by the Company or the Savings Bank and/or borrowed from the Company or an independent financial institution. Purchases of additional shares of Common Stock from the Company would dilute the interest of other stockholders. See "- Limitations on Common Stock Purchases" and "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares."

          Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for the Subscription Offering up to the greater of (i) $482,700 of Common Stock,
     (ii) one-tenth of one percent (.10%) of the total offering of shares of Common Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Supplemental Eligible Account

     Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on [March 31], 1997 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

          If there are not sufficient shares available to satisfy all subscriptions in this category, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated or subscriptions satisfied.

          Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of (i) $482,700 of Common Stock, or
     (ii) one-tenth of one percent (.10%) of the total offering of shares of Common Stock in the Subscription Offering, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

          In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of Common Stock offered in the Subscription Offering, shares first will be allocated so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

          Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, Eastern Time, on [June 17], 1997, unless extended by the Primary Parties for up to 45 days or, with the approval of the OTS, for additional periods by the Primary Parties. Such extension may not be beyond [June 16,] 1999. Subscription rights which have not been exercised prior to the Expiration Date will become void.

          The Primary Parties will not execute orders until at least the minimum number of shares of Common Stock (25 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Savings Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

          Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in the Local Community (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $482,700 of Common Stock in the Community Offering. See "- Limitations on Common Stock Purchases." This amount may be increased at the sole discretion of the Primary Parties up to 5% of the total offering of shares in the Subscription Offering. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the completion of the Community Offering.

          If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Primary Parties, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each (up to 2.0% of the total offering) bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

          The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering. The Community Offering may terminate at any time after it is commenced, but must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with the consent of the OTS.

          Syndicated Community Offering. The Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed or through an underwritten public offering. No person will be permitted to subscribe in the Syndicated Community Offering for more than $482,700 of Common Stock. The maximum amount of Common Stock that may be purchased in the aggregate in the Syndicated Community Offering by any person or entity, together with associates of and persons acting in concert with such person or entity, shall not exceed an aggregate purchase
     price of $482,700 of Common Stock.   This amount may be increased to up to
     5% of the total offering of shares in the Subscription Offering, provided that orders for Common Stock in the Syndicated Community Offering will first be filled to a maximum of $482,700 of the total number of shares of Common Stock sold in the Conversion. Thereafter, any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. The Primary Parties have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Trident nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering; however, Trident has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

          In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, during the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Savings Bank as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if Trident and the Savings Bank believe that enough indications and orders have been received in the Offerings to consummate the Conversion and Reorganization, Trident will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, selected dealers will remit funds to the account that the Savings Bank established for each selected dealer. After payment has been received by the Savings Bank from selected dealers, funds will earn interest at the Savings Bank's passbook savings rate until the consummation of the Conversion and Reorganization. In the event the Conversion and Reorganization are not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit their customers' brokerage accounts.

          The Syndicated Community Offering will terminate no more than 45 days following the Expiration date, unless extended by the Primary Parties with the approval of the OTS. See "- Stock Pricing and Number of Shares to be Issued" below for a discussion of rights of subscribers, if any, in the event an extension is granted.

     Stock Pricing and Number of Shares to be Issued

          The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Company and the Savings Bank, as determined on the basis of an independent valuation. The Primary Parties have retained Ferguson to make such valuation. For its services in making such appraisal and for the preparation of a business plan, Ferguson will receive a maximum fee of $27,500 plus out of pocket expenses not to exceed $5,000. The Primary Parties have agreed to indemnify Ferguson and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Ferguson's liability results from its negligence or a failure to exercise due diligence or in circumstances in which it had knowledge of certain material facts.

          The Appraisal has been prepared by Ferguson in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. Ferguson also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Savings Bank's existing market area; certain historical, financial and other information relating to the Savings Bank; a comparative evaluation of the operating and financial statistics of the Savings Bank; a comparative evaluation of the operating and financial statistics of the Savings Bank with those of other similarly situated publicly traded companies located in Georgia and other regions of the United States; the aggregate size of the offering of the Common Stock; the impact of the Conversion and Reorganization on the Savings Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Savings Bank; and the trading market for the securities of comparable companies and general conditions in the market for such securities.

          On the basis of the foregoing, Ferguson has advised the Primary Parties that in its opinion, the estimated pro forma market value of the Savings Bank and the Company on a combined basis was $36,500,000 as of February 27, 1997. As a result, the Valuation Price Range, from 15% below such value to 15% above such value, is from a minimum of $31,025,000 to a maximum of $41,975,000. The Boards of Directors of the Primary Parties determined that the Common Stock would be sold at $20.00 per share, resulting in a range of 1,551,250 to 2,098,750 shares of Common Stock being offered. The Boards of Directors of the Primary Parties reviewed Ferguson's appraisal report, including the methodology and the assumptions used by Ferguson, and determined that the Valuation Price Range was reasonable and adequate. The Valuation Price Range may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated and changed below $31,025,000 or above $48,271,250 (the maximum of the Valuation Price Range, as increased by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

          Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Common Stock in excess of $41,975,000 (the maximum of the Valuation Price Range), the Company may be required by the OTS to accept all such orders up to $48,271,250 (15% above the maximum of the Valuation Price Range). No assurances, however, can be made that the Company will receive orders for Common Stock in any amount or that, if such orders are received, all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated Appraisal from Ferguson and the approval of such updated Appraisal by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Common Stock in order to complete the Offerings.

          Ferguson's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of Common Stock. Ferguson did not independently verify the Consolidated Financial Statements and other information provided by the Savings Bank, the Company and the Mutual Holding Company, nor did Ferguson value independently the assets or liabilities of the Savings Bank, the Company or the Mutual Holding Company. The valuation considers the Savings Bank and the Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of the Savings Bank and the Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Stock in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

          No sale of shares of Common Stock may be consummated unless prior to such consummation Ferguson confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of the Savings Bank and the Company upon consummation of the Conversion and Reorganization. If such is not the case, a new Valuation Price Range may be set and a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.

          Prior to the completion of the Conversion and Reorganization, the total number of shares of Common Stock to be issued in the Offerings may be increased or decreased to reflect changes in market or financial conditions or to fill the order of the ESOP without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Valuation Price Range (exclusive of a number of shares equal to up to an additional 8.0% of the Common Stock which may be issued to the ESOP out of authorized but unissued shares of Common Stock to the extent such shares are not purchased in the Offerings due to an oversubscription). In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Valuation Price Range or more than 15% above the maximum of such range (exclusive of additional shares that may be issued to the ESOP), purchasers will be resolicited (i.e., permitted to continue, modify or rescind their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Savings Bank's passbook rate of interest). Any change in the Valuation Price Range must be approved by the OTS.

          An increase in the number of shares of Common Stock, either as a result of an increase in the appraisal of the estimated pro forma market value or due to the purchase by the ESOP of authorized but unissued shares (see "- the Offerings - Subscription Offering" and " - Priority 2: ESOP"), would decrease both a subscriber's ownership interest and the Company's pro forma net income and equity on a per share basis while increasing pro forma net income and equity on an aggregate basis. A decrease in the number of shares of Common Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and equity on a per share basis while decreasing pro forma net income and equity on an aggregate basis. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Data."

          The appraisal report of Ferguson has been filed as an exhibit to the Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Additional Information."

     Persons in Nonqualified States or Foreign Countries

          The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Primary Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which all of the following apply: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require any of the Primary Parties or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Primary Parties will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

     Limitations on Common Stock Purchases

          The Plan incudes the following limitations on the number of shares of Common Stock which may be purchased:

              (1) No less than 25 shares of Common Stock may be purchased, to the extent such shares are available;

              (2) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock to be issued in the Offerings, including any additional shares issued in the event of an increase in the Valuation Price Range, although at this time the ESOP intends to purchase only 8.0% of such shares;

              (3) The maximum amount of Common Stock subscribed for in all categories by any person or entity, together with associates of and persons acting in concert with such person or entity, shall not exceed $482,700. In addition, where more than one person or entity is an owner of a particular deposit account or an obligor of a particular loan account, the orders of such persons pursuant to subscription rights related to such joint accounts collectively may not exceed the maximum purchase limitation; and

              (4) No more than 28.5% of the total number of shares sold in the Offerings may be purchased by directors and certain specified officers of the Mutual Holding Company and the Savings Bank and their associates in the aggregate, excluding purchases by the ESOP.

          Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members or the Mutual Holding Company, as the sole stockholder of the Savings Bank, the overall purchase limitation may be increased up to a maximum of 5% of the total shares of Common Stock to be issued in the Conversion and Reorganization or decreased to not less than 1% of the total shares of Common Stock to be issued at the maximum of the Valuation Price Range, at the discretion of the Primary Parties. If the individual amount is decreased, subscribers' orders for the maximum amount will be adjusted without a resolicitation of such subscribers.

          In the event of an increase in the total number of shares of Common Stock offered in the Conversion due to an increase in the Valuation Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan:
     (i) to fill the ESOP's subscription of 8.0% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, up to the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, up to the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, up to the Adjusted Maximum; (v) to fill unfulfilled subscriptions by Preferred Subscribers in the Community Offering to the extent possible, up to the Adjusted Maximum; and (vi) to fill unfulfilled subscriptions in the Community Offering other than from Preferred Subscribers, up to the Adjusted Maximum.

          The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Primary Parties or a majority-owned subsidiary of the Company or the Savings Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Primary Parties in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of one of the Primary Parties or any of their subsidiaries.

          The term "resident" as used herein means any person who, on the date designated for that category of subscriber in the Plan, maintained a bona fide residence within the Local Community. To the extent the person is a corporation or other business entity, the principal place of business or headquarters must be within the Local Community. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Savings Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. Subscribers in the Community Offering who are natural persons also will have a purchase preference if they were residents of the Local Community. In all cases, however, such determination shall be in the sole discretion of the Savings Bank.

          The term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, with respect to the purchase, ownership, voting or sale of Common Stock; (ii) a combination or pooling of voting or other interests in the securities of the Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Savings Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

     Marketing Arrangements

          The Primary Parties have engaged Trident as a financial advisor and marketing agent in connection with the offering of the Common Stock, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident is a member of the National Association of Securities Dealers, Inc. (the "NASD") and a broker-dealer which is registered with the SEC. Trident is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident will provide various services, including but not limited to (i) training and educating the Savings Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process: (2) providing its employees to staff the Stock Information Center to assist the Savings Bank's customers and internal stock purchasers and to keep records of orders for shares of Common Stock: (3) targeting the Company's sales efforts, including preparation of marketing materials: and
     (4) assisting in the solicitation of proxies of members for use at the Members' Meeting. Based upon negotiations between the Company and the Savings Bank and Trident concerning fee structure, Trident will receive a management fee of $40,000 and a fee equal to 1.65% of the aggregate dollar amount of capital stock sold by Trident in the Subscription and Community Offerings (excluding the amounts sold to the ESOP, to directors and executive officers of the Savings Bank and to associates of such directors and executive officers). In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Savings Bank will pay a fee in an amount to be agreed upon jointly between Trident and the Savings Bank based on the aggregate Purchase Price of Common Stock sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Trident and to any other broker dealer may be deemed to be underwriting fees, and Trident and such broker/dealers may be deemed to be underwriters. Trident will also be reimbursed for its reasonable out-of-pocket expenses including legal fees of which Trident has already received $10,000. No fees will be paid to Trident on subscriptions by any director or executive officer or associates of directors and executive officers or by the ESOP. The Primary Parties have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act for misrepresentations or certain untrue or alleged untrue statements of material fact or the omission or alleged omission of a material facts required to be stated or necessary to make not misleading certain statements contained in this Prospectus.

          Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Common Stock. Other employees of the Savings Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Primary Parties will be compensated in connection with his or her solicitations or other participation in the Offerings by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Common Stock.

     Procedure for Purchasing Shares in the Offerings

          To ensure that each purchaser receives a Prospectus at least 48 hours before the date the Offerings terminate in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

          To purchase shares in the Subscription Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Savings Bank (which may be given by completing the appropriate blanks in the order form), must be received by the Savings Bank at any of its offices by 12:00 noon, Eastern Time, on the Expiration Date, unless such date is extended. To purchase shares in the Community Offering, an executed order form with the required payment, or appropriate withdrawal authorization, must be received by the Savings Bank at any of its offices prior to the time the Community Offering terminates, which may be at any time after it begins. In addition, the Primary Parties will require a prospective purchaser to execute a certification in connection with any sale of Common Stock and will not accept order forms unless such a certification is executed. Order forms which (i) are not received by such time, (ii) are improperly completed or executed, (iii) are received without full payment (or appropriate withdrawal instructions), or (iv) are submitted by a person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan, are not required to be accepted. In addition, the Savings Bank will not accept photocopied or facsimiled order forms or order forms unaccompanied by an executed certification form. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the

     Offerings have not been completed within 45 days after the end of the Subscription Offering unless such period has been extended with the consent of the OTS.

          In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 1995) or the Supplemental Eligibility Record Date (_______________) and depositors and borrowers as of the close of business on the Voting Record Date (______________, 19___) must list on the order form all accounts in which they have an interest, giving all names in each account and the account numbers.

          Payment for subscriptions may be made (i) in cash if delivered in person at any office of the Savings Bank, (ii) by check or money order or
     (iii) by authorization of withdrawal from deposit accounts maintained with the Savings Bank. The Primary Parties will not accept payment for shares of Common Stock by wired funds. Funds will be deposited in a segregated account at the Savings Bank and interest will be paid on funds made by cash, check or money order at the Savings Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization.

          If a subscriber authorizes the Savings Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Savings Bank will do so as of the effective date of the Conversion and Reorganization. The Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal without penalty and the remaining balance will earn interest at the passbook rate.

          The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Common Stock subscribed for by it at the Purchase Price upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

          Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Common Stock in the Offerings, provided that such IRAs are not maintained at the Savings Bank. Persons with IRAs maintained at the Savings Bank must have their accounts transferred to a broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any parties wishing to use IRA funds for stock purchases must visit the Stock Information Center on or before _______________, 1997 so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

     Restrictions on Transfer of Subscription Rights and Shares

          Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

          The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

     Liquidation Rights

          In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Savings Bank would receive his or her pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in the Savings Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Savings Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Savings Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value or assets of the Savings Bank or the Company above that amount.

          The Plan provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Savings Bank's net worth as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at the Savings Bank, would be entitled, upon a complete liquidation of the Savings Bank after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Savings Bank at the close of business on December 31, 1995 or _______________, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1995 Eligibility Record Date (or the _______________ Supplemental Eligibility Record Date, as the case may
     be) bore to the balance of all deposit accounts in the Savings Bank on such date.

          If, however, on any annual closing date thereafter, the amount in any deposit account is less than the amount in such deposit account on December 31, 1995 or _______________, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed.
     In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Savings Bank.

     Tax Aspects

          Consummation of the Conversion and Reorganization is expressly conditioned upon prior receipt of either a ruling from the IRS or an opinion of counsel with respect to applicable federal tax laws, and either a ruling from the State of Georgia or an opinion of counsel with respect to Georgia tax laws, concerning certain federal and State of Georgia income tax consequences.

          Prior to consummation of the Conversion and Reorganization, Powell, Goldstein, Frazer & Murphy LLP will issue an opinion to the Company, the Mutual Holding Company and the Savings Bank to the effect that, for federal and State of Georgia income tax purposes:

          1. The merger of the Mutual Holding Company with and into the Savings Bank will qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code;

          2. No gain or loss will be recognized by the Mutual Holding Company or the Savings Bank as a consequence of the merger (except for deferred gain or loss recognized pursuant to Section 1502 of the Code in the event that the Mutual Holding Company consolidated group is not considered to survive as a result of the Conversion and Reorganization and the resulting Company group does not elect to file a consolidated return for federal income tax purposes);

          3. The merger of Interim CFB with and into the Savings Bank will be disregarded for federal income tax purposes and will be treated as the transfer of an amount of proceeds received in the Offerings by the Company to the Savings Bank in exchange for Savings Bank Common Stock;

          4. No gain or loss will be recognized by the Savings Bank upon receipt of the contributed offering proceeds in exchange for Savings Bank Common Stock; and

          5. No gain or loss will be recognized by the Company upon receipt of the offering proceeds in exchange for Company Common Stock.


          In the opinion of Ferguson, which opinion is not binding on the IRS, the subscription rights do not have any ascertainable value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value. which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

          Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

     Delivery of Certificates

          Certificates representing Common Stock issued in connection with the Offerings will be mailed by the Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Common Stock as soon as practicable following consummation of the Conversion and Reorganization. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of Common Stock may be commenced.

     Required Approvals

          Various approvals of the OTS are required in order to consummate the Conversion and Reorganization. The OTS has approved the Plan of Conversion, subject to approval by the Mutual Holding Company's Members and the Mutual Holding Company as the Savings Bank's sole stockholder. In addition, consummation of the Conversion and Reorganization is subject to OTS approval of the Company's application to acquire all of the to-be-outstanding Savings Bank Common Stock and the applications with respect to the merger of the Mutual Holding Company (following its conversion to Interim Mutual) into the Savings Bank and the merger of Interim CFB into the Savings Bank, with the Savings Bank being the surviving entity in both mergers. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the Conversion and Reorganization may be delayed beyond the expiration of the Offerings.

          Pursuant to OTS regulations, the Plan of Conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) holders of at least two-thirds of the outstanding Savings Bank Common Stock at the Stockholders' Meeting. As of the date of this Prospectus, the Mutual Holding Company holds 100% of all outstanding stock of the Savings Bank Common Stock and intends to vote those shares at the Stockholders' Meeting to approve the Plan of Conversion.

     Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization

          All shares of Common Stock purchased in connection with the Conversion and Reorganization by a director or certain specified officers of the Primary Parties identified in the Plan of Conversion will be subject to a restriction that the shares not be sold for a period of one year following the Conversion and Reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Common Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and certain specified officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

          Purchases of Common Stock of the Company by directors, certain officers specified in the Plan of Conversion and their associates during the three-year period following completion of the Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan.

          Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of Common Stock within one year following consummation of the Conversion and Reorganization. During the second and third years following consummation of the Conversion and Reorganization, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Savings Bank to become undercapitalized and the Savings Bank provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and Reorganization and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances (i.e., where such repurchases would be in the best interests of the institution and its stockholders).

     Amendment or Termination of the Plan

          If deemed necessary or desirable by the Board of Directors of the Primary Parties, the Plan may be amended at any time prior to the solicitation of proxies from members and stockholders to vote on the Plan and at any time thereafter with the concurrence of the OTS. Unless the OTS requires otherwise, any amendment to the Plan made after approval by the members and stockholders with OTS concurrence will not necessitate further approval by the members or stockholders. The Plan will terminate if the sale of all of the shares of Common Stock in the Offerings is not completed within 24 months after the date of shareholder approval of the Plan.
     Before the Plan is approved by the Mutual Holding Company or its members, whichever is earlier, the Plan may be terminated by the Boards of Directors of the Primary Parties without OTS approval. Thereafter, the respective Boards of Directors may terminate the Plan only with OTS approval.


               CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

          Certain provisions of the Company's Articles of Incorporation and Bylaws which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. These provisions provide, among other things, (i) that the Board of Directors of the Company shall be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years, with one class being elected annually; (ii) the authority to issue shares of authorized but unissued Common Stock and Preferred Stock and to establish the terms of any one or more series of Preferred Stock, including voting rights; and (iii) that certain mergers, acquisitions and similar transactions involving the Company must be approved by 80% of the shareholder votes entitled to be cast unless two-thirds of the members of the Board of Directors approves the transaction;
     (iv) that 80% of the shareholder votes entitled to be cast will be required to remove a director without cause; (v) that 80% of the shareholder votes entitled to be cast will be required to change the number of directors unless two-thirds of the members of the Board of Directors approve the change; (vi) that the Board of Directors may consider factors other than price when evaluating an offer from another party to acquire the Company; and (vii) that 80% of the shareholder votes entitled to be cast will be required to amend the foregoing provisions of the Articles of Incorporation unless two-thirds of the members of the Board of Directors approve the amendment. In addition to the foregoing, and described below the Georgia Business Corporation Act (the "GBCA") generally restricts "business combinations" between the Company or a subsidiary and an "interested shareholder" within the five-year period after the person or entity becomes an interested shareholder. These provisions are described in more detail below.

          The foregoing provisions of the Articles of Incorporation and Bylaws of the Company and Georgia law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Common Stock.

          In addition, the employment agreements between the Company and its executive officers provide for certain termination payments in the event of a change in control of the Company. See "Management of the Savings Bank-Consulting Arrangements and Employment Agreements." The foregoing provision may make it more costly for companies or persons to acquire control of the Company.

          The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future shareholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future shareholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all shareholders.

     Board of Directors

          The Articles of Incorporation and Bylaws of the Company require that the Board of Directors be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. The vote of the holders of at least 80% of the shares entitled to vote is required to change the size of the Board of Directors unless two-thirds of the directors agree to the change. Under the Company's Bylaws, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified. In addition, the Company's Bylaws provide that any director may be removed for cause by the holders of a majority of the outstanding voting shares of the Company, but may only be removed without cause by the holders of 80% of the outstanding voting shares of the Company. All of these provisions make it more difficult to force an immediate change in the composition of the Board and would therefore render more difficult an attempt to gain control of the Company.

     Limitations on Liability

          Section 14-2-202 of the GBCA currently provide that directors (but not officers) of corporations that have adopted a provision in their Articles of Incorporation eliminating their personal liability to the Corporation or its shareholders for monetary damages for breach of duty as a director will not be so liable, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Company and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

          The Company's Articles of Incorporation eliminate the personal liability of the directors of the Company to the extent permitted by the GBCA, except that the Articles of Incorporation provide that liability of the Directors will be eliminated for the breach of any duty and have modified subsection (iv) of the GBCA provision described in the preceding paragraph to retain liability only for an improper "material tangible" personal benefit. Should any portion of the Articles of Incorporation be deemed to be unenforceable, the Articles of Incorporation provide that nothing shall limit the enforceability of any other portion of the Articles of Incorporation.

          Currently the scope of the provision in the Company's Articles of Incorporation limiting the personal liability of directors is uncertain because of the absence of judicial precedent interpreting similar provisions. In addition, the SEC takes the position that similar provisions added to other corporations' charters would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

          The provision limiting the personal liability of the Company's directors does not eliminate or alter the duty of the Company's directors: it merely limits personal liability for monetary damages to the maximum extent now or hereafter permitted by the GBCA. Moreover, it currently applies only to claims against a director arising out of his or her role as a director; it currently does not apply to claims arising out of his or her role as an officer (if he or she is also an officer) or arising out of any other capacity in which he or she serves because Section 14-2-202 of the GBCA does not authorize such a limitation of liability.

          The provision in the Company's Articles of Incorporation which limits the personal liability of directors is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well founded or not, can be enormous. The provision of the Articles of Incorporation relating to director liability is intended to reduce in appropriate cases, the risk incident to serving as a director and to enable the Company to elect and retain the persons most qualified to serve as directors.

     Mergers, Consolidations and Sales of Assets

          The Company's Articles of Incorporation require the approval of the holders of 80% of the outstanding stock of the Company entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of the Company's assets unless the transaction is approved by two-thirds of the members of the Boards of Directors. This provision could tend to make the acquisition of the Company more difficult to accomplish without the cooperation or favorable recommendation of the Company's Board of Directors.

          As holder of all of the outstanding Savings Bank Common Stock after consummation of the Conversion and Reorganization, the Company generally will be able to authorize a merger, consolidation or other business combination involving the Savings Bank without the approval of the shareholders of the Company.

     Business Combinations with Interested Shareholders

          Section 14-2-1132 of the GBCA imposes certain restrictions on business combinations between the Company and large shareholders. Specifically, the GBCA generally prohibits a "business combination" (as defined in the GBCA, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) between the Company or a subsidiary and an "interested shareholder" (as defined in Section 14-2-1110 of the GBCA, generally the beneficial owner of 10% or more of the Common Stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Company's Board of Directors, (ii) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 90% of the Common Stock (excluding "insider") shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) after the shareholder becomes an interested shareholder, he or she acquires additional shares resulting in ownership of at least 90% of the outstanding Common Stock and obtains the approval of the holders of a majority of the remaining shares, excluding "insider" shares as described above.

          One of the effects of the Act may be to prevent highly leveraged takeovers, which depend upon obtaining access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. The Act may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with the Company that may not be fair to the Company's other shareholders or that may otherwise not be in the best interests of the Company, its shareholders and other constituencies.

          For similar reasons, however, these provisions may make more difficult or discourage an acquisition of the Company, or the acquisition of control of the Company by a principal shareholder, and thus the removal of incumbent management. In addition, to the extent that the Act discourages takeovers that would result in the change of the Company's management, such a change may be less likely to occur.

          Neither the Savings Bank's Charter and Bylaws nor federal laws and regulations contain a provision which restricts business combinations between the Savings Bank and interested shareholders in the manner set forth in the Act.

     Fair Price Provisions

          Under Sections 14-2-1111 and -1112 of the GBCA, business combinations with "interested shareholders" (as defined in Section 14-2-1110 of the GBCA and described in the preceding section of this Prospectus) must meet one of three criteria designed to protect minority shareholders: (i) the transaction must be unanimously approved by the "continuing directors" of the Company (generally directors who serve prior to the time the interested shareholder acquired 10% beneficial ownership of the Company and who are unaffiliated with the interested shareholder); (ii) the transaction must be approved by two-thirds of the continuing directors and a majority of shares held by shareholders other than the interested shareholder; or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests that are intended to ensure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell their shares to an acquiring party. This provision is designed to protect shareholders against the inequities of certain tactics that have been used in hostile takeover attempts. For example, in "two-tier" transactions, the acquiring party usually tenders in cash at a substantial premium for a major stock interest in the target corporation. After acquiring this initial interest in the corporation, the acquiring party may acquire total ownership of the corporation by effecting a "freeze-out" merger that forces minority shareholders to receive cash or other consideration for their shares of the acquired corporation. As a result, minority shareholders who do not participate in the initial tender may receive a lower price or less desirable form of consideration than was received by shareholders that tendered. The "fair price" provisions of the GBCA are designed to discourage transactions of this kind and to encourage negotiated acquisitions in which all shareholders will be more likely to receive equal treatment.

     Dissenters' Rights of Appraisal

          After the Conversion and Reorganization, the rights of appraisal of dissenting shareholders of the Company will be governed by the GBCA. Pursuant thereto, a shareholder of a Georgia corporation generally, has the right to dissent from any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if (i) as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders, or (ii) the corporation is the surviving corporation of a merger and the merger did not require the approval of the corporation's shareholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above.

     Amendment of Governing Instruments

          The Articles of Incorporation of the Company provide that any amendment of the provisions of the Articles of Incorporation or Bylaws:
     (i) requiring a classified board of directors; (ii) requiring a supermajority vote of the shareholders to change the number of directors of the Company, remove a director without cause or approve a merger or sale of the Company; (iii) eliminating the personal liability of directors; or (iv) allowing the Board to consider factors in addition to price when evaluating acquisition offers requires the affirmative vote of the holders of at least 80% of the issued and outstanding shares of Common Stock unless two-thirds of the Board of Directors approves the amendment.

     Regulatory Restrictions

          The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the OTS. Any company that acquires such control becomes a savings institution holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans of the Company or the Savings Bank, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

          For three years following the Conversion and Reorganization, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, without the prior written approval of the OTS, except for (i) any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf, (ii) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than one percent of such stock, (iii) offers in the aggregate for up to 24.9% by the ESOP or other tax-qualified plans of the Company or the Savings Bank, and (iv) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion. Such prohibition also is applicable to the acquisition of the Common Stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution's stock under circumstances that give rise to a conclusive or rebuttable determination of control under OTS regulations.

          In addition to the foregoing, the Plan prohibits any person, prior to the completion of the Conversion and Reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or Common Stock. See "The Conversion and Reorganization - Restrictions on Transfer of Subscription Rights and Shares."

     Issuance of Capital Stock

          Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Savings Bank Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

          Neither the Charter of the Savings Bank nor the Articles of Incorporation of the Company contain a restriction on the issuance of shares of capital stock to directors, officers or controlling persons of the Company and the Savings Bank, respectively. Thus, stock-related compensation plans such as stock option plans could be adopted by the Company and the Savings Bank without shareholder approval and shares of Company capital stock and Savings Bank capital stock could be issued directly to directors, officers or controlling persons without shareholder approval. The Bylaws of the NASD, however, generally require corporations with securities which are quoted on the Nasdaq National Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

          Neither the Articles of Incorporation nor Bylaws of the Company provide for pre-emptive rights to shareholders in connection with the issuance of capital stock.

     Voting Rights

          The Articles of Incorporation and Bylaws of the Company do not authorize cumulative voting in elections of directors. Elimination of cumulative voting will help to ensure continuity and stability of the Company's Board of Directors and the policies adopted by it by making it more difficult for the holders of a relatively small amount of the Savings Bank Common Stock to elect their nominees to the Board of Directors and possibly by delaying, deterring or discouraging proxy contests. The Articles of Incorporation of the Company do not specify or limit the circumstances under which separate class voting rights may be provided to a particular class or series of Preferred Stock.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

          The Company is authorized to issue 10,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of preferred stock with no par value (the "Preferred Stock"). The Company currently expects to issue up to a maximum of 2,098,750 shares of Common Stock and no shares of Preferred Stock in the Conversion and Reorganization. Each share of the Company's Common Stock will have the same relative rights as and will be identical in all respects with each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

          The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

          Dividends. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

          Voting Rights. Upon completion of the Conversion and Reorganization, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Georgia law or the Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

          Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

          None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion and Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                                    EXPERTS

          The audited consolidated financial statements of the Mutual Holding Company at December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 included in this Prospectus and elsewhere in the registration statement on Form S-1 filed with the SEC and the Application for Conversion filed with the OTS, have been audited by Porter Keadle Moore LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

          Ferguson has consented to the publication herein of the summary of its report to the Company and the Savings Bank setting forth its opinion as to the estimated pro forma market value of the Company and the Savings Bank to be outstanding upon completion of the Conversion and Reorganization and its opinion with respect to subscription rights.


                                 LEGAL MATTERS

          The legality of the Common Stock and the federal and Georgia income tax consequences of the Conversion and Reorganization will be passed upon for the Company, Mutual Holding Company and Carrollton by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain legal matters will be passed upon for Trident by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina.


                             ADDITIONAL INFORMATION

          The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address is (http://www.sec.gov.). The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

          The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion and Reorganization. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the OTS located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

          In Connection with the Conversion and Reorganization, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting requirements and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion and Reorganization.

          A copy of the Articles of Incorporation and the Bylaws of the Company are available without charge from the Company.

                                 GLOSSARY


Appraisal                    Independent appraisal prepared by Ferguson &
                             Company dated February 27, 1997

BIF                          Bank Insurance Fund of the FDIC

Code                         Internal Revenue Code of 1986, as amended

Common Stock                 The common stock, $0.01 par value per share, of
                             Community First Banking Company

Community Offering           Offering for sale to certain members of the
                             general public of any shares of Common Stock not subscribed for in the Subscription Offering, including the possible offering of Common Stock in a Syndicated Community Offering

Company Community First Banking Company, a Georgia corporation

Conversion and               The conversion of CF Mutual Holdings to stock
 Reorganization              form, the issuance of Carrollton Federal Bank,
                             FSB's outstanding common stock to Community First
                             Banking Company and Community First Banking
                             Company's offer and sale of Common Stock in the Offerings

Eligible Account Holders     Deposit account holders of Carrollton Federal
                             Bank, FSB with account balances of at least $50 as of the close of business on December 31, 1995

ESOP                         The Company's Employee Stock Ownership Plan

Exchange Act                 Securities Exchange Act of 1934, as amended

Expiration Date              12:00 noon, Eastern Time, on [JUNE 17,] 1997,
                             unless extended

FASB                         Financial Accounting Standards Board

FDIC                         Federal Deposit Insurance Corporation

Ferguson                     Ferguson & Company

FHLB                         Federal Home Loan Bank

FHLMC                        Federal Home Loan Mortgage Corporation

FNMA                         Federal National Mortgage Association

IRA                          Individual retirement account or arrangement

IRS                          Internal Revenue Service

Local Community              Carroll, Coweta, Douglas, Fayette, Haralson,
                             Heard, Henry and Paulding counties within the State of Georgia

Members                      Members of CF Mutual Holdings

Members' Meeting             Special meeting of members of CF Mutual Holdings
                             called for the purpose of approving the Plan

MRP, or Recognition Plan     Plan pursuant to which a number of shares up to
                             4.0% of the Common Stock to be sold in the Offerings will be distributed to directors and selected employees

Mutual Holding Company       CF Mutual Holdings, a federally chartered mutual
                             holding company

NASD                         National Association of Securities Dealers, Inc.

Nasdaq                       Nasdaq National Market System

NII                          Net interest income

NOW account                  Negotiable order of withdrawal account

NPV                          Net portfolio value

Offerings                    Subscription, Community and Syndicated Community
                             Offerings, collectively

Option Plan                  Stock option plan pursuant to which options to
                             purchase a number of shares of Common Stock up to 10% of the shares to be sold in the Offerings will be issued to directors and selected employees

Other Members                Depositors of the Savings Bank as of the close of
                             business on ___________, 19___ and borrowers of the Savings Bank as of July 19, 1990 whose borrowings were still in existence as of the close of business on ___________, 1997. Does not include Eligible Account Holders or Supplemental
                             Account Holders.

OTS                          Office of Thrift Supervision

Plan, or Plan of             Plan between CF Mutual Holdings and Carrollton
Conversion                   Federal Bank, FSB dated as of February 11, 1997,
                             as amended, pursuant to which (i) CF Mutual
                             Holdings will convert to an interim federal stock savings bank and simultaneously merge with and into the Savings Bank, (ii) a second interim savings bank formed by the Company solely for such purpose will then merge into the Savings Bank,
                             (iii) the Savings Bank will issue all of its outstanding capital stock to the Company and become the wholly-owned subsidiary of the Company and (iv) the Company will offer shares of its Common Stock in the Offerings.

Primary Parties              Community First Banking Company, CF Mutual
                             Holdings and Carrollton Federal Bank, FSB

Prospectus                   This Prospectus and Proxy Statement

Purchase Price               The $20.00 per share purchase price of the Common
                             Stock

QTI                          Qualified thrift investment

QTL                          Qualified thrift lender

Retirement Plan              Retirement Plan of Carrollton Federal Bank, FSB

SAIF                         Savings Association Insurance Fund of the FDIC

Savings Bank                 Carrollton Federal Bank, FSB

Savings Bank Common Stock    The common stock, $0.01 par value per share, of
                             Carrollton Federal Bank, FSB

SEC                          Securities and Exchange Commission

Securities Act               Securities Act of 1933, as amended

SFAS Statement of Financial Accounting Standards adopted by FASB

Subscription Offering        Offering of non-transferable rights to subscribe
                             for the Common Stock, in order of priority, to Eligible Account Holders, the ESOP, Supplemental
                             Eligible Account Holders and Other Members

Supplemental Eligible        Depositors, who are not Eligible Account Holders,
 Account Holders             of Carrollton Federal Bank, FSB with account
                             balances of at least $50 on [MARCH 31,] 1997

Syndicated Community         Offering of shares of Common Stock remaining after
 Offering                    the Subscription Offering and undertaken prior to
                             the end and as part of the Community Offering, and which may, at our discretion be made to the general public on a best efforts basis by a selling group of broker-dealers

Trident                      Trident Securities, Inc.

Valuation Price Range        Estimated pro forma market value of the Company
                             and the Savings Bank ranging from $31,025,000 to $41,975,000, as it may be amended pursuant to the Plan

Voting Record Date           The close of business on _____________________,
                             1997, the date for determining members entitled to vote at the Members' Meeting

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

                (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

                              [LOGO APPEARS HERE]

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
CF Mutual Holdings


We have audited the accompanying consolidated balance sheets of CF Mutual Holdings and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, capital, and cash flows for each of the three years in the period ended December 31, 1996. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CF Mutual Holdings and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                  PORTER KEADLE MOORE, LLP

                                                  /s/ Peter Keadle Moore, LLP

                                                  Successor to the practice of
                                                  Evans, Porter, Bryan & Co.

Atlanta, Georgia
February 4, 1997, except for note 15,
as to which the date is February 11, 1997

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1996 AND 1995

                                    Assets
                                    ------

                                                                       1996          1995
                                                                    -----------   -----------
Cash and due from banks, including reserve requirements
 of $1,658,000 and $1,050,000                                    $   11,061,383     6,947,747
Interest-bearing deposits in financial institutions                   3,355,586     9,494,437
Federal funds sold                                                    8,680,000    17,615,000
                                                                    -----------   -----------

           Cash and cash equivalents                                 23,096,969    34,057,184

Securities available for sale                                        33,927,243             -
Securities held to maturity                                           7,764,058    10,377,578
Other investments                                                     2,599,741     3,247,341
Mortgage loans held for sale                                            282,488     3,091,269
Loans, net                                                          269,834,098   270,880,011
Premises and equipment, net                                           9,288,592     7,365,297
Accrued interest receivable                                           2,687,472     2,397,423
Other assets                                                          3,050,849     3,061,143
                                                                    -----------   -----------

                                                                 $  352,531,510   334,477,246
                                                                    ===========   ===========

                                    Liabilities and Capital
                                    -----------------------

Deposits:
 Demand                                                          $   15,903,005    12,055,514
 Interest-bearing demand                                             47,288,356    46,625,670
 Savings                                                             34,076,732    31,736,434
 Time                                                               163,257,956   155,228,432
 Time, over $100,000                                                 47,230,149    43,641,462
                                                                    -----------   -----------

          Total deposits                                            307,756,198   289,287,512

Federal Home Loan Bank advances                                      16,295,186    15,595,341
Subordinated debentures                                               2,000,000     2,000,000
Accrued interest payable and other liabilities                        1,222,603     2,564,148
                                                                    -----------   -----------

          Total liabilities                                         327,273,987   309,447,001

Commitments

Capital:
 Retained earnings                                                   25,278,036    25,030,245
 Net unrealized loss on securities available for sale, net of tax       (20,513)            -
                                                                    -----------   -----------

          Total capital                                              25,257,523    25,030,245
                                                                    -----------   -----------

                                                                 $  352,531,510   334,477,246
                                                                    ===========   ===========

See accompanying notes to consolidated financial statements.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995  AND 1994

                                                                  1996         1995        1994
                                                               -----------  ----------  ----------
Interest income:
  Interest and fees on loans                                $  24,874,119   24,587,915  23,000,495
  Interest-bearing deposits and federal funds sold                822,139      473,124     406,144
  Interest and dividends on investment securities:
    U.S. Treasury                                                  43,805       56,716      60,930
    U.S. Government agencies and mortgage-backed                2,132,908    2,326,932   2,155,765
    State, county and municipals                                   83,541            -           -
    Other                                                         233,927      268,434     196,558
                                                               ----------   ----------  ----------

      Total interest income                                    28,190,439   27,713,121  25,819,892
                                                               ----------   ----------  ----------

  Interest expense:
    Interest on deposits:
        Demand                                                  1,385,726    1,365,946   1,183,901
        Savings                                                   889,267      828,348   1,094,354
        Time                                                   11,337,831   10,443,910   8,651,930
                                                               ----------   ----------  ----------

                                                               13,612,824   12,638,204  10,930,185
Interest on FHLB advances and subordinated debentures           1,168,634    1,857,531   1,666,171
                                                               ----------   ----------  ----------

      Total interest expense                                   14,781,458   14,495,735  12,596,356
                                                               ----------   ----------  ----------

      Net interest income                                      13,408,981   13,217,386  13,223,536
Provision for loan losses                                       1,142,987      250,000      99,400
                                                               ----------   ----------  ----------

      Net interest income after provision for loan losses      12,265,994   12,967,386  13,124,136
                                                               ----------   ----------  ----------

Other income:
  Service charges on deposits                                   2,349,522    2,005,839   1,443,041
  Gains on sales of securities available for sale                 178,487      366,903           -
  Miscellaneous                                                   716,379      745,755     693,621
                                                               ----------   ----------  ----------

      Total other income                                        3,244,388    3,118,497   2,136,662
                                                               ----------   ----------  ----------

Other expenses:
  Salaries and employee benefits                                6,453,278    5,346,917   6,255,624
  Occupancy and equipment                                       1,607,963    1,493,728   1,313,795
  Deposit insurance premiums                                    2,339,616      635,932     682,110
  Other operating                                               4,875,135    4,287,652   4,072,090
                                                               ----------   ----------  ----------

      Total other expenses                                     15,275,992   11,764,229  12,323,619
                                                               ----------   ----------  ----------

      Earnings before income tax (benefit) expense                234,390    4,321,654   2,937,179

Income tax (benefit) expense                                      (13,401)   1,374,627     553,488
                                                               ----------   ----------  ----------

           Net earnings                                     $     247,791    2,947,027   2,383,691
                                                               ==========   ==========  ==========

See accompanying notes to consolidated financial statements.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CAPITAL

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                 Net Unrealized
                                               Loss on Securities
                                   Retained   Available for Sale,
                                   Earnings        Net of Tax          Total
                                   --------   -------------------  -----------
Balance, December 31, 1993     $  19,699,527           -            19,699,527

Net earnings                       2,383,691           -             2,383,691
                                  ----------       ----------       ----------

Balance, December 31, 1994        22,083,218           -            22,083,218

Net earnings                       2,947,027           -             2,947,027
                                  ----------       ----------       ----------

Balance, December 31, 1995        25,030,245           -            25,030,245

Net earnings                         247,791           -               247,791

Change in unrealized loss on
 securities available
for sale, net of tax                    -           (20,513)           (20,513)
                                  ----------       ----------       ----------

Balance, December 31, 1996     $  25,278,036        (20,513)        25,257,523
                                  ==========       ==========       ==========


See accompanying notes to consolidated financial statements.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                               1996          1995          1994
                                                           ------------  ------------  ------------
Cash flows from operating activities:
 Net earnings                                            $    247,791     2,947,027     2,383,691
 Adjustments to reconcile net earnings to net cash
  provided by operating activities:
   Depreciation, amortization and accretion                 1,117,487     1,019,631       713,689
   Provision for loan losses                                1,142,987       250,000        99,400
   FHLB stock dividend                                           -             -          (39,700)
   Deferred income tax benefit                               (946,505)     (244,431)     (110,918)
   Gains on sales of securities available for sale           (178,487)     (366,903)         -
   Gains on sales of premises and equipment, net              (66,641)     (403,674)      (73,181)
   Change in:
    Mortgage loans held for sale                            2,808,781    (3,091,269)    2,890,726
    Accrued interest receivable                              (290,050)       74,144      (816,556)
    Other assets                                              (87,809)     (635,687)       62,808
    Accrued interest payable                                 (241,316)      214,526       244,020
    Accrued expenses and other liabilities                   (143,158)      424,857      (770,982)
                                                          -----------   -----------   -----------

     Net cash provided by operating activities              3,363,080       188,221     4,582,997
                                                          -----------   -----------   -----------

Cash flows from investing activities:
 Net maturities of interest-bearing deposits                     -             -           23,000
 Proceeds from sales of securities available for sale       4,917,934    19,418,935          -
 Proceeds from sales of other investments                     759,600          -             -
 Proceeds from maturities of securities available
  for sale                                                    239,984          -             -
 Proceeds from maturities of securities held to maturity    2,664,499    15,969,894     3,234,583
 Proceeds from maturities of other investments                   -       10,000,053          -
 Purchases of other investments                              (112,000)  (10,056,194)         -
 Purchases of securities available for sale               (38,902,740)         -             -
 Purchases of securities held to maturity                        -         (115,000)  (37,602,333)
 Net change in loans                                          (79,190)   10,181,757   (20,654,713)
 Proceeds from sales of real estate                            80,220       461,746       119,132
 Proceeds from sales of premises and equipment                301,607     1,328,519       103,894
 Purchases of premises and equipment                       (3,361,740)   (1,130,516)   (1,982,085)
 Organization costs                                              -             -         (212,319)
 Cash received in branch acquisition                             -             -       18,949,593
                                                          -----------   -----------   -----------
     Net cash provided (used) by investing
      activities                                          (33,491,826)   46,059,194   (38,021,248)

                                                           -----------   -----------  -----------
Cash flows from financing activities:
 Net change in demand and savings deposits                  6,850,475   (10,175,766)    2,079,617
 Net change in time deposits                               11,618,211    10,135,548    (3,503,991)
 Proceeds from FHLB advances                               10,000,000     5,000,000    26,500,000
 Payments of FHLB advances                                 (9,300,155)  (27,175,156)   (8,675,155)
 Proceeds from subordinated debentures                           -             -        2,000,000
                                                          -----------   -----------   -----------
     Net cash provided (used) by financing                 19,168,531   (22,215,374)   18,400,471
      activities                                          -----------                 -----------

     Net change in cash and cash equivalents              (10,960,215)   24,032,041   (15,037,780)

Cash and cash equivalents at beginning of year             34,057,184    10,025,143    25,062,923
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year               $   23,096,969    34,057,184    10,025,143
                                                          ===========   ===========   ===========

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1996,  1995 AND 1994

                                                                                1996           1995        1994
                                                                              ----------    ----------  ----------
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                                                 $  15,022,774    14,281,209  12,336,651
  Income taxes                                                             $     935,000     1,175,000     822,500

Supplemental schedule of noncash investing and financing activities:
 Real estate acquired through foreclosure                                  $     401,866       428,182     665,532
  Loans to facilitate sales of real estate                                 $     419,750       608,769     429,792
  Transfer of securities held to maturity to available for sale            $      -         19,052,032        -

In connection with the 1994 branch acquisition, assets were acquired and liabilities were assumed as follows:

  Fair value of assets acquired                                                 $(1,124,185)
  Liabilities assumed                                                            21,186,730
  Premium paid for core deposit intangible                                       (1,112,952)
                                                                                -----------
  Cash received in connection with branch acquisition                           $18,949,593
                                                                                ===========

See accompanying notes to consolidated financial statements.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Organization
     ------------
     Prior to August 1, 1994, CF Mutual Holdings (the "Company") conducted its activities pursuant to a federal mutual savings bank charter ("Mutual Bank") and Carroll Services and Development Corporation ("Service") operated as its wholly owned subsidiary. Effective August 1, 1994, the operations of the Mutual Bank were transferred to a federally chartered stock savings bank, Carrollton Federal Bank, FSB ("Bank"). Contemporaneously, Mutual Bank amended its mutual savings bank charter and by-laws to conform to the requirements applicable to a federally chartered mutual holding company and changed its name to CF Mutual Holdings. The August 1, 1994 reorganization transactions were accounted for in a manner similar to a pooling of interests.

     The Company has no capital stock. All holders of the savings, demand or other authorized accounts of the Bank are members of the Company ("Members"). With respect to all questions requiring action by the Members, each holder of an account at the Bank is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the Member's accounts. In addition, certain borrowers from the Mutual Bank as of July 19, 1990 are entitled to one vote during the period such borrowings are in existence. No Member has the right to cast more than one thousand votes.

     The Company may distribute its net earnings to account holders of the Bank on such a basis and in accordance with such terms and conditions as may from time to time be authorized by the Office of Thrift Supervision ("OTS"). All account holders are entitled to equal distribution of the assets of the Company, pro rata to the value of their accounts in the Bank, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company.

     The Bank is primarily regulated by the OTS and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory authorities. The Bank primarily provides a full range of customary banking services throughout Carroll, Coweta, Douglas, Fayette, Heard, Haralson, Paulding and Henry counties in Georgia. Service is primarily involved in the sale of real estate previously developed for sale.

     Basis of Presentation and Reclassification
     ------------------------------------------
     The consolidated financial statements include the accounts of the Company, the Bank, Service, CFB Insurance, Inc. and CFB Securities, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

     The accounting principles followed by the Company and its subsidiaries, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the thrift industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the thrift industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, the valuation allowance for mortgage servicing rights and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

     Cash and Cash Equivalents
     -------------------------
     Cash equivalents include amounts due from banks, interest-bearing deposits in financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Investment Securities
     ---------------------
     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at December 31, 1996 and 1995. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

     Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the cost of securities sold are derived using the specific identification method.

     Other Investments
     -----------------
     Other investments include Federal Home Loan Bank ("FHLB") stock and other equity securities with no readily determinable fair value. An investment in FHLB stock is required by law for a federally insured savings bank. These investment securities are carried at cost and include stock dividends.

     Interest Rate Cap Agreement
     ---------------------------
     Interest rate cap agreements ("Caps"), which are principally used by the Company in the management of interest rate exposure, are accounted for on an accrual basis. Premiums paid for purchased Caps are being amortized to interest expense over the terms of the Caps. Unamortized premiums are included in other assets in the consolidated balance sheet. Amounts to be received under the Caps are accounted for on an accrual basis, and are recognized as a reduction of interest expense.

     Mortgage Loans Held for Sale
     ----------------------------
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. Gains and losses from the sale of loans are determined using the specific identification method.

     Loans, Loan Fees and Interest Income
     ------------------------------------
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding unpaid principal balances, net of the allowance for loan losses, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level-yield method over the contractual lives of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment to the yield. Premiums and discounts on purchased loans are amortized over the remaining lives of the loans using the level-yield method. Fees arising from servicing loans for others are recognized as earned.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Loans, Loan Fees and Interest Income, continued
     -----------------------------------------------
     The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" amended for SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using a cash basis method of accounting during the time within that period in which the loans were impaired.

     Allowance for Loan Losses
     -------------------------
     The allowance for loan losses is established through provisions for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount which, in management's judgment, will be adequate to absorb losses on existing loans that may become uncollectible. The allowance is established through consideration of such factors as changes in the nature and volume of the portfolio, adequacy of collateral, delinquency trends, loan concentrations, specific problem loans, and economic conditions that may affect the borrower's ability to pay.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Real Estate
     -----------
     Real estate acquired through foreclosure is carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

     Real estate held for sale is carried at the lower of cost or fair value less estimated selling costs. Interest and other carrying charges relating to properties under development are capitalized as construction costs during the construction period. Valuations are periodically performed by management, and provisions for losses through an allowance are established with a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

     Premises and Equipment
     ----------------------
     Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the asset accounts while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed currently. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period.

     Depreciation expense is computed using the straight-line method over the following estimated useful lives:

      Land improvements                     15-40 years
      Buildings and improvements            15-40 years
      Furniture and equipment                5-10 years

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Mortgage Servicing Rights
     -------------------------
     Effective January 1, 1996, the Bank adopted the provisions of SFAS No. 122 "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires a mortgage banking enterprise to recognize as a separate asset, the rights to service mortgage loans regardless of whether the servicing rights are acquired through either purchase or origination. Prior to SFAS No. 122, SFAS No. 65 prohibited the capitalization of mortgage servicing rights except where the rights to service loans were acquired from another organization. Additionally, the new standard requires an impairment analysis of mortgage servicing rights regardless of whether purchased or originated.

     The Bank's mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee and ancillary loan administration income. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual and anticipated prepayments of the underlying mortgage loans. An impairment analysis is performed after stratifying the rights by interest rate. Impairment, defined as the excess of the asset's carrying value over its current fair value, is recognized through a valuation allowance. At December 31, 1996, no valuation allowances were required for the mortgage servicing rights.

     Core Deposit Intangible
     -----------------------
     During 1994, the Bank entered into a Purchase and Assumption agreement with First Union National Bank of Georgia to acquire certain loans, deposits and other liabilities of a branch in Bremen, Georgia ("branch acquisition") for a net purchase price approximating $1,113,000. The purchased core deposit intangible is amortized using the straight-line method over the estimated average life of the deposit base acquired and is included as a component of other assets. Amortization expense approximated $74,000, $74,000 and $69,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Income Taxes
     ------------
     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, the standard requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in note 8. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(2)  INVESTMENT SECURITIES
     Investment securities at December 31, 1996 and 1995 are summarized as follows:

                                                         December 31, 1996
                                         ---------------------------------------------------
                                                           Gross       Gross      Estimated
                                          Amortized      Unrealized  Unrealized      Fair
    SECURITIES AVAILABLE FOR SALE           Cost           Gains       Losses       Value
                                            ----           -----       ------       -----
    U.S. Government agencies           $  18,867,304        46,835      83,706   18,830,433
    State, county and municipals           2,198,615        34,404       2,222    2,230,797
    Mortgage-backed securities            12,892,403        24,853      51,243   12,866,013
                                          ----------       -------     -------   ----------

                                       $  33,958,322       106,092     137,171   33,927,243
                                          ==========       =======     =======    ==========


                                                         December 31, 1996
                                         ---------------------------------------------------
                                                           Gross       Gross      Estimated
                                          Amortized      Unrealized  Unrealized      Fair
    SECURITIES HELD TO MATURITY             Cost           Gains       Losses       Value
                                            ----           -----       ------       -----
    U.S. Treasury securities           $     499,819           25           -       499,844
    U.S. Government agencies               6,216,029       34,795      90,755     6,160,069
    State, county and municipals             115,000        1,206           -       116,206
    Mortgage-backed securities               933,210        1,845      12,631       922,424
                                          ----------      -------     -------    ----------

                                       $   7,764,058       37,871     103,386     7,698,543
                                          ==========      =======     =======    ==========


                                                         December 31, 1995
                                         --------------------------------------------------
                                                           Gross       Gross      Estimated
                                          Amortized      Unrealized  Unrealized      Fair
    SECURITIES HELD TO MATURITY             Cost           Gains       Losses       Value
                                            ----           -----       ------       -----
    U.S. Treasury securities           $    1,250,810       4,531           -    1,255,341
    U.S. Government agencies                7,141,626     117,391      13,044    7,245,973
    State, county and municipals              115,000         541           -      115,541
    Mortgage-backed securities              1,870,142       5,277      16,093    1,859,326
                                           ----------     -------     -------   ----------

                                       $   10,377,578     127,740      29,137   10,476,181
                                           ==========     =======     =======   ==========

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(2)  INVESTMENT SECURITIES, CONTINUED
     The amortized cost and estimated fair value of securities available for sale and securities held to maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities Available             Securities Held
                                                                    for Sale                     to Maturity
                                                          ---------------------------     ------------------------
                                                          Amortized        Estimated       Amortized    Estimated
                                                             Cost          Fair Value        Cost       Fair Value
                                                          ---------        ----------     ----------    ----------
     U.S. Treasury securities:
      Within 1 year                                    $           -               -         499,819       499,844
                                                          ==========      ==========       =========     =========

     U.S. Government agencies:
      Within 1 year                                    $           -               -         581,727       585,437
      1 to 5 years                                         2,999,824       3,014,464       2,634,302     2,660,813
      5 to 10 years                                       11,849,330      11,839,589       3,000,000     2,913,819
      More than 10 years                                   4,018,150       3,976,380               -             -
                                                          ----------      ----------       ---------     ---------
                                                       $  18,867,304      18,830,433       6,216,029     6,160,069
                                                          ==========      ==========       =========     =========

     State, county and municipals:
      1 to 5 years                                     $           -               -         115,000       116,206
      More than 10 years                                   2,198,615       2,230,797               -             -
                                                          ----------      ----------       ---------     ---------
                                                       $   2,198,615       2,230,797         115,000       116,206
                                                          ==========      ==========       =========     =========

     Total securities other than mortgage-backed:
      Within 1 year                                    $           -               -       1,081,546     1,085,281
      1 to 5 years                                         2,999,824       3,014,464       2,749,302     2,777,019
      5 to 10 years                                       11,849,330      11,839,589       3,000,000     2,913,819
      More than 10 years                                   6,216,765       6,207,177               -             -
      Mortgage-backed securities                          12,892,403      12,866,013         933,210       922,424
                                                          ----------      ----------       ---------     ---------

                                                       $  33,958,322      33,927,243       7,764,058     7,698,543
                                                          ==========      ==========       =========     =========

     During 1995 the Bank used the one-time reassessment provisions of the "Special Report - A Guide to Implementation of SFAS No. 115 on Accounting for Certain Investments in Debt and Equity Securities" to transfer a portion of its held to maturity securities portfolio which had an amortized cost of $19,052,032 and a net unrealized gain of $366,903 to the available for sale category. The special report allowed the Company to reassess the appropriateness of its classifications of all investment securities prior to December 31, 1995 without calling into question the Company's intent to hold investment securities to maturity in the future.

     There were no sales of securities held to maturity during 1996, 1995 and 1994. Proceeds from sales of securities available for sale during 1996 and 1995 totalled $4,917,934 and $19,418,935. Gross gains of $178,487 and
     $366,903 were realized on those sales.

     Securities and interest-bearing deposits with a carrying value of approximately $2,517,000 and $3,626,000 at December 31, 1996 and 1995,
     respectively, were pledged to secure U.S. government and other public deposits.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(3)  LOANS
     Major classifications of loans at December 31, 1996 and 1995 are summarized as follows:


                                                      1996         1995
                                                      ----         ----
     Real estate mortgage loans                  $ 146,577,235  175,038,710
     Real estate construction loans                     33,681    2,348,532
     Commercial loans                               57,785,878   43,943,791
     Consumer and other installment loans           68,038,424   51,839,952
                                                   -----------  -----------

    Total loans                                    272,435,218  273,170,985

    Less: Allowance for loan losses                  2,601,120    2,290,974
                                                   -----------  -----------

    Loans, net                                   $ 269,834,098  270,880,011
                                                   ===========  ===========

     The Bank concentrates its lending activities in the origination of permanent residential mortgage loans, commercial mortgage loans, commercial business loans, and consumer installment loans. The majority of the Bank's real estate loans are secured by real property located in Carroll County, Georgia and surrounding counties.

     The Bank has recognized impaired loans of approximately $5,680,000 and $1,918,000 at December 31, 1996 and 1995. The total allowance for loan losses related to these loans was $243,000 and $381,000 at December 31, 1996 and 1995, respectively. Interest income on impaired loans of approximately $68,000 and $100,000 was recognized for cash payments received in 1996 and 1995, respectively.

     Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 1996, 1995 and 1994:

                                              1996         1995        1994
                                              ----         ----        ----
     Balance at beginning of year          $ 2,290,974   2,391,920    2,686,508
     Provisions charged to operations        1,142,987     250,000       99,400
     Loans charged off                        (924,670)   (448,484)    (457,826)
     Recoveries on loans previously
       charged off                              91,829      97,538       63,838
                                           -----------   ---------    ---------

     Balance at end of year                $ 2,601,120   2,290,974    2,391,920
                                           ===========   =========    =========

     Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. Unpaid principal balances of these loans at December 31, 1996 and 1995 approximate $53,061,000 and $48,036,000, respectively.


(4)  PREMISES AND EQUIPMENT
     Premises and equipment at December 31, 1996 and 1995 are summarized as follows:

                                           1996        1995
                                           ----        ----
     Land and land improvements       $  1,131,003    1,136,802
     Buildings and improvements          5,581,884    5,031,011
     Furniture and equipment             7,935,857    6,368,621
     Construction in progress              114,720      275,784
                                        ----------   ----------

                                        14,763,464   12,812,218
    Less:  Accumulated depreciation      5,474,872    5,446,921
                                        ----------   ----------

                                      $  9,288,592    7,365,297
                                        ==========   ==========

     Depreciation expense approximated $1,203,000, $1,038,000 and $889,000 at December 31, 1996, 1995 and 1994, respectively.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(5)  TIME DEPOSITS
     At December 31, 1996, contractual maturities of time deposits are summarized as follows:

          YEAR ENDING DECEMBER 31,
          ------------------------
                 1997                                  $  133,863,983
                 1998                                      54,643,630
                 1999                                      11,684,852
                 2000                                       5,319,281
                 2001 and thereafter                        4,976,359
                                                       --------------

                                                       $  210,488,105
                                                       ==============


(6)  FHLB ADVANCES
     The interest rates for FHLB advances at December 31, 1996 and 1995 ranged from 4.55% to 7.75%, respectively. FHLB advances are collateralized by FHLB stock and first mortgage loans. Advances from FHLB outstanding at December 31, 1996 mature as follows:

          Year                                    Amount
          ----                                    ------
           1997                              $  10,800,155
           1998                                  2,550,155
           1999                                    600,156
           2000                                    600,156
           2001 and Thereafter                   1,744,564
                                             -------------

                                             $  16,295,186
                                             =============

(7)  SUBORDINATED DEBENTURES
     During 1994, the Company issued Series A fixed rate subordinated debentures to various executive officers and members of the Board of Directors in an aggregate principal amount of $2,000,000. The subordinated debentures bear interest at a simple interest rate per annum of 7.25%, which is payable quarterly, and mature on September 30, 1999. The payment of the principal and interest is subordinate and junior in right of payment to the claims of creditors of the Company. The entire proceeds of the offering were used to increase the capitalization of the Bank.

(8)  INCOME TAXES
     The following is an analysis of the components of income tax expense for the years ended December 31, 1996, 1995 and 1994:

                                                 1996        1995       1994
                                               ---------  ----------  ---------
     Current                                 $   933,104   1,619,058    664,406
     Deferred                                   (946,505)   (477,858)    81,555
     Utilization of state operating loss
      carryforwards                                    -     233,427     79,970
     Adjustment to valuation allowance                 -           -   (272,443)
                                             -----------   ---------   --------

     Income tax (benefit) expense            $   (13,401)  1,374,627    553,488
                                             ===========   =========   ========

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(8)  INCOME TAXES, CONTINUED
     The differences between income tax (benefit)expense and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                            1996       1995        1994
                                          --------   ---------   --------
     Pretax income at statutory rate      $ 79,693   1,469,362    998,641
     Add (deduct):
      Tax-exempt interest income           (91,076)    (83,920)   (61,445)
      Adjustment to valuation allowance          -           -   (272,443)
      Other                                 (2,018)    (10,815)  (111,265)
                                          --------   ---------   --------

     Income tax (benefit) expense         $(13,401)  1,374,627    553,488
                                          ========   =========   ========

     The following summarizes the net deferred tax asset (liability). The net deferred tax asset (liability) is included as a component of other assets and accrued interest payable and other liabilities at December 31, 1996 and 1995, respectively.

                                                            1996         1995
                                                            ----         ----
     Deferred tax assets:
       Allowance for loan losses                         $  515,105    310,999
       Allowance for real estate held for                   123,689    100,913
         development and sale
       Deferred compensation                                 76,968     57,158
       Other                                                 53,300     24,957
       State tax credits                                    232,055    234,170
       Unrealized loss on securities available
         for sale                                            10,568          -
                                                         ----------  ---------


                Total gross deferred tax assets           1,011,685    728,197


     Deferred tax liabilities:
       Net deferred loan fees                               363,706    727,411
       FHLB stock                                           226,697    515,041
       Premises and equipment                               335,224    330,762
       Other                                                  2,110     28,108
                                                          ---------  ---------

                Total gross deferred tax liabilities        927,737  1,601,322
                                                          ---------  ---------

                Net deferred tax asset (liability)       $   83,948   (873,125)
                                                         ==========  =========

    The Internal Revenue Code ("IRC") was amended during 1996 and the IRC section 593 reserve method for loan losses for thrift institutions was repealed. Effective January 1, 1996, the Bank now computes its tax bad debt reserves under the rules of IRC section 585, which apply to commercial banks. In years prior to 1996, the Bank obtained tax bad debt deductions approximating $5.8 million in excess of its financial statement allowance for loan losses for which no provision for federal income tax was made. These amounts were then subject to federal income tax in future years pursuant to the prior IRC section 593 provisions if used for purposes other than to absorb bad debt losses. Effective January 1, 1996, approximately $1.0 million of the excess reserve is no longer subject to recapture under any circumstances and approximately $4.8 million of the excess reserve is subject to recapture only if the Bank ceases to qualify as a bank pursuant to the provisions of IRC section 585.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(9)   EMPLOYEE AND DIRECTOR BENEFIT PLANS
      All qualifying employees of the Bank are included in a qualified multiemployer noncontributory defined benefit pension plan sponsored by the Financial Institutions Retirement Fund. The Bank's policy is to fund pension costs accrued. No pension expense was incurred during 1996 or 1995. The Bank's pension expense for 1994 was approximately $104,000. At June 30, 1996, the date of the latest actuarial valuation, the market value of the plan's net assets exceeded the actuarially computed value of accumulated plan benefits.

      Effective January 1, 1993, the Bank established a retirement plan qualified pursuant to Internal Revenue Code section 401(k) ("Plan"). The Plan allows eligible employees to defer a portion of their income by making contributions into the Plan on a pretax basis. The Bank adopted a matching formula which vests based on length of service. The Bank matches 50% of employee contributions up to 6% of the employees' compensation. During the years ended December 31, 1996, 1995 and 1994, the Bank recognized $94,000, $92,000 and $84,000 in expense related to its obligations under the Plan.

      During 1995, the Bank initiated a defined contribution postretirement benefit plan to provide retirement benefits to its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Bank purchased split-dollar whole life insurance contracts on the lives of each Director. The increase in cash surrender value of the contracts, less the Bank's cost of funds, constitutes the Bank's contribution to the plan each year. In the event the insurance contracts fail to produce positive returns, the Bank has no obligation to contribute to the Plan. At December 31, 1996 and 1995, the cash surrender value of the insurance contracts was approximately $969,000 and $890,000 and is included as a component of other assets. Expenses incurred for benefits were approximately $14,000 during 1996. No expenses were incurred during 1995.

(10)  REGULATORY MATTERS
      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined) and of Tangible capital to average assets. Management believes, as of December 31, 1996 and 1995, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996 and 1995, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(10)  REGULATORY MATTERS, CONTINUED
      The Bank's actual capital amounts and ratios are presented below. Consolidated amounts do not materially differ from Bank-only capital amounts and ratios.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                      For Capital              Prompt Corrective
                                                 Actual            Adequacy Purposes           Action Provisions
                                           ------------------  -------------------------  --------------------------
                                             Amount    Ratio        Amount        Ratio        Amount         Ratio
                                           ----------  ------  -----------------  ------  -----------------  -------
      AS OF DECEMBER 31, 1996:
       Total Capital
        (to Risk Weighted Assets)         $  25,612,075   10.9%      18,889,301      >8.0%    23,611,627        >10.0%
                                                                                                                -
       Tier 1 Capital
        (to Risk Weighted Assets)         $  23,587,913   10.0%       9,444,651      >4.0%    14,166,976        > 6.0%
       Tier 1 Capital                                                                -                          -

        (to Adjusted Assets)              $  23,587,913    6.9%      13,972,080      >4.0%    17,465,100        > 5.0%
       Tangible Capital
        (to Tangible Assets)              $  23,587,913    6.9%       5,239,530      >1.5%        N/A             N/A
                                                                                     -
      AS OF DECEMBER 31, 1995:
       Total Capital
        (to Risk Weighted Assets)         $  26,914,471   12.2%      17,588,987      >8.0%    21,986,233       >10.0%
                                                                                     -                         -
       Tier 1 Capital
        (to Risk Weighted Assets)         $  25,015,649   11.4%       8,794,493      >4.0%    13,191,740       > 6.0%
                                                                                     -                         -
       Tier 1 Capital
        (to Adjusted Assets)              $  25,015,649    7.5%      13,335,941      >4.0%    16,669,926       > 5.0%
                                                                                     -                         -
      Tangible Capital
        (to Tangible Assets)              $  25,015,649    7.5%       5,000,978      >1.5%       N/A              N/A

      Thrift regulations limit the amount of dividends the Bank can pay to the Company without prior regulatory approval. These limitations are a function of excess regulatory capital and net earnings in the year the dividend is declared. In 1997, the Bank can pay dividends totalling approximately $3,661,000 plus net earnings during 1997.

(11)  COMMITMENTS
      The Bank leases certain banking facilities under operating lease arrangements expiring through 2012. Future minimum payments required for all operating leases with remaining terms in excess of one year are presented below:

    Year Ending December 31,
    ------------------------
       1997                   $    243,839
       1998                        241,492
       1999                        223,172
       2000                        197,228
       2001                        147,729
       Thereafter                  773,855
                                 ---------
                              $  1,827,315
                                 =========

    Total rent expense was approximately $229,000, $127,000 and $101,000 for the years ended December 31, 1996, 1995 and 1994.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(11)  COMMITMENTS, CONTINUED
      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its cost of funds. These financial instruments include commitments to extend credit, standby letters of credit and an interest rate cap agreement. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statements of financial condition. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

      Commitments to originate first mortgage loans and to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment located in Carroll County, Georgia and surrounding counties.

      Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. All standby letters of credit are secured at December 31, 1996 and 1995.

      On July 20, 1995, the Company entered into a Cap to reduce the potential impact of increases in interest rates on its interest-bearing liabilities. The agreement entitles the Company to receive from a counterparty, on a quarterly basis, the amounts, if any, by which the 3-month LIBOR rate exceeds the Cap rate of 7% on a notional amount of $25,000,000. The Cap agreement expires on July 20, 1997.

                                                             1996              1995
                                                          ----------        ----------
     Financial instruments whose contract
         amounts represent credit risk:
        Commitments to originate first mortgage loans     $    128,000         485,000
        Commitments to extend credit                      $ 20,840,000      20,764,000
        Standby letters of credit                         $    108,000          71.000
        Cap agreement                                     $     27,000          76,000

(12)  MISCELLANEOUS OPERATING EXPENSES
      Components of other operating expenses in excess of 1% of interest and other income for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                 1996     1995     1994
                                -------  -------  -------

    Advertising              $  470,273  225,317  228,482
    Data processing expense  $  648,853  506,908  455,108
    Office supplies          $  329,246  213,787  235,714

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(13)  CF MUTUAL HOLDINGS (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                Balance Sheets

                          December 31, 1996 and 1995

                                    Assets
                                    ------

                                                             1996           1995
                                                             ----           ----

Cash and cash equivalents                              $   1,327,334        752,189
Investment in subsidiaries                                25,873,579     26,350,395
Other assets                                                 222,850        152,662
                                                          ----------     ----------

                                                       $  27,423,763     27,255,246
                                                          ==========     ==========

                            Liabilities and Capital
                            -----------------------

Subordinated debentures                                $   2,000,000      2,000,000
Accounts payable and accrued expenses                        166,240        225,001
                                                          ----------     ----------

Total liabilities                                          2,166,240      2,225,001

Capital                                                   25,257,523     25,030,245
                                                          ----------     ----------

                                                       $  27,423,763     27,255,246
                                                          ==========     ==========



                            Statements of Earnings

             For the Years Ended December 31, 1996, 1995 and 1994

                                                 1996         1995           1994
                                                 ----         ----           ----
    Income:
     Dividend income from the Bank        $     814,000      752,000         82,700
     Interest income                             30,290            -              -
     Other                                        2,240            -              -
                                             ----------   ----------      ---------

       Total income                             846,530      752,000         82,700
                                             ----------   ----------      ---------

   Operating expenses:
    Interest expense                            145,397      147,134         19,000
    Other                                        54,801       50,791         17,765
                                             ----------   ----------      ---------

     Total operating expenses                   200,198      197,925         36,765
                                             ----------   ----------      ---------

     Earnings before income tax benefit
      and equity in
      undistributed earnings of                 646,332      554,075         45,935
       subsidiaries

    Income tax benefit                           58,762       67,440         12,500
                                             ----------   ----------      ---------

       Earnings before equity in
        undistributed earnings  of
       subsidiaries or dividends
        received in excess of earnings
       of subsidiaries                          705,094      621,515         58,435

    Dividends received in excess of            (457,303)           -              -
     earnings of subsidiaries

    Equity in undistributed earnings of               -    2,325,512      2,325,256
     subsidiaries                            ----------   ----------      ---------

       Net earnings                       $     247,791    2,947,027      2,383,691
                                             ==========   ==========      =========

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

                           Statements of Cash Flows

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                          1996         1995         1994
                                                                      ------------  -----------  -----------
Cash flows from operating activities:
     Net earnings                                                      $ 247,791      2,947,027    2,383,691
     Adjustments to reconcile net earnings to net
      cash provided by operating activities:
          Amortization                                                    42,464         42,464       17,765
          Dividends received in excess of earnings of
             subsidiaries                                                457,303              -            -
          Equity in undistributed earnings of subsidiaries                     -     (2,325,512)  (2,325,256)
          Change in other assets and liabilities                        (172,413)        (4,340)     228,769
                                                                       ----------    ----------   ----------

          Net cash provided by operating activities                       575,145       659,639      304,969
                                                                       ----------    ----------   ----------

    Cash flows from investing activities:
        Purchase of capital stock of Bank upon reorganization                   -            -          (100)
        Contributions of capital to the Bank                                    -            -    (2,000,000)
        Organization costs                                                      -            -      (212,319)
                                                                       ----------    ----------    ---------

       Net cash used in investing activities                                    -            -    (2,212,419)
                                                                       ----------    ----------   ----------


      Net cash provided by financing activities, consisting of                  -            -     2,000,000
        proceeds from subordinated debentures                          ----------    ----------   ----------

      Net increase in cash                                                575,145      659,639        92,550

      Cash at beginning of year                                           752,189       92,550             -
                                                                       ----------   ----------    ----------

      Cash at end of year                                              $1,327,334      752,189        92,550
                                                                       ==========   ==========    ==========

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
         Cash and Cash Equivalents
         -------------------------
         For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

         Securities Held to Maturity and Securities Available for Sale
         -------------------------------------------------------------
         Fair values for securities held to maturity and securities available for sale are based on quoted market prices.

         Other investments
         -----------------
         The carrying value of other investments approximates fair value.

         Loans and Mortgage Loans Held for Sale
         --------------------------------------
         The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

         Deposits
         --------
         The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.


         FHLB Advances
         -------------
         The fair value of the FHLB fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

         Subordinated Debentures
         -----------------------
         Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

         Commitments to Originate First Mortgage Loans, Commitments to Extend
         --------------------------------------------------------------------
         Credit and Standby Letters of Credit
         ------------------------------------
         Because commitments to originate first mortgage loans, commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

         Limitations
         -----------
         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, deferred income taxes, premises and equipment and purchased core deposit intangible. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
      The carrying amount and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                                     1996                            1995
                                            ------------------------        ------------------------
                                             Carrying     Estimated          Carrying     Estimated
                                              Amount     Fair Value           Amount     Fair Value
                                            -----------  -----------        -----------  -----------
 Assets:
    Cash and cash equivalents            $   23,096,969   23,096,969         34,057,184   34,057,184
    Securities available for sale            33,927,243   33,927,423                  -            -
    Securities held to maturity               7,764,058    7,698,543         10,377,578   10,476,181
    Other investments                         2,599,741    2,599,741          3,247,341    3,247,341
    Loans, net                              269,834,098  270,434,962        270,880,011  272,897,692
    Mortgage loans held for sale                282,488      282,488          3,091,269    3,091,269

Liabilities:
    Deposits                                307,756,198  308,234,690        289,287,512  288,616,298
    FHLB advances                            16,295,186   15,854,660         15,595,341   15,534,613
    Subordinated debentures                   2,000,000    1,947,000          2,000,000    1,910,000

Unrecognized financial instruments:
    Commitments to originate first
     mortgage loans                             128,000      128,000            485,000      485,000
    Commitments to extend credit             20,840,000   20,840,000         20,764,000   20,764,000
    Standby letters of credit                   108,000      108,000             71,000       71,000

(15)  SUBSEQUENT EVENT
      On February 11, 1997, the Board of Directors of the Company adopted a Plan of Conversion and Reorganization pursuant to which the Company would be converted from a federally chartered mutual holding company to a federally chartered stock savings bank holding company. The Plan of Conversion is subject to approval of applicable regulatory authorities and by affirmative vote of the majority of the Company's Members. The conversion of the Company to a stock savings bank holding company will be accounted for at historical cost in a manner similar to a pooling of interests.

      The Company will form a new entity known as Community First Banking Company ("Community First"), which will become the holding company for the Bank upon consummation of the Conversion and Reorganization. Community First will in turn form a new wholly owned subsidiary known as Interim CFB Association ("Interim CFB"). The existing Company will convert to an interim federal savings bank and will simultaneously merge with and into the Bank, pursuant to which the Company will cease to exist and a "liquidation account" will be established by the Bank for the benefit of depositor members as of specified dates. Interim CFB will then merge with and into the Bank, pursuant to which the Bank will become a wholly owned subsidiary of Community First.

                      CF MUTUAL HOLDINGS AND SUBSIDIARIES

(15)  SUBSEQUENT EVENT, CONTINUED

      The Plan of Conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of "Eligible Account Holders and Supplemental Eligible Account Holders" ("Holders") in an amount equal to the Company's retained earnings as of the date of its latest statement of financial condition contained in the final prospectus for the sale of the common stock. Each Holder, if he or she continues to maintain a deposit account at the Bank, would be entitled on a complete liquidation of the Company after conversion, to an interest in the liquidation account prior to any payment to stockholders of Community First. Each eligible account Holder would have an initial interest in such liquidation account for each deposit account held in the Company on the qualifying date, December 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest at a separate qualifying date, which has not yet been determined. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of the Company is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

      Under the Plan of Conversion, up to 2,098,750 shares of the common stock of the Company will be offered for sale by Community First, subject to adjustment. As part of the Plan of Conversion, Community First will conduct a subscription offering of the common stock for holders of subscription rights in the following order of priority: (i) depositors of the Company as of December 31, 1995 with deposits of at least $50 (Eligible Account Holders); (ii) tax-qualified employee benefit plans of the Company (the Company currently plans to implement an ESOP); (iii) other depositors of the Company as of December 31, 1995 with deposits of at least $50 (Supplemental Eligible Account Holders); and (iv) depositors who are neither Eligible Account Holders nor Supplemental Eligible Account Holders and certain borrowers, subject to the provisions of the Plan.

      The Company may offer shares of common stock in a community offering to the general public in Georgia and other states with a preference to natural persons residing in Carroll, Coweta, Douglas, Fayette, Haralson, Heard, Paulding and Henry counties, Georgia, subject to the prior rights of holders of subscription rights. The Company has the right, in its sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering.

      At December 31, 1996, no costs have been incurred related to the aforementioned Plan of Conversion. Upon consummation of the Plan of Conversion and related stock offering, any amounts incurred will be netted against the proceeds from the stock offering and result in a reduction of paid-in capital. Should the Plan of Conversion and stock offering not be consummated, such costs will be charged to expense in 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, the Mutual Holding Company, the Savings Bank or Trident Securities, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.


                               -----------------
                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----

Summary.....................................................................
Selected Consolidated Financial and Other Data..............................
Risk Factors................................................................
Community First Banking Company.............................................
Carrollton Federal Bank.....................................................
CF Mutual Holdings..........................................................
Proposed Management Purchases...............................................
Use of Proceeds.............................................................
Dividend Policy.............................................................
Market for Common Stock.....................................................
Capitalization..............................................................
Regulatory Capital..........................................................
Pro Forma Data..............................................................
Management's Discussion and Analysis of Financial...........................
Condition and Results of Operations.........................................
Business....................................................................
Taxation....................................................................
Regulation..................................................................
Management of the Company...................................................
Management of the Savings Bank..............................................
The Conversion and Reorganization...........................................
Certain Restrictions on Acquisition
of the Company..............................................................
Description of Capital Stock................................................
Experts.....................................................................
Legal Matters...............................................................
Additional Information......................................................
Glossary....................................................................
Index to Consolidated Financial Statements..................................



Until ____________, 1997 or 25 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                2,098,750 Shares
                              (Estimated Maximum)



                        COMMUNITY FIRST BANKING COMPANY



                         (Proposed Holding Company for
                         Carrollton Federal Bank, FSB)



                                 COMMON STOCK


                                  ----------
                                  PROSPECTUS
                                  ----------


                           TRIDENT SECURITIES, INC.


                                          , 1997
                               -------- --

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

        The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the issuance and distribution of the Common Stock being registered.

        Securities and Exchange Commission Registration Fee          $ 14,628
        OTS filing fees                                                 8,400
        National Association of Securities Dealers, Inc. Filing Fee     5,328
        Nasdaq Stock Market Listing Fee                                17,068
        Blue Sky Fees and Expenses                                     10,000
        Legal Fees and Expenses                                       300,000
        Accounting Fees and Expenses                                   60,000
        Printing and Engraving Expenses                               150,000
        Marketing agent expenses                                       70,000
        Appraiser's fees and expenses                                  32,500
        Transfer Agent and Registrar Fee                                3,000
        Miscellaneous                                                  28,076
                                                                      -------

              TOTAL                                                  $699,000
                                                                      =======


Item 14.  Indemnification of Directors and Officers.

        The Company's Bylaws contain certain indemnification provisions providing that directors, officers, and employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

        When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

        The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "--Limitation of Liability".

        The Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

        In addition, Article 11 of the Company's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of any duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.


     Item 15.  Recent Sales of Unregistered Securities.

        The only securities to be sold by the Registrant prior to effectiveness of this registration statement will be of 10 shares of common stock to be issued to its sole shareholder, Carrollton Federal Bank, FSB, for $20.00 per share, which shares will be cancelled upon consummation of the Conversion and Reorganization. Because the shares will be sold to only one entity and were sold only to facilitate the organization of the Registrant, the sale will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.


     Item 16.  Exhibits and Financial Statement Schedules.

        (a)  Exhibits



     Exhibit
     Number  Description
     ------  -----------
     1.1      Form of Agency Agreement

     2.1 Plan of Conversion and Agreement and Plan of Reorganization, as amended

     3.1      Articles of Incorporation of the Registrant*

     3.2      Bylaws of the Registrant*

     4.1      Specimen Stock Certificate of the Registrant

     4.2      See Exhibits 3.1 and 3.2 for provisions of the Registrant's
              Articles of Incorporation and Bylaws governing the rights of holders of securities of the Registrant*

     5.1 Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the legality of the securities to be issued


     8.1 Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding income tax consequences

     10.1 Form of 1997 Stock Option Plan, assuming the Plan is submitted to the Company's shareholders for approval within 12 months after the Conversion*

     10.2 Form of Management Recognition Plan, assuming the Plan is submitted to the Company's shareholders for approval within 12 months after the Conversion*

     10.3     Form of Employee Stock Ownership Plan and Trust*

     10.4     Form of Employee Stock Ownership Plan Trust Agreement*

     10.5(a) Employment Agreement between Gary D. Dorminey and the Registrant dated September 1, 1994, with the first and second amendments thereto dated September 1, 1995 and September 1, 1996, respectively*

     10.5(b)  Form of Employment Agreement between Gary D. Dorminey, the
              Company and the Savings Bank dated as of June 1, 1997

     10.5(c)  Form of Employment Agreement between D. Lane Poston, the
              Company and the Savings Bank dated as of June 1, 1997

     10.5(d)  Form of Employment Agreement between C. Lynn Gable, the
              Company and the Savings Bank dated as of June 1, 1997

     10.5(e)  Form of Employment Agreement between Anyce C. Fox, the
              Company and the Savings Bank dated as of June 1, 1997

     10.6     Retirement Plan

     10.7     401(k) Retirement Plan

     23.1     Consent of Porter Keadle Moore LLP

     23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (included in its opinions filed as Exhibits 5.1 and 8.1)

     23.3     Consent of Ferguson & Co. L.L.P.

     24.1 Power of Attorney (appears on the signature page to this Registration Statement)*

     27.1     Financial Data Schedule (for SEC use only)*

     99.1     Appraisal Report of Ferguson & Co. L.L.P.

     99.2 Stock Order Form (including form of proxy for solicitation of members of CF Mutual Holdings)

     99.3     Marketing Materials


          (b) Financial Statement Schedules

          The financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable and have therefore been omitted.


     Item 17.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                       ---- ----

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offerings.

        The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on May 5, 1997.


                             COMMUNITY FIRST BANKING COMPANY


                             By: /s/ Gary D. Dorminey
                                 -----------------------------------------------
                                 Gary D. Dorminey
                                 President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Name                   Position                  Date
        ----                   --------                  ----

          *              Chairman of the Board      May 5, 1997
----------------------                             ---------------
T. Aubrey Silvey

/s/ Gary D. Dorminey     Chief Executive Officer,   May 5, 1997
----------------------   President and Director    ---------------
Gary D. Dorminey         (principal executive officer)



                    [Signatures continued on following page]

                   [Signatures continued from previous page]

           Name                     Position                   Date
           ----                     --------                   ----

        *                Vice Chairman of the Board        May 5, 1997
----------------------                                    -------------
Gary M. Bullock

        *                Director                          May 5, 1997
----------------------                                    -------------
Anna L. Berry

        *                Director                          May 5, 1997
----------------------                                    -------------
Jerry L. Clayton

        *                Director                          May 5, 1997
----------------------                                    -------------
Thomas E. Reeve, Jr.

        *                Director                          May 5, 1997
----------------------                                    -------------
Michael P. Steed

        *                Director                          May 5, 1997
----------------------                                    -------------
Dean B. Talley

        *                Director                          May 5, 1997
----------------------                                    -------------
Thomas S. Upchurch

        *                Chief Financial Officer           May 5, 1997
-----------------------  (principal financial and         -------------
C. Lane Gable            accounting officer)

* By: /s/ Gary D. Dorminey
      --------------------
      Gary D. Dorminey
      Attorney-in-Fact

                               INDEX OF EXHIBITS



     Exhibit                                                          Sequential
     Number      Description                                             Page
     ------      -----------                                             ----

     1.1         Form of Agency Agreement

     2.1 Plan of Conversion and Agreement and Plan of Reorganization, as amended

     3.1         Articles of Incorporation of the Registrant*

     3.2         Bylaws of the Registrant*

     4.1         Specimen Stock Certificate of the Registrant

     4.2 See Exhibits 3.1 and 3.2 for provisions of the Registrant's Articles of Incorporation and Bylaws governing the rights of holders of securities of the Registrant*

     5.1 Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the legality of the securities to be issued

     8.1 Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding income tax consequences

     10.1 Form of 1997 Stock Option Plan, assuming the Plan is submitted to the Company's shareholders for approval within 12 months after the Conversion*

     10.2 Form of Management Recognition Plan, assuming the Plan is submitted to the Company's shareholders for approval within 12 months after the Conversion*

     10.3        Form of Employee Stock Ownership Plan and Trust*

     10.4        Form of Employee Stock Ownership Plan Trust Agreement*

     10.5(a) Employment Agreement between Gary D. Dorminey and the Registrant dated September 1, 1994, with the first and second amendments thereto dated September 1, 1995 and September 1, 1996, respectively*

     10.5(b) Form of Employment Agreement between Gary D. Dorminey, the Company and the Savings Bank dated as of June 1, 1997

     10.5(c) Form of Employment Agreement between D. Lane Poston, the Company and the Savings Bank dated as of June 1, 1997

     10.5(d) Form of Employment Agreement between C. Lynn Gable, the Company and the Savings Bank dated as of June 1, 1997

     10.5(e) Form of Employment Agreement between Anyce C. Fox, the Company and the Savings Bank dated as of June 1, 1997

     10.6        Retirement Plan

     10.7        401(k) Retirement Plan

     23.1        Consent of Porter Keadle Moore LLP

     23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (included in its opinions filed as Exhibits 5.1 and 8.1)

     23.3        Consent of Ferguson & Co. L.L.P.

     24.1 Power of Attorney (appears on the signature page to this Registration Statement)*

     27.1        Financial Data Schedule (for SEC use only)*

     99.1        Appraisal Report of Ferguson & Co. L.L.P.

     99.2 Stock Order Form (including form of proxy for solicitation of members of CF Mutual Holdings)

     99.3        Marketing Materials